Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 39154EAA9

Revolving Credit CUSIP Number: 39154EAB7

Term A Loan CUSIP Number: 39154EAC5

Term B Loan CUSIP Number: 39154EAD3

CREDIT AGREEMENT

by and among

GREATBATCH LTD.,

as the Borrower,

GREATBATCH, INC.,

as Parent,

THE FINANCIAL INSTITUTIONS identified herein as Lenders,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent

Dated as of October 27, 2015

MANUFACTURERS AND TRADERS TRUST COMPANY,

CREDIT SUISSE SECURITIES (USA) LLC

and

KEYBANC CAPITAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners, and

MUFG Union Bank, N.A.

Fifth Third Bank, and

Citibank NA,

as Co-Documentation Agents

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of October 27, 2015 (as amended, modified or supplemented from time to time, this “Agreement”), is made by and among MANUFACTURERS AND TRADERS TRUST COMPANY (“M&T”), individually, as the Issuing Bank, a Lender, the Swingline Lender and the Administrative Agent, the LENDERS (referred to below), GREATBATCH LTD., a New York corporation (the “Borrower”), and GREATBATCH, INC., a Delaware corporation (“Parent”). M&T, when acting in its capacity as administrative agent for the Lenders and the Issuing Bank, or any successor or assign that assumes that position pursuant to the terms of this Agreement, is hereinafter referred to as the “Administrative Agent.” Certain capitalized terms used in this Agreement are defined in Article 1 (Definitions).

Background of Agreement

Pursuant to the terms of that certain Agreement and Plan of Merger, dated August 27, 2015 (the “Merger Agreement”), among Parent, Provenance Merger Sub Inc., a Delaware corporation and an indirect Subsidiary of Parent and direct Subsidiary of the Borrower (“Merger Sub”), and Lake Region Medical Holdings Inc., a Delaware corporation (the “Company”), Parent will acquire the Company and its Subsidiaries through the merger of Merger Sub with and into the Company with the Company being the survivor of such merger (the “Merger”) and becoming a Subsidiary Guarantor hereunder and assuming (without taking of any further action) all Obligations of Merger Sub under this Agreement and the other Loan Documents.

The Borrower has requested that the Lenders provide the senior secured credit facilities provided for herein, which consist of (a) a revolving credit facility in an initial aggregate principal amount of Two Hundred Million Dollars ($200,000,000) with a letter of credit subfacility in an initial aggregate principal amount equal to Thirty Million Dollars ($30,000,000) and a swingline subfacility in an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000), (b) a Term A Loan facility in an initial aggregate principal amount of Three Hundred Seventy Five Million Dollars ($375,000,000), and (c) a Term B Loan facility in an initial aggregate principal amount of One Billion Twenty Five Million Dollars ($1,025,000,000).

Parent and its direct and indirect Subsidiaries (including Merger Sub) will derive substantial benefits from the Facilities. In addition to providing financing for the Merger transaction referenced above, the Borrower may, among other things, use certain proceeds of the Loans hereunder to repay existing indebtedness of the Borrower, Parent and certain Subsidiaries, to make capital contributions in, and extend credit to, its U.S. Subsidiaries (including Merger Sub) and, to the extent permitted hereby, its Foreign Subsidiaries. Such access to capital provided to the foregoing Subsidiaries through this financing is on terms that are more advantageous to such Subsidiaries than such Subsidiaries could obtain if they accessed capital independently. Accordingly, the Facilities provided for in this Agreement are to be guaranteed by Parent and, subject to the next sentence, Parent’s U.S. Subsidiaries from time to time, and secured by the equity of the Borrower and the other material personal property of the Guarantors comprising the Collateral. Certain Ventures that are U.S. Subsidiaries are not required to become guarantors.

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1

DEFINITIONS

1.1 DEFINED TERMS.

As used in this Agreement, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires.

Accellent: Lake Region Medical, Inc. (formerly known as Accellent Inc.)

Acquisition: (a) any acquisition by Parent or any of its Subsidiaries of an interest in any other Person that shall then become Consolidated with Parent and its Subsidiaries in accordance with GAAP (including, by way of merger into the Borrower or any Subsidiary or otherwise), or (b) any acquisition by Parent or any of its Subsidiaries of all or any substantial part of the assets of any other Person or of a division or line of business of any other Person, in any case, whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method.

Additional Lender: the meaning specified in clause (d) of Subsection 2.1.11 (Increases in Facility).

Adjusted EBITDA: for each period of four (4) consecutive fiscal quarters: Consolidated Net Income for such period plus to the extent deducted in computing such Consolidated Net Income (except in the case of clause (k)(ii) below), the sum of (without duplication, and in each case of, or incurred by, Parent and its Subsidiaries during such period):

(a) Interest Expense;

(b) income tax expense;

(c) depreciation and amortization expense;

(d) write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and any convertible securities);

(e) any extraordinary, unusual or non-recurring expenses or losses (including expenses or losses on sales or abandonment of assets outside of the ordinary course of business) determined in accordance with GAAP;

(f) share-based compensation plus any other non-cash charges, including, for the sake of clarity, non-cash impairments of intangible assets;

(g) the absolute value of negative Net Income, if any, attributable to discontinued operations;

(h) non-recurring actual expenses in connection with Permitted Acquisitions;

(i) restructuring charges previously incurred by a Person prior to the date such Person becomes a Subsidiary of Parent in connection with a Permitted Acquisition;

(j) adjustments to Operating Income, including “Consolidation and Optimization,” “IP Litigation,” “Acquisition and Integration,” and/or “Asset Dispositions and Other” used in the determination of Total Adjusted Operating Income (in each case, as such terms are used in the financial statements of Parent and its Subsidiaries required to be delivered under Subsections 6.1.1 and 6.1.2(a));

(k) (i) business optimization expenses (including expenses related to consolidation initiatives), relocation and integration expenses, costs, charges, expenses, accruals and reserves related to cost savings initiatives, strategic initiatives and initiatives aimed at profitability improvements, and other restructuring costs, charges, expenses, accruals and reserves (which, for the avoidance of doubt, shall include the effect of exiting lines of business, operating expense reductions, personnel relocation, restructuring, redundancy, severance, termination, settlement and judgment, one-time compensation charges, modifications to pension and post-retirement employee benefit plans, the amount of any signing, retention and completion bonuses, new systems design and implementation costs, software development costs and curtailment and project startup costs), in each case of Parent and its Subsidiaries, in each case to the extent not included in clause (j) above, and (ii) the amount of net cost savings and “run rate” synergies projected by Parent in good faith to be realized by Parent and its Subsidiaries as a result of, and within twelve (12) Months of, the Transactions or any actions specified in clause (i) of this clause (k) (which cost savings and synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such amounts; provided, that such cost savings or synergies (A) are reasonably identifiable and factually supportable and (B) shall have been certified in writing to the Lenders by a Financial Officer of Parent (which certification may be included in the relevant Officer’s Compliance Certificate); provided, further, that the aggregate amount added to Consolidated Net Income pursuant to this clause (k) for any such period ending (1) during or on the last day of the 2015 or 2016 fiscal years shall not exceed Thirty-Five Million Dollars ($35,000,000) for such period and (2) after the end of the 2016 fiscal year, for any period, shall not exceed ten percent (10%) of Adjusted EBITDA (prior to giving effect to such addition) for such period;

(l) other than in the event that the Permitted Nuvectra Spinoff shall not have been consummated on or prior to the deadline therefor stated in the definition thereof, the absolute value of the negative Net Income, if any, of Nuvectra;

(m) employee severance costs; and

(n) Transaction Costs,

minus to the extent included in computing Consolidated Net Income for such period, the sum of (without duplication, and in each case of, or received or realized by, Parent and its Subsidiaries during such period):

(i) any extraordinary, unusual or non-recurring income or gains (including gains on sales or abandonment of assets outside of the ordinary course of business) determined in accordance with GAAP;

(ii) any other non-cash income;

(iii) positive Net Income, if any, attributable to discontinued operations;

(iv) any net gain from the collection of proceeds of life insurance policies; and

(v) other than in the event that the Permitted Nuvectra Spinoff shall not have been consummated on or prior to the deadline therefor stated in the definition thereof, the positive Net Income, if any, of Nuvectra.

The aggregate amount of add backs made pursuant to clauses (h), (i), (j) and (m) above for any such period shall not exceed (i) twenty-five percent (25%) of Adjusted EBITDA (prior to giving effect to such add backs) for any such period ending prior to the first anniversary of the Closing Date and (ii) twenty percent (20%) of Adjusted EBITDA (prior to giving effect to such add backs) for any such period ending after the first anniversary of the Closing Date.

Adjusted GAAP: the meaning specified in clause (b)(i) of Subsection 7.3.3 (Changes in GAAP).

Adjusted LIBOR: the rate per annum (rounded upwards if necessary to the nearest one-hundredth of one percent (0.01%)) determined by the Administrative Agent to be equal to the quotient of (a) LIBOR, divided by (b) a number equal to one (1.00) minus, expressed as a decimal, the Reserve Percentage; provided, that with respect to any Term B Loans, Adjusted LIBOR shall not be less than one percent (1.00%) per annum.

Administrative Agent: the meaning specified in the preamble to this Agreement.

Administrative Questionnaire: an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, following the completion of the transactions contemplated on Schedule 1.1A in connection with the Permitted Nuvectra Spinoff, Nuvectra will not be considered an Affiliate.

Agent Parties: the meaning specified in Subsection 11.1.4 (Platform; MNPI).

Agreement: the meaning specified in the preamble to this Agreement.

All-in Yield: as to any Loans (or other Indebtedness, if applicable), the weighted average yield thereon to Lenders (or other lenders or investors, as applicable) providing such Loans (or other Indebtedness, if applicable), as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate based on an assumed four (4) year average life (or, if shorter, the remaining life to maturity); provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees not generally paid to the lenders or investors providing such Loans or other Indebtedness or customary consent fees for an amendment paid generally to consenting lenders; provided, further, that in determining the relative All-in-Yield applicable to different tranches of Indebtedness, any LIBOR or Base Rate floor differential shall be equated to a difference in the All-in Yield.

Alternative Incremental Facility Debt: any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, senior unsecured notes (including, without limitation, any additional Senior Notes) or secured or unsecured term loans; provided, that (a) if such Indebtedness is secured, such Indebtedness (i) (x) solely, in the case of any such notes, shall be secured by the Collateral on a pari passu or junior basis relative to the Secured Obligations and (y) in the case of any such term loans, shall be secured by the Collateral on a junior basis relative to the Secured Obligations, (ii) shall not be secured by any property or assets of Parent or any of its Subsidiaries other than the Collateral and (iii) shall be subject to customary intercreditor terms and documentation reasonably acceptable to the Administrative Agent, (b) if such Indebtedness is guaranteed, it shall not be guaranteed by any Person that is not a Guarantor, (c) such Indebtedness shall have (1) a final scheduled maturity date no earlier than the Maturity Date, and (2) a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of the Term B Loans and (d) the other terms and conditions of, and the definitive documentation for, such Indebtedness (excluding pricing, fees and optional prepayment or redemption terms (including call protection)) shall be substantially identical to (with appropriate adjustments for the differing nature of notes and loans, if applicable), or not materially more favorable to the lenders or other investors providing such Indebtedness, as applicable, than those applicable to the RC Loans, the Term A Loans or the Term B Loans (except for covenants or other provisions applicable only to periods after the Maturity Date, in each case existing at the time such Indebtedness is incurred).

Anti-Terrorism Law: any Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery (including the FCPA), and any regulation, order or directive promulgated, issued or enforced pursuant to such Law, all as amended, supplemented or replaced from time to time.

Applicable Margin: the meaning specified in Subsection 2.8.2 (Applicable Margin).

Applicable Percentage: with respect to any RC Lender, the percentage of the total RC Commitments represented by such RC Lender’s RC Commitment. If the RC Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the RC Commitments most recently in effect, giving effect to any assignments.

Approved Fund: any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

Assignment and Assumption: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6 (Successors and Assigns)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

Available RC Commitment: the meaning specified in Subsection 2.1.2 (Available RC Commitment).

Banking Services: each and any of the following bank services provided to any Loan Party by the Administrative Agent, a Lender, the Issuing Bank or an Affiliate of the foregoing: (a) commercial credit cards and purchasing cards, (b) stored value cards and (c) treasury and/or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services); provided, that the Borrower and any such bank services provider shall have designated such bank services as “Banking Services” in writing to the Administrative Agent, which designation, in the case of any such Affiliate, shall contain an acknowledgement by such Affiliate of the exculpatory and indemnification provisions herein in favor of the Administrative Agent.

Banking Services Obligations: any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

Bankruptcy Plan: the meaning specified in Subsection 11.6.8 (Disqualified Institutions).

Base Rate: the highest of (a) the variable per annum rate of interest so designated from time to time by the Administrative Agent as its prime rate (which rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer), (b) the Federal Funds Rate plus one-half of one percent (0.50%) per annum and (c) a rate of interest equal to one (1) month LIBOR as in effect on the first Eurodollar Business Day of the then current month plus two percent (2.00%) per annum; provided, that with respect to any Term B Loans, Base Rate shall not be less than two percent (2.00%). Any change in the Base Rate shall be effective on the opening of business on the day specified in the public announcement of such change.

Base Rate Loans: Loans bearing interest at a rate equal to the Base Rate plus the Applicable Margin.

Board of Directors: the board of directors, board of managers or similar group that directs the affairs of a Person.

Borrower: the meaning specified in the preamble to this Agreement.

Borrower Materials: the meaning specified in Subsection 11.1.4 (Platform; MNPI).

Business Day: any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close; provided, that as it relates to LIBOR Loans, Business Day shall mean a Eurodollar Business Day.

Capital Expenditures: expenditures for fixed or capital assets, including the purchase, construction or rehabilitation of equipment or other physical assets that are required to be capitalized under GAAP.

Capital Lease: a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Capital Lease Obligation: with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would in accordance with GAAP appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

Capital Stock: any class of preferred, common or other capital stock, share capital or similar equity interest of a Person, including any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company.

Cash Collateralize: to deposit in a controlled account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Equivalents: any of the following: (a) full faith and credit obligations of the United States, or fully guaranteed as to interest and principal by the full faith and credit of the United States, maturing in not more than one year from the date such investment is made; (b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A2 by S&P or A by Moody’s; (c) time deposits and certificates of deposit having a final maturity of not more than one year after the date of issuance thereof of any commercial bank or depository institution incorporated under the laws of the United States or any state thereof or the District of Columbia, which (i) in the case of a bank, is a member of the Federal Reserve System and (ii) in the case of either a bank or a depository institution, has a combined capital and surplus of not less than One Billion Dollars ($1,000,000,000) and with a senior unsecured debt credit rating of at least “A” by Moody’s or “A” by S&P; (d) commercial paper of companies, banks, trust companies or national banking associations incorporated or doing business under the laws of the United States or one of the States thereof, in each case having a remaining term until maturity of not more than one hundred eighty (180) days from the date such investment is made and rated at least P-1 by Moody’s or at least A-1 by S&P; (e) repurchase agreements with any financial institution having combined capital and surplus of not less than One Billion Dollars ($1,000,000,000) with a term of not more than seven (7) days for underlying securities of the type referred to in clauses (a) and (b) above; (f) money market funds which invest primarily in the Cash Equivalents set forth in the preceding clauses (a) – (f) and seek to maintain a net asset value of one (1.00) as their primary objective; and (g) in the case of the Foreign Subsidiaries, short-term investments utilized by such Foreign Subsidiaries in accordance with customary investment practices for cash management and of a type substantially equivalent to the foregoing (as determined by the applicable Foreign Subsidiary in good faith).

CERCLA: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and all rules and regulations promulgated in connection therewith.

Change in Law: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Change of Control:

(a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock of Parent entitled to vote in the election of members of the Board of Directors of Parent; or

(b) Parent ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of one hundred percent (100%) of the Capital Stock of the Borrower, free and clear of all Liens, except for Permitted Liens; or

(c) There shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of the Threshold Amount or preferred equity of Parent or any of its Subsidiaries any “change of control” or “fundamental change” (or similar term as defined in such indenture or such other evidence of Indebtedness or preferred equity) obligating Parent or any such Subsidiary to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein; or

(d) The Borrower ceases to own all of the Capital Stock of its U.S. Subsidiaries free of all Liens (except in favor of the Administrative Agent) other than such Capital Stock as may be disposed of in accordance with the terms hereof and other than the Ventures; or

(e) The Borrower merges with or into another Person and the Borrower is not the surviving entity or sells or disposes of all or substantially all of its assets or all or substantially all of the equity of its Subsidiaries to any Person.

CIP Regulations: the meaning specified in Section 10.11 (No Reliance on Administrative Agent’s Customer Identification Program).

Class: a reference to Loans in either the Term A Facility or the Term B Facility.

Closing Date: October 27, 2015.

Closing Date GAAP: the meaning specified in clause (a) of Subsection 7.3.3 (Changes in GAAP).

Closing Date Refinancing: the following refinancing transactions: (a) all Indebtedness (other than in respect of the Existing Letters of Credit and any contingent indemnification obligations for which no claim has been asserted in writing) of Parent and its Subsidiaries under the Second Amended and Restated Credit Agreement, dated as of September 20, 2013, as amended, among the Borrower, M&T as administrative agent and the other parties thereto, shall have been repaid in full, together with all accrued but unpaid interest, fees and other amounts owing thereon, (b) all Indebtedness (other than contingent indemnification obligations for which no claim has been asserted in writing) of the Company and its Subsidiaries except for such Indebtedness that is permitted to remain outstanding pursuant to the Merger Agreement and this Agreement shall have been repaid in full, together with all accrued but unpaid interest, fees and other amounts owing thereon, (c) all commitments, security interests and guaranties in connection with the Indebtedness described in clauses (a) and (b) above shall have been terminated and released.

COBRA: the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Code: the Internal Revenue Code of 1986, as amended, or its predecessor or successor, as applicable, and any Treasury regulations, revenue rulings or technical information releases issued thereunder.

Collateral: all property of any sort in which any Loan Party has granted, or purported to grant, a security interest or other Lien pursuant to any of the Loan Documents.

Commitment: the RC Commitment, the Term A Loan Commitment, the Term B Loan Commitment or commitments in respect of any Incremental Term Loans, Refinancing RC Indebtedness, Refinancing Term A Indebtedness or Refinancing Term B Refinancing Indebtedness, as the context may require.

Commitment Fee: the meaning specified in Subsection 2.7.1 (Commitment Fees).

Commitment Fee Base: the meaning specified in Subsection 2.7.1 (Commitment Fees).

Commitment Fee Rate: the meaning specified in Subsection 2.7.1 (Commitment Fees).

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Communications: the meaning specified in Subsection 11.1.4 (Platform; MNPI).

Company: the meaning specified in the Background of Agreement Section.

Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts and developments, (a) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent that such change, effect, event, occurrence, state of facts or development results from, arises out of or is attributable to (i) changes in general economic conditions, (ii) general financial or security market fluctuations or changes in conditions thereof, (iii) changes in or events affecting any of the industries in which the Company or any of its Subsidiaries operate, (iv) any effect arising out of a change or proposed change in GAAP (or any authoritative interpretation thereof) or Applicable Law (or any authoritative interpretation thereof), (v) the negotiation, execution, delivery, announcement or pendency of the Merger Agreement and the transactions contemplated hereby, including any (x) litigation resulting therefrom and (y) change in customer, distributor, sales representative, employee, labor union, works council, supplier, financing source, licensor, licensee, sub-licensee, stockholder, Governmental Authority or similar relationships, including as a result of the identity of Parent or its plans or intentions for the Company or any of its Subsidiaries or their respective businesses or operations (or any portion thereof), (vi) any failure by the Company and its Subsidiaries to meet any estimates of revenues, earnings, projections, budgets, plans or forecasts (provided, that unless otherwise excluded from the definition of Company Material Adverse Effect, the underlying cause or causes of such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (vii) natural disasters or other force majeure events, (viii) changes in local, national, international or other political, social or regulatory conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack of any kind, or the worsening thereof, (ix) compliance by the Company and its Subsidiaries with any of the terms and conditions of the Merger Agreement, (x) any change in the credit rating of the Company or any of its Subsidiaries (provided, that unless otherwise excluded from the definition of Company Material Adverse Effect, the underlying cause or causes of such change in credit rating may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (xi) any action taken by the Company or any of its Subsidiaries at the request or with the consent of Parent, so long as the Lead Arrangers shall have consented thereto in writing or (xii) any relationship or activity subject to the National Labor Relations Act or similar Applicable Law; provided, that in the cases of the foregoing clauses (i) through (iv), (vii) and (viii), to the extent such changes do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry or (b) would prevent consummation of the transactions contemplated by the Merger Agreement by the Company. For purposes of this definition of Company Material Adverse Effect only, the foregoing definition, the terms “Applicable Law,” “Subsidiaries,” “GAAP” and “Governmental Authority” shall be used as defined in the Merger Agreement as in effect on August 27, 2015.

Competitor: a bona fide competitor of Parent and any of its Subsidiaries.

Competitor Debt Fund Affiliate: means any Affiliate of a Competitor that is a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which no Competitor makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such investment decisions.

Consenting Lender: the meaning specified in Section 2.18 (Extension of Maturity Date).

Consolidated: with respect to any Person and any specified Subsidiaries of such Person, refers to the consolidation of financial statements of such Person and such Subsidiaries and of particular items in such financial statements in accordance with GAAP.

Consolidated Net Income: for any fiscal period, Net Income of Parent and its Subsidiaries on a Consolidated basis for such fiscal period.

Consolidating: with respect to any Person and any specified Subsidiaries of such Person, refers to the separate presentation of financial statements of each such Person in accordance with GAAP.

Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Declining Lender: the meaning specified in Section 2.18 (Extension of Maturity Date).

Debtor Relief Laws: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default: any condition or event which, with notice or lapse of time or both, would become an Event of Default.

Default Rate: the meaning specified in Subsection 2.8.6 (Default Rate).

Defaulting Lender: subject to Subsection 2.15.2 (Defaulting Lender Cure), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) unless the Administrative Agent determines in its sole discretion that a Lender should not be a Defaulting Lender by virtue of the facts and circumstances described in this clause (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Subsection 2.15.2 (Defaulting Lender Cure)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

Disqualified Institution: on any date, any Person (together with its Affiliates to the extent clearly identifiable as Affiliates of such Person on the basis of their name, but excluding any Competitor Debt Fund Affiliates) that is a Competitor of Parent and its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date; provided, that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders (including by posting such notice to the Platform) from time to time; provided, further, that no Competitor Debt Fund Affiliate shall be a Disqualified Institution.

Disqualified Stock: with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable): (a) matures or is mandatorily redeemable for any reason; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock or (c) is or may for any reason be redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the first anniversary of the stated maturity of the Notes.

DOL: United States Department of Labor, or any governmental agency or instrumentality succeeding to the functions thereof.

Dollars and $: dollars in lawful currency of the United States.

DQ List: the meaning specified in Subsection 11.6.8 (Disqualified Institutions)

Dutch Auction: the meaning specified in Subsection 11.6.7 (Borrower Buybacks).

Eligible Assignee:

(a) a Lender;

(b) an Affiliate of a Lender;

(c) an Approved Fund; and

(d) any other Person (other than a natural person) subject to such consents, if any, as may be required under clause (c) of Subsection 11.6.2 (Assignments by Lenders); provided, that notwithstanding the foregoing, for the purposes of any Commitment or Loans (other than Term B Loans to the extent provided in Subsection 11.6.7 (Borrower Buybacks)), “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries. For the avoidance of doubt, any Disqualified Institution is subject to Subsection 11.6.8 (Disqualified Institutions).

Environmental Laws: any national, state or local law or regulation (including CERCLA, OSHA and RCRA) enacted in connection with or relating to the protection or regulation of human health or the environment, including those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of Hazardous Substances, and any regulations issued or promulgated in connection with such statutes by any Governmental Authority and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the DOL or PBGC.

ERISA Affiliate: (a) any corporation included with any Loan Party in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with any Loan Party within the meaning of Section 414(c) of the Code, (c) any member of an affiliated service group of which any Loan Party is a member within the meaning of Section 414(m) of the Code and (d) any other group that together with any Loan Party that is treated as a single employer within the meaning of Section 414(o) of the Code.

Eurodollar Business Day: a day that the relevant London international financial markets are open for dealings in Dollar deposits and that is also not a Saturday, Sunday or day that is in the State of New York a legal holiday or day on which banking institutions are required or authorized to close.

Eurodollar Deposits: U.S. dollar-denominated deposits at foreign banks or foreign branches of U.S. banks.

Event of Default: the meaning specified in Section 9.1 (Events of Default).

Excess Cash Flow: means, for any fiscal year of Parent and its Subsidiaries, the result (without duplication) of:

(a) Consolidated Net Income for such fiscal year; plus

(b) the amount of depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income for such fiscal year but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(c) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus

(d) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa); minus

(e) the sum (without duplication) of (i) Capital Expenditures of Parent and its Subsidiaries made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources) and (ii) cash consideration paid during such fiscal year to make Permitted Acquisitions or other investments (other than investments in Subsidiaries and investments in Cash Equivalents) (except to the extent financed from Excluded Sources); minus

(f) scheduled repayments, mandatory prepayments pursuant to clauses (b) or (c) of Subsection 2.1.9 (Mandatory Prepayments) with net cash proceeds that resulted in an increase to Consolidated Net Income (and not in excess of the amount of such increase), and voluntary prepayments or repayments of Indebtedness that constitute a long-term liability of Parent or a Subsidiary so repaid or prepaid by Parent and its Subsidiaries in cash during such fiscal year, excluding (i) Indebtedness in respect of RC Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding permanent reduction in the RC Commitment or the commitments in respect of such other revolving credit facilities, as applicable), (ii) voluntary prepayments of Term A Loans prepaid pursuant to clause (c) of Subsection 2.1.8 (Voluntary Commitment Reductions and Prepayments), (iii) voluntary prepayments of Term B Loans prepaid pursuant to clause (d) of Subsection 2.1.8 (Voluntary Commitment Reductions and Prepayments) and (iv) repayments or prepayments of Indebtedness financed from Excluded Sources; minus

(g) the sum of Interest Expense and Taxes, in each case for such fiscal year and to the extent paid in cash during such fiscal year;

provided, however, in no event shall the amount of Excess Cash Flow be less than zero.

Excluded Assets: collectively, (a) real property, (b) thirty-four percent (34%) of the voting Capital Stock of the First-Tier Foreign Subsidiaries of the Loan Parties, (c) each application to register a trademark, service mark or other mark prior to the filing under applicable Law of a Statement of Use, Amendment to Allege Use (or the equivalent) for such trademark, service mark or other mark, (d) deposit accounts maintained with financial institutions other than the Administrative Agent for which perfection is dependent on an account control agreement and, in the case of all deposit accounts referenced in this clause (d), the aggregate average monthly balance in all such accounts does not exceed Two Million Dollars ($2,000,000) in any such account and Five Million Dollars ($5,000,000) in all such accounts and (e) such other assets as to which the Administrative Agent shall have determined (in consultation with the Borrower) that the obtaining and perfecting of a security interest therein would require the incurrence by a Loan Party of an aggregate amount of costs that are excessive in relation to the value of such proposed collateral to the Secured Parties.

Excluded Sources: proceeds of any (a) incurrence or issuance of Indebtedness (including Capital Lease Obligations) and (b) issuance or sale of Capital Stock in Parent or any of its Subsidiaries (other than issuances or sales of Capital Stock to Parent or any of its Subsidiaries) or any capital contributions to Parent or any of its Subsidiaries (other than such capital contributions made by Parent or any of its Subsidiaries).

Excluded Swap Obligation: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal. For purposes of this definition and Section 9.3 (Proceeds of Collateral), “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Excluded Taxes: with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Subsection 2.14.2 (Replacement of Lenders)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office (other than pursuant to a request by the Borrower under Subsection 2.14.1 (Designation of a Different Lending Office))) or is attributable to such Foreign Lender’s failure (other than as a result of a Change in Law) to comply with Subsection 2.13.5 (Status of Lenders), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Subsection 2.13.1 (Payments Free of Taxes) and (d) any withholding tax imposed pursuant to FATCA.

Executive Order: the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Existing Letters of Credit: those certain letters of credit issued by M&T and set forth on Schedule 1.1B.

Existing Maturity Date: the meaning specified in Section 2.18 (Extension of Maturity Date).

Existing RC Borrowings: the meaning specified in clause (e) of Subsection 2.1.11 (Increases in Facility).

Extension Amendment: the meaning specified in Section 2.18 (Extension of Maturity Date).

Facility: any of the RC Facility, the Term A Facility or the Term B Facility, as applicable.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

FCPA: the meaning specified Subsection 5.7.2 (Laws; FCPA).

Federal Funds Rate: for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

Financial Covenant Event of Default: the meaning specified in clause (b) of Subsection 9.1.5 (Certain Covenant Defaults).

Financial Covenant Indebtedness: collectively, the Term A Facility and the RC Facility.

Financial Officer: as to any Person, the chief financial officer, treasurer or corporate controller of such Person.

First Lien Net Leverage Ratio: the ratio, at any date of determination, of

(a) as at such date of determination, the amount of Total Net Indebtedness that is secured by a first-priority lien (including, for the avoidance of doubt, on a pari passu basis with the Liens securing the Secured Obligations) on any asset of Parent or its Subsidiaries (including indebtedness under the Loan Documents and Capital Lease Obligations) (provided, that for purposes of any ratio test in connection with the incurrence of any Incremental Term Loan, RC Commitment Increase or Alternative Incremental Facility Debt, any Alternative Incremental Facility Debt that is unsecured or secured by a junior-priority lien shall be deemed to be secured by a first-priority lien for purposes of this definition), divided by

(b) Adjusted EBITDA, as at the last date for which financial statements were delivered pursuant to Subsections 6.1.1 (Delivery of Quarterly Financial Statements) or 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification).

First-Tier Foreign Subsidiary: a Foreign Subsidiary that has the majority of its Capital Stock issued to Parent and/or one or more U.S. Subsidiaries of Parent.

Foreign Lender: any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Plan: any employee benefit plan or program including, for the avoidance of doubt, any pension plan or retirement plan administered, maintained or required to be contributed to by a Foreign Subsidiary or by any other Person for the benefit of any current or former employee, consultant, director or contract labourer of a Foreign Subsidiary or a foreign division, office or facility (including any facilities in France, Mexico or Switzerland) of any Loan Party.

Foreign Subsidiary: (a) any Subsidiary that is not a U.S. Subsidiary and (b) to the extent provided in Section 8.30 (Certain Limitations on Activities of Maquiladora Holding Subsidiaries), any Maquiladora Holding Subsidiary.

Fronting Exposure: at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Bank other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

Fronting Fee: the meaning specified in Subsection 3.1.6 (Fees).

Fund: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

GAAP: generally accepted accounting principles in the United States consistently applied, as in effect from time to time; provided, that for purposes of calculating financial covenants, the provisions of Section 7.3 (Additional Provisions Respecting Calculation of Financial Covenants) shall apply to the extent set forth in such section.

GB Ventures: GBV, LLC, a Delaware limited liability company and, as of the Closing Date, a wholly-owned direct Subsidiary of Parent and an Affiliate of the Borrower.

Governmental Authority: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Greatbatch LLC: Greatbatch LLC, a Delaware limited liability company, which on the Closing Date is an indirect wholly-owned Subsidiary of the Borrower and direct Subsidiary of Medical SA.

Greatbatch Mexico: Greatbatch Medical, S. de R.L. de C.V.

Greatbatch MCSO: Greatbatch MCSO, S. de R.L. de C.V.

Guarantor: each of Parent and the Subsidiary Guarantors.

Guaranty: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

Hazardous Substances: any and all chemicals, pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health, safety or the environment, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law (including petroleum products, asbestos, urea formaldehyde foam insulation, lead based paint and polychlorinated biphenyls and substances defined as Hazardous Substances under CERCLA).

IEEPA: the International Emergency Economic Power Act, 50 U.S.C. § 1701 et. seq.

Incremental Extensions of Credit: the meaning specified in clause (a) of Subsection 2.1.11 (Increases in Facility).

Incremental Facility Amendment: the meaning specified in clause (d) of Subsection 2.1.11 (Increases in Facility).

Incremental Term A Loans: the meaning specified in clause (a) of Subsection 2.1.11 (Increases in Facility).

Incremental Term B Loans: the meaning specified in clause (a) of Subsection 2.1.11 (Increases in Facility).

Incremental Term Loans: the meaning specified in clause (a) of Subsection 2.1.11 (Increases in Facility).

Indebtedness: (of any entity, without duplication) means (a) all indebtedness for borrowed money including seller paper; (b) all obligations for the deferred purchase price of property or services; (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement; (e) all Capital Lease Obligations; (f) all obligations, contingent or otherwise under acceptance, letter of credit or similar facilities; (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock; (h) all obligations under Interest Rate Protection Agreements; (i) all guarantees of items of indebtedness described in the other clauses of this definition; (j) all obligations secured by any lien on the assets of such entity; (k) all payments required by such entity under non-compete agreements; (l) all indebtedness of any partnership in which such entity is a general partner unless such indebtedness is non-recourse to such entity; (m) all obligations under synthetic leases and other off balance sheet financing; and (n) other obligations that are the functional equivalent of the Indebtedness referred to in clauses (a) through (m). Notwithstanding the foregoing, Indebtedness shall not include trade accounts payable, accrued expenses or obligations in respect of usual and customary “earn-out” or similar agreements, in each case, not shown as liabilities on the balance sheet in accordance with GAAP.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitee: the meaning specified in Subsection 11.14.2 (Indemnification by the Borrower).

Information: the meaning specified in Subsection 11.13.2 (Information).

Initial LC Amount: the aggregate face amount of the Existing Letters of Credit, which will be outstanding on the Closing Date pursuant to Subsection 3.1.1.

Initial Term B Loans: (a) the Term B Loans made by the Term B Lenders to the Borrower on the Closing Date pursuant to Subsection 2.1.4 (Commitment to Make Term B Loans) and (b) any Incremental Term B Loans made to the Borrower on or prior to the date that is six months after of the Closing Date pursuant to Subsection 2.1.11 (Increases in Facility).

Intellectual Property: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office; (b) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in the United States, any other country or any political subdivision thereof; (c) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto; (d) all trade secrets arising under the Laws of the United States, any other country or any political subdivision thereof; (e) all rights to obtain any reissues, renewals or extensions of the foregoing; (f) all licenses for any of the foregoing; and (g) all causes of action for infringement of the foregoing.

Intellectual Property Collateral Agreement: the meaning specified in clause (g) of Subsection 4.1.5 (Closing Date Deliverables).

Interest Expense: for any period, interest expense of Parent and its Subsidiaries in accordance with GAAP but excluding non-cash interest expense.

Interest Period: the period commencing on the date of a borrowing and ending on the numerically corresponding day in the calendar Month that is one (1), two (2), three (3) or six (6) Months, or, to the extent available to all Lenders in the relevant Facility, twelve (12) months; provided, that (a) if any Interest Period would end on a day other than a Eurodollar Business Day, such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless such next succeeding Eurodollar Business Day would fall in the next calendar Month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day and (b) any Interest Period that commences on the last Business Day of a calendar Month (or on a day for which there is no numerically corresponding day in the last calendar Month of such Interest Period) shall end on the last Eurodollar Business Day of the last calendar Month of such Interest Period; provided, further, that in the event an Interest Period is extended to the next Eurodollar Business Day in a Month, the succeeding Interest Period will end on the day it would have ended had the preceding Interest Period not been so extended (e.g., if the preceding period is extended to the 16th because the 15th is not a Eurodollar Business Day, the succeeding period will end on the 15th as long as it is a Eurodollar Business Day). For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

Interest Rate Protection Agreement: a Swap Agreement entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party.

Investment: as applied to any Person (the “investor”) but without duplication: (a) any direct or indirect purchase or other acquisition by such investor of stock or other securities of any other Person, (b) any Guaranty by such investor of obligations of any other Person, (c) any direct or indirect loan, advance or capital contribution by such investor to any other Person, including all Indebtedness and accounts receivable owing to such investor from such other Person that are not current assets or did not arise from sales to such other Person in the ordinary course of business and (d) any Swap Agreement entered into by such Person.

Investor: the meaning specified in Section 8.3 (Investments, Loans, Acquisitions, Etc.).

IRS: the United States Internal Revenue Service, or any governmental agency or instrumentality succeeding to the functions thereof.

Issuing Bank: M&T, in its capacity as issuer of Letters of Credit hereunder, or any successor or assign that assumes that position pursuant to the terms of this Agreement.

Law: all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

LC Obligations: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of Unreimbursed Drawings.

Lead Arrangers: M&T, Credit Suisse Securities (USA) LLC and Keybanc Capital Markets Inc., in their capacity as joint lead arrangers and joint bookrunners of the Facilities.

Lender and Lenders: each of the financial institutions and Funds that is listed on Schedule 2.1.1, Schedule 2.1.3 or Schedule 2.1.4 and each other Person that has become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Refinancing Term Facility Agreement or a Refinancing RC Facility Agreement from time to time in accordance with the provisions of this Agreement. The Lenders shall include the Term A Lenders, the Term B Lenders, the RC Lenders, any Lender with respect to an Incremental Term Loan, any Refinancing Term Loan Indebtedness or Refinancing RC Indebtedness, and, unless the context requires otherwise, the Swingline Lender.

Letters of Credit: any and all letters of credit issued pursuant to this Agreement.

Letter of Credit Fees: the meaning specified in Subsection 3.1.6 (Fees).

Letter of Credit Sublimit: the meaning specified in Subsection 3.1.1 (Commitment to Issue Letters of Credit).

LIBOR: the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time equal to the relevant Interest Period which appears on Reuters Screen LIBOR01 Page (or any successor page) as of approximately 11:00 a.m. London time on the day that is two Eurodollar Business Days preceding the commencement of such Interest Period; provided, however, if the rate described above is unavailable on any applicable interest determination date, then LIBOR shall be the rate determined by the Administrative Agent from such other recognized service or method as the Administrative Agent may select; provided, further, that if the rate is less than zero, then LIBOR shall be deemed to be zero.

LIBOR Loans: Loans bearing interest at a rate equal to Adjusted LIBOR plus the Applicable Margin.

Lien: with respect to any asset, mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Loan Documents, Parent or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

Liquidity: at any time, the sum of the Available RC Commitment at such time and the Unrestricted Cash and Cash Equivalents of Parent and its Subsidiaries.

Loan Documents: this Agreement, any Incremental Facility Amendment, any Refinancing Term Facility Agreement, any Refinancing RC Facility Agreement, the Notes, the Suretyship Agreements, the Pledge Agreement, the Security Agreements and any and all agreements, documents and instruments executed, delivered or filed pursuant to this Agreement, as the same may be amended, modified or supplemented from time to time. For the sake of clarity, Swap Agreements, agreements in respect of Banking Services and Letters of Credit are not Loan Documents, but obligations in respect thereof owing to Swap Parties (in the case of Swap Agreements), providers of Banking Services (in the case of Banking Services Obligations) and the Issuing Bank and the RC Lenders (in the case of Letters of Credit) shall be secured by the Collateral.

Loan Parties: the Borrower and the Guarantors.

Loans: the amounts loaned to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment, any Refinancing Term Facility Agreement and any Refinancing RC Facility Agreement. Loans may be Term A Loans, Term B Loans, RC Loans or Swingline Loans.

M&T: the meaning specified in the preamble to this Agreement.

Majority Lenders: at any time, Lenders (excluding Defaulting Lenders) having or holding greater than fifty percent (50%) of the aggregate principal amount of Loans and Commitments under the Total Facility at such time. The interest of any Defaulting Lender in the Total Facility shall be disregarded in determining the Majority Lenders at any time.

Maquiladora Holding Subsidiary: (a) any wholly owned direct or indirect U.S. Subsidiary of Borrower that is not engaged in any business other than (i) owning 99% of the Outstanding Capital Stock of one or more Target Mexican Subsidiaries, and (ii) engaging in activities directly related to the foregoing, and (b) Greatbatch LLC.

Margin Stock: any “margin security” or “margin stock” as defined in Regulation T, U and X of the Board of Governors of the Federal Reserve System.

Material Adverse Change: any material adverse change in

(a) the business, condition (financial or otherwise), operations or properties of (i) Parent and its Subsidiaries taken as a whole or (ii) Parent or any of its Specified Subsidiaries, individually, if such change could result in the insolvency or dissolution (other than pursuant to a merger or dissolution permitted by this Agreement) of such Person or in the loss of control (by the current holder thereof) over such Person’s assets;

(b) the binding nature, validity or enforceability of any of the Loan Documents;

(c) the ability of any Loan Party to perform its obligations under any of the Loan Documents to which it is a party; or

(d) the validity, perfection, priority or enforceability of the Liens granted to the Administrative Agent in respect of the Collateral.

Material Line of Business: as at any date of determination, any line of business of Parent and its Subsidiaries that has generated for the previous four (4) consecutive fiscal quarters of Parent and its Subsidiaries at least fifteen percent (15%) of the Adjusted EBITDA of Parent and its Subsidiaries taken as a whole during such four (4) consecutive fiscal quarters.

Maturity Date: the latest of the RC Maturity Date, the Term A Loan Maturity Date and the Term B Loan Maturity Date.

Maturity Date Extension Request: the meaning specified in Section 2.18 (Extension of Maturity Date).

Medical SA: Greatbatch Medical SA, a Swiss société anonyme, which as of the Closing Date is a wholly-owned direct Subsidiary of Precimed.

Merger: the meaning specified in the Background of Agreement Section.

Merger Agreement: the meaning specified in the Background of Agreement Section.

Merger Sub: the meaning specified in the Background of Agreement Section.

Minimum Collateral Amount: means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Bank.

Minimum Funding Standard: the minimum funding standard within the meaning of Section 302 of ERISA or Sections 412 and 430 of the Code.

MNPI: material non-public information with respect to Parent or any of its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

Month: a period from and including a given day in a calendar month to the day in the subsequent calendar month numerically corresponding to such given day except that (a) if there is no numerical correspondent in such subsequent calendar month, or (b) if such given day is the last day of a calendar month, such day shall be the last day of such subsequent calendar month.

Moody’s: Moody’s Investors Service, Inc., and any successor to its rating agency business.

Multiemployer Plan: a multiemployer pension plan as defined in Section 3(37) of ERISA to which any Loan Party or any ERISA Affiliate is required to contribute, or otherwise has any liability.

Net Income: of any Person for any period, the aggregate net income (or loss) of such Person for such period determined in accordance with GAAP.

Net Working Capital: at any date, (a) the Consolidated current assets of Parent and its Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the Consolidated current liabilities of Parent and its Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. For the avoidance of doubt, Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

Non-Consenting Lender: the meaning specified in Subsection 2.14.2 (Replacement of Lenders).

Non-Defaulting Lender: means, at any time, each Lender that is not a Defaulting Lender at such time.

Notes: the promissory notes delivered by the Borrower to the Lenders (including any successors or assigns thereof) pursuant to this Agreement (including any amendments, restatements, modifications or supplements which may from time to time be created in respect of such notes), and any replacement promissory notes issued in lieu of the foregoing, including but not limited to, the Term A Notes, the Term B Notes, the RC Notes and the Swingline Note.

Nuvectra: the meaning ascribed to such term on Schedule 1.1A hereto.

Nuvectra Contribution: the meaning ascribed to such term on Schedule 1.1A hereto.

Obligations: any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, related or unrelated, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created of any of the Loan Parties, to any Secured Party, related to the Loans, the LC Obligations or (without duplication) represented by or incurred pursuant or relating to the Loan Documents. Without limiting the generality of the foregoing, the term “Obligations” shall include:

(a) principal of, and interest on, the Loans and the Notes;

(b) any and all other fees, indemnities, costs, obligations and liabilities of any of the Loan Parties from time to time under or in connection with the Loan Documents;

(c) all obligations of the Borrower owing to the Issuing Bank or any Lender under Letters of Credit issued under this Agreement; and

(d) all amounts (including post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving Parent or any of its Subsidiaries.

For the avoidance of doubt, the “Obligations” do not include any Banking Services Obligations or any obligations under or arising out of any Swap Agreement with any Swap Party.

OFAC: the U.S. Department of Treasury’s Office of Foreign Asset Control.

Officer’s Compliance Certificate: a certificate in the form of Exhibit G.

Organizational Documents: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

OSHA: the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.

Other Senior Debt Document: the Senior Note Documents and any notes, agreements, indentures or other documents relating to or executed in connection with any Alternative Incremental Facility Debt, Refinancing Term Loan Indebtedness or Refinancing RC Indebtedness, or any Permitted Refinancing of the foregoing.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Parent: the meaning specified in the Background of Agreement Section.

Parent Suretyship Agreement: the meaning specified in clause (e) of Subsection 4.1.5 (Closing Date Deliverables).

Participant: the meaning specified in clause (a) of Subsection 11.6.4 (Participations).

Participant Register: the meaning specified in clause (b) of Subsection 11.6.4 (Participations).

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

PBGC: Pension Benefit Guaranty Corporation, or any governmental agency or instrumentality succeeding to the functions thereof.

Permitted Acquisitions: Acquisitions, for which the aggregate amount of consideration for all such acquisitions through the Maturity Date does not exceed Four Hundred Million Dollars ($400,000,000), subject to Section 8.29 (Reset Provision), so long as: (a) before and after giving effect to any such Acquisition, Parent and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants) of this Agreement; (b) the target is engaged primarily in a Permitted Business; (c) the Administrative Agent shall have received five (5) Business Days’ prior written notice, and if the Acquisition is for an amount greater than Forty Million Dollars ($40,000,000), a copy of the acquisition agreement, lien searches, a pro forma compliance certificate and such other information, documentation and opinions as the Administrative Agent may reasonably request; (d) the Specified Restricted Use Conditions are satisfied; (e) the Acquisition is approved by the Borrower’s and the target’s respective Board of Directors; and (f) the Acquisition is permitted under the Other Senior Debt Documents, and the Borrower shall have provided such certifications, calculations and additional information as the Administrative Agent may request to establish such compliance.

Permitted Business: the business of developing, manufacturing, distributing and selling medical device technologies for the advanced surgical, cardiac, neurology, vascular and orthopaedic markets, and developing, manufacturing, distributing and selling battery and wireless sensing technologies for high-end niche applications in the energy, environmental, military, portable medical and other markets, and activities reasonably related to the foregoing.

Permitted Liens: the meaning specified in Subsection 8.2.1 (Liens; Licenses—In General).

Permitted Maquiladora Restructuring: with respect to any Target Mexican Subsidiary, the following transactions, collectively, so long as (a) at the time of, and after giving effect to, each such transaction, no Default or Event of Default shall have then occurred and be continuing or shall be caused thereby and (b) there are identifiable tax savings for the Borrower and/or Parent related to such transactions: the transfer of all of the Capital Stock of a Target Mexican Subsidiary in a series of transactions with the result that the Capital Stock of such Target Mexican Subsidiary will be held (i) 99% by a Maquiladora Holding Subsidiary, and (ii) 1% by a wholly owned direct or indirect Foreign Subsidiary of Parent.

Permitted Nuvectra Spinoff: the occurrence, on or before March 31, 2016, in all material respects, of the series of transactions set forth on Schedule 1.1A (with such changes thereto as shall have been disclosed in writing to the Lenders pursuant to Subsection 6.3.4 (Nuvectra Spinoff) and, if material, approved in writing by Administrative Agent), all of which shall be on a tax-free basis to Parent and its Subsidiaries; provided, that as a condition to the completion of the Permitted Nuvectra Spinoff: (a) at such time and after giving effect to the foregoing transactions, no Event of Default shall have occurred and be continuing, (b) the representations and warranties of the Loan Parties in the Loan Documents shall be true and correct in all material respects, (c) Parent and the Borrower shall be in pro forma compliance with the financial covenants set forth in Article 7 (Financial Covenants), (d) the Borrower shall have given the Lenders at least five (5) Business Days’ prior written notice (or such shorter period as may be agreed to by the Administrative Agent) as to the date of the dividend of the Capital Stock of Nuvectra to Parent’s holders of Common Stock, (e) Parent or the Borrower shall have received a favorable tax opinion from a nationally-recognized tax advisor, (f) the Administrative Agent shall have received a certificate from an authorized officer of Parent or the Borrower stating that (i) each of the transactions set forth on Schedule 1.1A complies with the terms of this Agreement (including those set forth in this proviso) and (ii) all necessary third party and governmental consents and stock exchange approvals shall have been obtained, (g) Parent (or its applicable Subsidiary) shall (x) have filed a Registration Statement on Form 10 with the SEC, and (y) such Registration Statement on Form 10 shall have been declared effective by the SEC, (h) there shall be no litigation, order, law, statute or regulation challenging or threatening to enjoin any of the foregoing transactions and no injunction shall have been issued concerning any of the foregoing transactions, and (i) immediately after giving effect to the foregoing transactions, the GAAP net worth of Parent and its Subsidiaries on a Consolidated basis (as reasonably determined by Parent in good faith) shall not be less than the lesser of (x) $720,000,000 and (y) 80% of the level thereof prior to giving effect to such transactions.

Permitted Perfection Limitations: a limitation on the perfected status (but not, for the avoidance of doubt, on the creation or attachment) of the Administrative Agent’s security interests in any Collateral to the extent that: (a) perfection would require a notation on the records of the issuer of title (such as motor vehicle titles) and no notation is made; (b) the laws of a jurisdiction outside of the United States governs such perfection; or (c) such Collateral consists of a deposit account or deposit accounts maintained with the Administrative Agent or a Lender and perfection is dependent on an account control agreement; provided, that nothing in this definition shall affect or be deemed to limit any setoff rights that the Administrative Agent or any such Lender shall have with respect to such deposit accounts solely in such Person’s capacity as the depositary bank therefor.

Permitted Refinancing: with respect to any Indebtedness of a Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of such Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or payable related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension plus an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Secured Obligations (or any portion thereof), such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Secured Obligations (or such portion thereof) on terms (i) at least as favorable (taken as a whole) to the Lenders as those contained in the documentation governing or evidencing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (ii) as otherwise reasonably acceptable to the Administrative Agent, (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is unsecured or secured by Liens that are subordinated to the Liens securing the Secured Obligations (or any portion thereof), such modification, refinancing, replacement, refunding, renewal or extension is unsecured or (solely with respect to such Indebtedness that is secured by Liens that are subordinated to the Liens securing the Secured Obligations (or any portion thereof)) secured by Liens that are subordinated to the Liens securing the Secured Obligations (or such portion thereof), respectively, in each case on terms (x) at least as favorable (taken as a whole) to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (y) otherwise reasonably acceptable to the Administrative Agent and (f) such modification, refinancing, refunding, renewal, replacement or extension is directly incurred only by the direct borrower or issuer of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and is guaranteed only by one or more Persons who are guarantors of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, except as otherwise acceptable to the Administrative Agent. For the avoidance of doubt, if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was not subject to an intercreditor agreement, then any new intercreditor agreement must be reasonably acceptable to the Administrative Agent.

Person: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan: an “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) or an “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA) which is maintained, or to which contributions are, or are required to be, made, by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or an ERISA affiliate has any liability, except a Multiemployer Plan or Foreign Plan.

Platform: the meaning specified in Subsection 11.1.4 (Platform; MNPI).

Pledge Agreement: the meaning specified in clause (f) of Subsection 4.1.5 (Closing Date Deliverables).

Precimed: P Medical Holding SA, a société anonyme organized and existing under the laws of Switzerland, which as of the Closing Date is a wholly-owned direct Subsidiary of the Borrower.

Pre-Increase RC Lenders: the meaning specified in clause (e) of Subsection 2.1.11 (Increases in Facility).

Prohibited Transaction: the meaning given to such term in Section 406 of ERISA, Section 4975(c) of the Code and any Treasury regulations issued thereunder.

Public Lender: the meaning specified in Subsection 11.1.4 (Platform; MNPI).

QIG: QIG Group, LLC, a Delaware limited liability company and, as of the Closing Date, a wholly-owned direct Subsidiary of the Borrower.

Quarterly Payment Date: the last Business Day of each fiscal quarter of Parent and its Subsidiaries and, in the case of any Facility, the Maturity Date of such Facility.

RC Commitment: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

RC Commitment Increase: the meaning specified in clause (a) of Subsection 2.1.11 (Increases in Facility).

RC Commitment Increase Lender: the meaning specified in clause (e) of Subsection 2.1.11 (Increases in Facility).

RC Facility: the collective reference to (a) the RC Loans contemplated by Subsection 2.1.1 (Commitment to Make RC Loans) including pursuant to any RC Commitment Increase, (b) any Refinancing RC Indebtedness and (c) any commitment for any of the foregoing.

RC Lender: each Lender that signs this Agreement in respect of a RC Commitment and each successor and assign thereof.

RC Loans: the meaning specified in Subsection 2.1.1 (Commitment to Make RC Loans).

RC Maturity Date: initially, October 27, 2020 and as the same may be extended pursuant to the terms of this Agreement, or, as applicable, such earlier date as the RC Commitment shall have been terminated in full.

RC Note: the meaning specified in Section 2.6 (Notes).

RCRA: the Resource Conservation and Recovery Act of 1976, as amended, and any rules and regulations issued in connection therewith.

Recipient: the meaning specified in Section 8.3 (Investments, Loans, Acquisitions, Etc.).

Refinancing RC Effective Date: the meaning specified in Subsection 2.19.2 (Revolver Refinancing).

Refinancing RC Facility Agreement: the meaning specified in Subsection 2.19.2 (Revolver Refinancing).

Refinancing RC Indebtedness: the meaning specified in Subsection 2.19.2 (Revolver Refinancing).

Refinancing Revolver Notice: the meaning specified in Subsection 2.19.2 (Revolver Refinancing).

Refinancing Term A Indebtedness: the meaning specified in Subsection 2.19.1 (Term Facility Refinancing).

Refinancing Term B Indebtedness: the meaning specified in Subsection 2.19.1 (Term Facility Refinancing).

Refinancing Term Effective Date: the meaning specified in Subsection 2.19.1 (Term Facility Refinancing).

Refinancing Term Facility Agreement: the meaning specified in Subsection 2.19.1 (Term Facility Refinancing).

Refinancing Term Loan Indebtedness: the meaning specified in Subsection 2.19.1 (Term Facility Refinancing).

Refinancing Term Notice: the meaning specified in Subsection 2.19.1 (Term Facility Refinancing).

Register: the meaning specified in Subsection 11.6.3 (Register).

Related Parties: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, other controlling persons, advisors (including accountants and legal counsel) and representatives of such Person and of such Person’s Affiliates.

Release: a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

Remedial Action: actions necessary to comply with any Environmental Law or otherwise required by any Governmental Authority with respect to (a) the investigation, clean up, removal, treatment or handling of Hazardous Substances in the indoor or outdoor environment; (b) the prevention of Releases or threats of Releases or minimization of further Releases of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) the performance of pre-remedial studies and investigations and post-remedial monitoring and care.

Reorganization: any reorganization as defined in Section 4241(a) of ERISA.

Reportable Event: with respect to any U.S. Pension Plan, an event described in Section 4043(c) of ERISA.

Repricing Event: either one or both of (a) any prepayment, repayment, refinancing or replacement of Initial Term B Loans with the proceeds of, or conversion of all or any portion of the Initial Term B Loans into, any new or replacement Indebtedness with an All-in Yield less than the All-in Yield applicable to the Initial Term B Loans subject to such event or (b) any amendment, waiver or consent to or under this Agreement which reduces the All-in Yield applicable to the Initial Term B Loans (it being understood that any fee or premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Subsection 2.14.2 (Replacement of Lenders)).

Requested Lenders: the meaning specified in Section 2.18 (Extension of Maturity Date).

Required Financial Covenant Lenders: at any time, Lenders (excluding Defaulting Lenders) having or holding greater than fifty percent (50%) of the aggregate principal amount of the Loans and Commitments under the Financial Covenant Indebtedness at such time. The interests of any Defaulting Lender in the Term A Facility and the RC Facility shall be disregarded in determining Required Financial Covenant Lenders at any time.

Reserve Percentage: the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.

Reset Election Date: the meaning specified in Section 8.29 (Reset Provision).

Responsible Officer: with respect to any Loan Party, any Financial Officer or duly authorized chief executive officer, president, vice president, secretary, assistant secretary or any other officer or similar official responsible for the administration of such Loan Party’s obligations under the Loan Documents, in each case of such Loan Party.

Restricted Cash: cash of any Person (a) identified (or required under GAAP to be identified) on the balance sheet of such Person as “restricted” (unless such identification as restricted is solely related to the Liens created under the Loan Documents, customary Liens of depositary institutions that are Permitted Liens or Liens permitted under clause (h) of Subsection 8.2.1 (Liens; Licenses—In General)) or (b) not immediately available to be applied in repayment or prepayment of any Indebtedness of such Person.

Restricted Payment:

(a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Parent or any of its Subsidiaries, as the case may be, now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock (other than Disqualified Stock) of Parent or such Subsidiary, as the case may be;

(b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of Parent or any of its Subsidiaries, as the case may be, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares or interests, except to the extent that the consideration therefor consists solely of shares of Capital Stock (other than Disqualified Stock) of Parent or such Subsidiary;

(c) any sinking fund, other prepayment or installment payment on account of any Capital Stock of Parent or any of its Subsidiaries;

(d) any other payment, loan or advance to a shareholder or other equity holder of Parent or any of its Subsidiaries whether in the capacity of such Person as a shareholder or otherwise, except salaries and other compensation, the payment of which is not otherwise restricted under the Loan Documents, paid in the ordinary course of business, consistent with past practice;

(e) any forgiveness or release without adequate consideration by Parent or any of its Subsidiaries of any Indebtedness or other obligation owing to Parent or such Subsidiary by a shareholder or other equity holder of Parent or such Subsidiary; or

(f) any payment of principal, interest, fees or other amounts in respect of subordinated Indebtedness.

Revolving Credit Exposure: means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in LC Obligations and Swingline Loans at such time.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

Sanctioned Country: a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time.

Sanctioned Person: (a) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or (b) (i) an agency of the government of a Sanctioned Country; (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

SEC: the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Secured Obligations: collectively, (a) the Obligations, (b) any Banking Services Obligations and (c) obligations of any Loan Party under or arising out of Swap Agreements with any Swap Party (including the Swap Obligations identified in Schedule 5.26(b)) from time to time but excluding Excluded Swap Obligations.

Secured Party: the Administrative Agent, the Lenders, the Issuing Bank, the Lead Arrangers, the Indemnitees and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interest granted therein, and all other holders of Secured Obligations, including any and all Swap Parties.

Security Agreement: the meaning specified in clause (c) of Subsection 4.1.5 (Closing Date Deliverables).

Senior Notes: collectively, the senior unsecured notes due 2023, issued by the Borrower on or prior to the Closing Date in an original aggregate principal amount of $360,000,000, and any additional senior unsecured notes issued by the Borrower under the Senior Note Documents (including pursuant to any supplement, amendment or other related documentation, and whether part of the same or a different series of notes (and whether or not having the same terms) as the original Senior Notes) after the Closing Date.

Senior Note Documents: the indenture and other definitive documentation for the Senior Notes issued on the Closing Date, together with any supplements thereto and other related documentation for any additional senior unsecured notes of the Borrower issued after the Closing Date, as in effect from time to time.

Solvent: a condition of a Person on a particular date, whereby on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. For purposes of this definition, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Merger Agreement Representations: the representations made by or in respect of the Company and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that Parent or Merger Sub (or any of their Affiliates) have the right to terminate their obligations under the Merger Agreement or otherwise have the right to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Merger Agreement.

Specified Representations: the representations and warranties set forth in Subsection 5.1.1 (Status—Organization and Qualification), Section 5.2 (Power and Authority; Enforceability), clause (c) of Section 5.3 (No Violation of Agreements; Absence of Conflicts), the first sentence of Section 5.4 (Recording, Enforceability and Consent), the first and third sentences of Section 5.6 (Security Interest in Collateral), the second and third sentences of Subsection 5.7.2 (Laws; FCPA), Subsection 5.7.3 (Sanctioned Persons; Patriot Act), Subsection 5.7.4 (Anti-Corruption Policies), Section 5.16 (Federal Reserve Regulations), Section 5.17 (Investment Company Act), Section 5.27 (Designation as Senior Debt) and the representations set forth in Exhibit I.

Specified Restricted Uses: collectively: (a) Permitted Acquisitions; (b) Investments made pursuant to clause (e) of Section 8.3 (Investments, Loans, Acquisitions, Etc.); (c) Investments made pursuant to clause (b) of Section 8.3 (Investments, Loans, Acquisitions, Etc.); and (d) Restricted Payments made pursuant to Subsection 8.4.3 (Permitted Stock Repurchases and Dividends).

Specified Restricted Use Conditions: with respect to any Specified Restricted Use each of the following: (a) no Default or Event of Default shall have occurred and be continuing or caused thereby; (b) there shall be minimum Liquidity of at least Fifty Million Dollars ($50,000,000) after giving pro forma effect to the proposed Specified Restricted Use; (c) subject to Section 8.29 (Reset Provision), the aggregate amount expended on all Specified Restricted Uses shall not exceed Four Hundred Million Dollars ($400,000,000); (d) the Total Net Leverage Ratio on a pro forma basis after giving effect to the proposed Specified Restricted Use shall be less than 5.20 to 1.00; and (e) Parent and the Borrower shall be in compliance with all covenants set forth in Article 7 (Financial Covenants) on a pro forma basis after giving effect to the proposed Specified Restricted Use.

Specified Subsidiary: at any date of determination, (a) each Subsidiary of Parent (i) whose total assets, as at the last day of the most recent fiscal quarter for which financial statements were delivered hereunder, were equal to or greater than five percent (5.00%) of total assets of Parent and its Subsidiaries on a Consolidated basis as at such date or (ii) whose gross revenues for the four consecutive fiscal quarters ended on such date were equal to or greater than five percent (5.00%) of the total gross revenues of Parent and its Subsidiaries on a Consolidated basis for such period, in each case determined in accordance with GAAP, and (b) each other Subsidiary of Parent that is the subject of an Event of Default under Subsection 9.1.10 (Insolvency) and that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other such Subsidiary that is the subject of an Event of Default under Subsection 9.1.10 (Insolvency), would constitute a Specified Subsidiary under clause (a) above.

Subsidiary: with respect to any Person (referred to in this definition as the “parent”),

(a) any other Person of which more than fifty percent (50%) of the issued and outstanding equity having ordinary voting power to elect a majority of the Board of Directors or other governing body is directly or indirectly owned or controlled by such parent; or

(b) any other Person of which more than fifty percent (50%) of the voting equity interests are directly or indirectly owned or controlled by such parent.

For the sake of clarity a Subsidiary of a Person shall include any direct or indirect Subsidiary of such Person. Unless otherwise indicated or required by the context in which such term is used, any reference to a “Subsidiary” hereunder or under any other Loan Document shall mean a Subsidiary of Parent after the consummation of the Merger.

Subsidiary Guarantor: each U.S. Subsidiary of Parent excluding the Borrower, any Ventures and, to the extent provided below in this definition, Greatbatch LLC, in each case that has executed and delivered a Suretyship Agreement. As of the Closing Date, the Subsidiary Guarantors are: Precimed, Inc.; Electrochem Solutions, Inc.; Greatbatch-Globe Tool, Inc.; GB Ventures; QIG; Micro Power Electronics, Inc.; NeuroNexus Technologies, Inc.; Provenance Merger Sub Inc.; Lake Region Medical Holdings, Inc.; Accellent Holdings Corp.; Accellent Acquisition Corp.; Accellent; Lake Region Manufacturing, Inc.; Accellent LLC; American Technical Molding, Inc.; G&D, LLC; UTI Holdings, LLC; Machining Technology Group, LLC; UTI Holding Company; MedSource Technologies Holdings, LLC; Micro-Guide, Inc.; Noble-Met LLC; Venusa, Ltd.; CE Huntsville, LLC; Spectrum Manufacturing, Inc.; MedSource Technologies, LLC; Brimfield Acquisition, LLC; Brimfield Precision, LLC; Kelco Acquisition

LLC; MedSource Technologies, Newton Inc.; MedSource Technologies Pittsburgh, Inc.; MedSource Trenton LLC; National Wire & Stamping, Inc.; Portlyn, LLC and Thermat Acquisition, LLC. No Maquiladora Holding Subsidiary shall be a Subsidiary Guarantor if and to the extent that and for so long as such guaranty would cause adverse tax consequences for the Borrower or Parent pursuant to Section 956 of the Code (or any successor section) but it shall be subject to the provisions of Section 8.30 (Certain Limitations on Activities of Maquiladora Holding Subsidiaries) below.

Subsidiary Suretyship Agreement: the meaning specified in clause (d) of Subsection 4.1.5 (Closing Date Deliverables).

Suretyship Agreements: the Parent Suretyship Agreement and the Subsidiary Suretyship Agreement.

Swap Agreement: any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange or other foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Party: any party to a Swap Agreement that is a Lender, a Lead Arranger or an Affiliate of a Lender or Lead Arranger (or at the time the applicable Swap Agreement was entered into was a Lender, Lead Arranger or an Affiliate of a Lender or Lead Arranger); provided, that (a) the Borrower and such other party shall have designated such other party as “Swap Party” in writing to the Administrative Agent, which designation, in the case of any such Affiliate, shall contain an acknowledgement by such Affiliate of the exculpatory and indemnification provisions herein in favor of the Administrative Agent.

Swingline Lender: M&T so long as it is a Lender, or if M&T is no longer a Lender, then an RC Lender designated by the Borrower and acceptable to the Administrative Agent and such RC Lender.

Swingline Loans: the meaning specified in Subsection 2.2.1 (Swingline Loan Advances).

Swingline Note: the meaning specified in Section 2.6 (Notes).

Target Mexican Subsidiary: any wholly owned direct or indirect Subsidiary of the Borrower, which (a) was a Subsidiary of the Company prior to the Closing Date, and (b) is organized under the Laws of Mexico.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term A Facility: the collective reference to (a) the Term A Loans made by the Term A Lenders to the Borrower on the Closing Date pursuant to Subsection 2.1.3 (Commitment to Make Term A Loans), (b) any Incremental Term A Loans, (c) Refinancing Term A Indebtedness and (d) all commitments for the foregoing.

Term A Lender: each Lender that signs this Agreement in respect of a Term A Loan Commitment and each successor and assign thereof.

Term A Loan Commitment: the meaning specified in Subsection 2.1.3 (Commitment to Make Term A Loans).

Term A Loan Maturity Date: initially, October 27, 2021, and as the same may be extended pursuant to the terms of this Agreement, or, as applicable, such earlier date as all Term A Loans shall have become due and payable hereunder.

Term A Loans: the meaning specified in Subsection 2.1.3 (Commitment to Make Term A Loans).

Term A Note: the meaning specified in Section 2.6 (Notes).

Term B Facility: the collective reference to (a) the Term B Loans made by the Term B Lenders to the Borrower on the Closing Date pursuant to Subsection 2.1.4 (Commitment to Make Term B Loans), (b) any Incremental Term B Loans, (c) Refinancing Term B Indebtedness and (d) all commitments for the foregoing.

Term B Lender: each Lender that signs this Agreement in respect of a Term B Loan Commitment and each successor and assign thereof.

Term B Loan Commitment: the meaning specified in Subsection 2.1.4 (Commitment to Make Term B Loans).

Term B Loan Maturity Date: initially, October 27, 2022, and as the same may be extended pursuant to the terms of this Agreement, or, as applicable, such earlier date as all Term B Loans shall have become due and payable hereunder.

Term B Loan Standstill Period: the meaning specified in clause (b) of Subsection 9.1.5.

Term B Loans: the meaning specified in Subsection 2.1.4 (Commitment to Make Term B Loans).

Term B Note: the meaning specified in Section 2.6 (Notes).

Term Facility: collectively the Term A Facility and the Term B Facility.

Term Lenders: the Term A Lenders and the Term B Lenders, as applicable.

Term Loans: the Term A Loans and the Term B Loans, as applicable.

Threshold Amount: $100,000,000.

Total Facility: the collective reference to the RC Facility, the Term A Facility and the Term B Facility.

Total Net Indebtedness: the aggregate amount of (x) all Indebtedness of Parent and its Subsidiaries on a Consolidated basis, other than Indebtedness described in clauses (g) and (h) of the definition of “Indebtedness” above to the extent such Indebtedness described in clauses (g) and (h) does not, in accordance with GAAP, appear as a liability on the Consolidated balance sheet of Parent and its Subsidiaries minus (y) Unrestricted Cash and Cash Equivalents of Parent and its Subsidiaries in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000) (and excluding, in any event, the cash proceeds of any Indebtedness incurred in reliance on any provision of the Loan Documents that requires any leverage ratio test to be satisfied (on a pro forma basis or otherwise) in connection with the incurrence of such Indebtedness).

Total Net Leverage Ratio: the ratio of (a) the amount of Total Net Indebtedness to (b) Adjusted EBITDA.

Trade Date: the meaning specified in Subsection 11.6.8 (Disqualified Institutions).

Transaction Costs: all transaction fees, charges, premiums, expenses, tender and consent fees and premiums and other amounts related to clauses (a) through (d) of the definition of “Transactions” (including any financing fees, investment banking fees, merger and acquisition fees, call premiums, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid or payable within twelve (12) Months of the Closing Date.

Transactions: collectively, (a) the execution, delivery and performance by Parent and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the negotiation, execution and delivery by Parent and its Subsidiaries party thereto of the Senior Note Documents and the issuance of the Senior Notes on or prior to the Closing Date, (c) the negotiation, execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the initial funding of the Facilities on the Closing Date, (d) the Closing Date Refinancing and (e) the payment of the Transaction Costs.

United States and U.S.: the United States of America.

Unreimbursed Drawings: drawings made under Letters of Credit that, for any reason, have not been reimbursed by or on behalf of the Borrower, whether through borrowings of Loans hereunder or otherwise.

Unrestricted Cash: cash of Parent or any of its Subsidiaries other than Restricted Cash of any such Person.

U.S. Pension Plan: any Plan that (a) any Loan Party or any ERISA Affiliate maintains, contributes to, or otherwise has any liability with respect thereto, and (b) is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

U.S. Subsidiary: any Subsidiary of Parent that is organized under the Laws of the United States, any State thereof or the District of Columbia.

U.S. Tax Compliance Certificate: the meaning specified in Section 2.13.5 (Status of Lenders).

Venture: a Person in which GB Ventures or, prior to consummation of the Permitted Nuvectra Spinoff, QIG, individually or collectively, owns a majority of or controlling interest in, but in any event less than all of, its outstanding Capital Stock.

Withdrawal Liability: any withdrawal liability as defined in Section 4201 of ERISA.

1.2 TERMS GENERALLY.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise indicated or required by the context in which such term is used, any reference to a fiscal period (including, without limitation, a “fiscal year” or “fiscal quarter”) hereunder or under any other Loan Document shall be a reference to such fiscal period of Parent and its Subsidiaries.

ARTICLE 2

THE LOANS

2.1 RC LOANS; TERM A LOANS; TERM B LOANS.

2.1.1 Commitment to Make RC Loans. Subject to, and upon the terms and conditions set forth in this Agreement, the RC Lenders shall make advances to the Borrower until the RC Maturity Date in an aggregate principal amount outstanding at any one time not to exceed Two Hundred Million Dollars ($200,000,000) (as the same may be increased or reduced pursuant to the terms of this Agreement, the “RC Commitment”); provided, however, that (a) the aggregate amount of the RC Commitment available for borrowing at any time shall not exceed the Available RC Commitment at such time; (b) the amount and percentage of the RC Commitment and the Available RC Commitment that each RC Lender is obligated to lend shall not exceed at any time the amount or percentage set forth on Schedule 2.1.1 for such RC Lender (as supplemented and amended by giving effect to the assignments contemplated by this Agreement and any other adjustments contemplated by this Agreement) and (c) notwithstanding anything to the contrary in this Section 2.1, the aggregate amount of the RC Commitment available on the Closing Date shall not exceed the Initial LC Amount.

The RC Commitment of any RC Lender is sometimes referred to herein as such RC Lender’s RC Commitment. Within the limits set forth above, the Borrower may borrow under this Section 2.1, repay or prepay such advances, and reborrow under this Section 2.1. The principal amounts loaned to the Borrower pursuant to the revolving credit facility described in this Section 2.1 are referred to as the “RC Loans.”

2.1.2 Available RC Commitment. “Available RC Commitment” shall mean the initial RC Commitment, as the same is reduced by:

(a) voluntary reductions in the RC Commitment pursuant to Subsection 2.1.8 (Voluntary Commitment Reductions and Prepayments);

(b) the amount of LC Obligations;

(c) the aggregate principal amount of any outstanding Swingline Loans and RC Loans; and as the same is increased by:

(d) RC Commitment Increases pursuant to Subsection 2.1.11 (Increases in Facility).

2.1.3 Commitment to Make Term A Loans. Upon the terms and subject to the conditions of this Agreement, each Term A Lender agrees to make advances (such advances, together with any Incremental Term A Loans, the “Term A Loans”) to the Borrower on the

Closing Date in an aggregate principal amount not to exceed Three Hundred Seventy Five Million Dollars ($375,000,000) (as the same may be increased or reduced pursuant to the terms of this Agreement, the “Term A Loan Commitment”); provided, however, that the amount and percentage of the Term A Loan Commitment that any Lender is obligated to lend shall not exceed the amount or percentage set forth on Schedule 2.1.3 for such Term A Lender (as supplemented and amended by giving effect to the assignments contemplated by this Agreement and any other adjustments contemplated by this Agreement). The Term A Loan Commitment of any Term A Lender is sometimes referred to herein as such Term A Lender’s Term A Loan Commitment. The Borrower shall not be permitted to reborrow any amount of the Term A Loans once repaid.

2.1.4 Commitment to Make Term B Loans. Upon the terms and subject to the conditions of this Agreement, each Term B Lender agrees to make advances (such advances, together with any Incremental Term B Loans, the “Term B Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed One Billion Twenty Five Million Dollars ($1,025,000,000) (as the same may be increased or reduced pursuant to the terms of this Agreement, the “Term B Loan Commitment”); provided, however, that the amount and percentage of the Term B Loan Commitment that any Lender is obligated to lend shall not exceed the amount or percentage set forth on Schedule 2.1.4 for such Term B Lender (as supplemented and amended by giving effect to the assignments contemplated by this Agreement and any other adjustments contemplated by this Agreement). The Term B Loan Commitment of any Term B Lender is sometimes referred to herein as such Term B Lender’s Term B Loan Commitment. The Borrower shall not be permitted to reborrow any amount of the Term B Loans once repaid.

2.1.5 Scheduled Repayment of RC Loans. All amounts of principal, interest and fees relating to RC Loans not due and payable before the RC Maturity Date shall be due and payable on that date.

2.1.6 Scheduled Repayment of Term A Loans. The principal of the Term A Loans shall be due and payable in quarterly installments on each Quarterly Payment Date commencing on April 1, 2016, in each case in an amount equal to the amount specified below, subject to adjustment pursuant to the terms of this Agreement, such that all of the Term A Loans will be repaid in full on or before the Term A Loan Maturity Date:

Quarterly Payment Date	Percentage of Original Principal Amount (Per Quarter)	Amount (Per Quarter)
Last Business Day of Parent’s 1st, 2nd and 3rd fiscal quarters 2016	1.250%	$4,687,500

Last Business Day of Parent’s 4th fiscal quarter 2016 and of Parent’s 1st, 2nd and 3rd fiscal quarters 2017	1.250%	$4,687,500

Last Business Day of Parent’s 4th fiscal quarter 2017 and of Parent’s 1st, 2nd and 3rd fiscal quarters 2018	1.875%	$7,031,250

Last Business Day of Parent’s 4th fiscal quarter 2018 and each fiscal quarter thereafter until the Term A Loan Maturity Date	2.500%	$9,375,000

At Term A Loan Maturity Date		Unpaid Balance

2.1.7 Scheduled Repayment of Term B Loans. The principal of the Term B Loans shall be due and payable in quarterly installments, each equal to one-quarter of one percent (0.250%) of the original principal amount (or Two Million Five Hundred Sixty Two Thousand and Five Hundred Dollars ($2,562,500)), subject to adjustment pursuant to the terms of this Agreement) on each Quarterly Payment Date commencing on April 1, 2016 and continuing through (and including) the last Quarterly Payment Date prior to the Term B Loan Maturity Date. All amounts of principal, interest and fees relating to Term B Loans not due and payable before the Term B Loan Maturity Date are due and payable on the Term B Loan Maturity Date.

2.1.8 Voluntary Commitment Reductions and Prepayments.

(a) The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent in its sole discretion may agree to) to permanently reduce (on a pro rata basis among the RC Lenders) or terminate the RC Commitment; provided, that after giving effect to any such reduction, the Available RC Commitment shall be not less than zero. Any partial reductions shall be in minimum amounts of One Million Dollars ($1,000,000) and in whole multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount, without penalty or premium except as provided in Subsection 2.8.5 (Breakage).

(b) The Borrower shall have the right at any time and from time to time to prepay the RC Loans at any time without penalty or premium except as otherwise provided in Subsection 2.8.5 (Breakage). In connection with each such voluntary prepayment, the Borrower shall provide the Administrative Agent with notice of its intention to prepay (i) no later than 11:00 a.m. (New York, NY time) on the date of prepayment in the case of Base Rate Loans, and (ii) no later than 11:00 a.m. (New York, NY time) three (3) Business Days prior to the date of prepayment in the case of the LIBOR Loans.

(c) The Borrower may at any time and from time to time prepay the Term A Loans in whole or in part in a minimum amount equal to One Million Dollars ($1,000,000) or in whole multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount, without penalty or premium except as provided in Subsection 2.8.5 (Breakage). In connection with each such voluntary prepayment, the Borrower shall provide the Administrative Agent with notice of its intention to prepay (i) no later than 11:00 a.m. (New York, NY time) one Business Day prior to the date of prepayment in the case of Base Rate Loans, and (ii) no later than 11:00 a.m. (New York, NY time) three (3) Business Days prior to the date of prepayment in the case of the LIBOR Loans. At any time that the Borrower makes a prepayment of principal, it shall pay accrued interest on the amount so prepaid if it is a prepayment in full of the Term A Loans.

(d) The Borrower may at any time and from time to time prepay the Term B Loans in whole or in part in a minimum amount equal to Five Million Dollars ($5,000,000) or in whole multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount, without penalty or premium except as provided in Subsection 2.8.5 (Breakage) and Subsection 2.7.3 (Repricing Event). In connection with each such voluntary prepayment, the Borrower shall provide the Administrative Agent with notice of its intention to prepay (i) no later than 11:00 a.m. (New York, NY time) one (1) Business Day prior to the date of prepayment in the case of Base Rate Loans, and (ii) no later than 11:00 a.m. (New York, NY time) three (3) Business Days prior to the date of prepayment in the case of the LIBOR Loans. At any time that the Borrower makes a prepayment of principal, it shall pay accrued interest on the amount so prepaid if it is a prepayment in full of the Term B Loans.

2.1.9 Mandatory Prepayments. Outstanding principal amounts under the Facilities shall be mandatorily prepaid (allocated across the Facilities as provided in clause (c) of Subsection 2.1.10 (Application of Prepayments)) at the times and in the amounts specified below. Nothing in this Subsection 2.1.9 shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(a) Issuance of Debt. At any time that Parent or any of its Subsidiaries shall incur any Indebtedness (exclusive of Indebtedness permitted under Subsection 8.1.1 (Indebtedness—In General), other than Refinancing Term Loan Indebtedness or Refinancing RC Indebtedness), Borrower shall prepay, on the date of such incurrence thereof, such amount of the Loans as is equal to one hundred percent (100%) of the net cash proceeds of such Indebtedness.

(b) Material Recovery Event. In the event Parent or any of its Subsidiaries (or the Administrative Agent as loss payee or assignee) receives property or casualty insurance proceeds and/or a condemnation or similar payment (relating to one event, condition or transaction or a series of related events, conditions or transactions),

(i) Subject to clause (ii) below, in an amount in excess of Ten Million Dollars ($10,000,000) per occurrence (or series of related occurrences) if such Person does not, in fact, use the proceeds to repair or replace the applicable property within one hundred eighty (180) days of receipt of such proceeds, unless the Majority Lenders specifically consent to the use of such proceeds or other payment by Parent or the applicable Subsidiary; or

(ii) at the request of the Majority Lenders, in any amount if there is then an Event of Default that has occurred and is continuing at the time such net cash proceeds are received,

the Borrower shall promptly, and in any event no later than five (5) Business Days from the date of receipt thereof or of such request, as applicable, pay to the Administrative Agent, for the benefit of the Lenders, one hundred percent (100%) of all such insurance proceeds or payments as a prepayment of the Loans. Notwithstanding the foregoing, the Borrower shall not use the proceeds of property or casualty insurance proceeds and/or a condemnation or similar payment for any purpose other than the prepayment of the Obligations unless such other use is permitted under the Other Senior Debt Documents without creating an obligation to prepay a portion of the Borrowers obligations under the Other Senior Debt Documents.

(c) Certain Asset Dispositions. At any time that Parent or any of its Subsidiaries sells, transfers or otherwise disposes of any of its assets or property (other than dispositions permitted under clauses (a), (b), (c), (d), (f), (g) and (h) of Subsection 8.7.2 (Sales and Other Dispositions) or contemplated by clause (b) above), the Borrower shall promptly prepay such amount of the Loans as is equal to the net cash proceeds of such disposition. If any proceeds are received in a form other than cash and subsequently converted into cash, then such proceeds shall be treated as net cash proceeds for purposes of this clause (c) at such time as they are converted into cash. Notwithstanding the foregoing, so long as no Default or Event of Default is then existing, and the Borrower notifies the Administrative Agent of its intent to do so at the time of receipt thereof, the Borrower (or Parent or such other relevant Subsidiary) may use the net cash proceeds of such dispositions to reinvest in assets useful in the business of the Borrower and its Subsidiaries not prohibited by the terms of this Agreement made within one hundred eighty (180) days after receipt of the net cash proceeds; provided, however, that if the assets disposed of are held by the Borrower or a Subsidiary Guarantor, then replacement assets shall also be held by the Borrower or a Subsidiary Guarantor. If the Borrower does not so notify the Administrative Agent, it shall prepay the Loans within five (5) Business Days of receipt of the proceeds. If the Borrower so notifies the Administrative Agent, but the Borrower or such applicable Subsidiary fails to use the net cash proceeds to reinvest in such replacement assets within said 180-day period, then the Borrower shall prepay the Loans on the date that is one hundred eighty (180) days after the date of receipt of the net cash proceeds. Nothing in this paragraph shall be construed to permit dispositions otherwise prohibited by this Agreement. Notwithstanding the foregoing, the Borrower shall not use the proceeds of any asset disposition for any purpose other than the prepayment of the Obligations unless such other use is permitted under the Other Senior Debt Documents without creating an obligation to prepay a portion of the Borrowers obligations under the Other Senior Debt Documents.

(d) Excess Cash Flow. On or prior to the date on which annual financial statements are required to be delivered pursuant to Subsection 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification) for each fiscal year (the “subject fiscal year”) of Parent and its Subsidiaries, commencing with the fiscal year ending closest to December 31, 2016 and until the Loans are repaid in full, the Borrower shall deliver to the Administrative Agent a written statement of a Financial Officer of Parent or the Borrower (which statement may be included in the Officer’s Compliance Certificate for such fiscal year) calculating the Excess Cash Flow for the subject fiscal year, and, if there shall be Excess Cash Flow, then within five (5) Business Days of the delivery of such written statement shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, an amount equal to the (i) Applicable Recapture Rate (as defined below) multiplied by such Excess Cash Flow, minus (ii) the amount of any voluntary prepayments of Term A Loans made during the subject fiscal year pursuant to clause (c) of Subsection 2.1.8 (Voluntary Commitment Reductions and Prepayments), minus (iii) the amount of any voluntary prepayments of Term B Loans made during the subject fiscal year pursuant to clause (d) of Subsection 2.1.8 (Voluntary Commitment

Reductions and Prepayments), and minus (iv) the principal amount of any Term B Loans repurchased for cash by the Borrower pursuant to Subsection 11.6.7 (Borrower Buybacks) during the subject fiscal year; provided, that (1) any voluntary prepayment or repurchase of Term A Loans or Term B Loans shall not be deducted pursuant to clauses (ii), (iii), or (iv) above if (A) such prepayment or repurchase was funded using the proceeds of Indebtedness that constitutes a long-term liability, or (B) such prepayment was a non-cash prepayment deemed to occur upon the cancellation of such Term B Loans pursuant to Subsection 11.6.7 (Borrower Buybacks), and (2) if the Borrower repurchases any Term B Loans pursuant to Subsection 11.6.7 (Borrower Buybacks) for a price less than par, then the amount that the Borrower may deduct pursuant to clause (iv) above for such Term B Loan shall be the cash purchase price (respecting principal) actually paid for such Term B Loan. The term “Applicable Recapture Rate” shall mean the following:

If the Total Net Leverage Ratio is, as of the end of such subject fiscal year:	Then the Applicable Recapture Rate is:

Greater than or equal to 3.25 to 1.00	50%

Less than 3.25 to 1.00 and greater than or equal to 2.75 to 1.00	25%

Less than 2.75 to 1.00	0%

(e) Repatriation. Notwithstanding any other provisions of this Subsection 2.1.9, to the extent any or all of the net cash proceeds of any event giving rise to a prepayment obligation pursuant to clauses (b) or (c) of this Subsection 2.1.9 by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, in either case, are prohibited or delayed by any applicable local Law from being repatriated or passed on to or used for the benefit of the Borrower or any U.S. Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any U.S. Subsidiary would have material adverse tax consequences with respect to such amount, the portion of such net cash proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Loans at the times provided in this Subsection 2.1.9 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local Law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or any U.S. Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result from such repatriation, and once such repatriation of any of such affected net cash proceeds or Excess Cash Flow is permitted under the applicable local Law or the Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated net cash proceeds or Excess Cash Flow will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Loans pursuant to this Subsection 2.1.9; provided, that the Borrower shall use commercially reasonable efforts to eliminate any prohibition or delay or material adverse tax consequence that would apply to such repatriation in order to make the foregoing repayment as soon as possible. The Borrower shall include a calculation of, and reasonable documentation for, any net cash proceeds or Excess Cash Flow for which a mandatory prepayment is deferred in reliance on this clause (e) of this Subsection 2.1.9 in the written statement of a Financial Officer delivered pursuant to clause (d) of this Subsection 2.1.9.

(f) Delay in Payment During Interest Period. Notwithstanding any of the other provisions of this Subsection 2.1.9 to the contrary, so long as no Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Loans is required to be made under this this Subsection 2.1.9 other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account in the name of and for the benefit of the Administrative Agent and the Lenders until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this this Subsection 2.1.9. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this this Subsection 2.1.9.

2.1.10 Application of Prepayments.

(a) Any voluntary prepayments of Term A Loans pursuant to clause (c) of Subsection 2.1.8 (Voluntary Commitment Reductions and Prepayments) shall be applied to the remaining scheduled principal payments on the Term A Loans as directed by the Borrower (provided, that if the Borrower fails to make any such direction concurrently with such prepayment, the prepayment will be applied to reduce the applicable remaining payments under Subsection 2.1.6 (Scheduled Repayment of Term A Loans) in direct order of maturity).

(b) Any voluntary prepayments of Term B Loans pursuant to clause (d) of Subsection 2.1.8 (Voluntary Commitment Reductions and Prepayments) shall be applied to the remaining scheduled principal payments on the Term B Loans as directed by the Borrower (provided, that if the Borrower fails to make any such direction concurrently with such prepayment, the prepayment will be applied to reduce the applicable remaining payments under Subsection 2.1.7 (Scheduled Repayment of Term B Loans) in direct order of maturity).

(c) Any mandatory prepayments of Loans pursuant to Subsection 2.1.9 (Mandatory Prepayments) shall be applied first, to outstanding Term Loans pro rata among such Term Loans based on the outstanding principal amount of all Term Loans, and in each case to reduce the applicable remaining payments under Subsection 2.1.6 (Scheduled Repayment of Term A Loans) and Subsection 2.1.7 (Scheduled Repayment of Term B Loans) (in each case, including payments to be made at maturity) pro rata until there are no outstanding Term Loans; and second, to RC Loans without a corresponding permanent reduction of the RC Commitment; provided, however, that proceeds of any Refinancing Term A Indebtedness, Refinancing Term B Indebtedness or Refinancing RC Indebtedness shall be applied as provided in clauses (c) and (d) of Subsection 2.19.1 (Term Facility Refinancing) or clause (b) of Subsection 2.19.2 (Revolver Refinancing), respectively.

2.1.11 Incremental Extensions of Credit.

(a) Subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, request:

(i) solely prior to the Term A Loan Maturity Date to add one or more additional tranches of Term A Loans (the “Incremental Term A Loans”),

(ii) solely prior to the Term B Loan Maturity Date to add one or more additional tranches of Term B Loans (the “Incremental Term B Loans” and together with the Incremental Term A Loans, the “Incremental Term Loans”),

(iii) solely prior to the RC Maturity Date, one or more increases in the aggregate amount of the RC Commitments (each such increase, a “RC Commitment Increase” and, together with the Incremental Term Loans and any Alternative Incremental Facility Debt, the “Incremental Extensions of Credit”), or

(iv) prior to the Maturity Date, Alternative Incremental Facility Debt,

in an unlimited aggregate principal amount so long as, after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds thereof (and assuming that the full amount of such Incremental Extensions of Credit has been funded on such date and that any such Incremental Extensions of Credit are secured by a lien on assets of Parent or any of its Subsidiaries on a first-lien basis), the First Lien Net Leverage Ratio does not exceed 4.25 to 1.00; provided, that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment and the incurrence of Alternative Incremental Facility Debt, as applicable,

(1) no Default or Event of Default shall have occurred and be continuing or shall result therefrom,

(2) such Incremental Extension of Credit or Alternative Incremental Facility Debt, as applicable, shall be permitted under the Other Senior Debt Documents

(3) the representations and warranties of the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Extension of Credit,

(4) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (1), (2) and (3) above, together with reasonably detailed calculations demonstrating compliance with the First Lien Net Leverage Ratio test set forth above and any other calculations as the Administrative Agent may request to evidence compliance with the Other Senior Debt Documents,

(5) each tranche of Incremental Term Loans and each RC Commitment Increase shall be in an integral multiple of Five Million Dollars ($5,000,000) and be in an aggregate principal amount that is not less than Twenty Million Dollars ($20,000,000) (or such lesser amount as the Administrative Agent may agree to),

(6) the Administrative Agent shall have received (A) all documents (including resolutions of the Board of Directors of the Borrower and the other Loan Parties) it may reasonably request relating to the authority for, and the validity of, such increase in the RC Commitments or borrowing of such Incremental Term Loan, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent and (B) reaffirmation agreements and/or such other supplements to the Loan Documents as may be reasonably requested by the Administrative Agent, and

(7) if the reallocation, if any, of outstanding Loans among the Lenders in connection with such increase results in the prepayment of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, the Borrower shall pay to each affected Lender such amounts, if any, as and when required pursuant to Subsection 2.8.5 (Breakage).

(b) If the Incremental Extension of Credit is of an RC Commitment Increase, (i) the Loans under any such incremental facility will mature on the RC Maturity Date, (ii) there shall be no scheduled commitment reduction prior to the RC Maturity Date and (iii) the interest rate and other terms shall be consistent with those for the existing RC Facility.

(c) If the increase is an Incremental Term Loan, (i) such Incremental Term Loans will mature no earlier than the Term B Loan Maturity Date, (ii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term B Loans, (iii) the interest rate margins for the Incremental Term Loans shall be determined by the Borrower and the Lenders providing such Incremental Term Loans; provided, that in the event that the All-in Yield for such Incremental Term Loans is greater than the All-in Yield for the existing Term B Loans by more than one-half of one percent (0.50%) per annum, then the interest rate margins for the existing Term B Loans shall be increased to the extent necessary so that the All-in Yield for the existing Term B Loans shall be equal to or greater than the level that is one-half of one percent (0.50%) less than the All-in Yield for such Incremental Term Loans.

(d) The notice from the Borrower pursuant to clause (a) of this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit and shall be delivered to the Administrative Agent no later than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the proposed date of the increase. The Borrower shall be entitled to offer Incremental Extensions of Credit to existing Lenders or other Persons subject to the following sentence. Any additional bank, financial institution or other Person (other than an existing RC Lender) that elects to extend an RC Commitment Increase shall be reasonably satisfactory to the Administrative Agent, each applicable Issuing Bank and the Swingline Lender (any such existing Lender or other Person participating in any Incremental Extension of Credit, an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent and satisfactory to the Administrative Agent (and which shall not require the consent of any other Lender). No Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees pursuant to an Incremental Facility Amendment. Commitments in respect of any Incremental Extension of Credit shall become Commitments (or in the case of any RC Commitment Increase to be provided by an existing Lender with an RC Commitment, an increase in such Lender’s RC Commitment) under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment. Except as expressly provided herein, terms of any Incremental Extension of Credit shall be consistent with the terms set forth in this Agreement or other terms satisfactory to the Administrative Agent and to the Borrower. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.

(e) On the date of effectiveness of any RC Commitment Increase, the aggregate principal amount of the RC Loans outstanding (the “Existing RC Borrowings”) immediately prior to the effectiveness of such RC Commitment Increase shall be deemed to be repaid and immediately reborrowed upon the effectiveness of the RC Commitment Increase. In connection therewith, (i) each Lender who is participating in the RC Commitment Increase (a “RC Commitment Increase Lender”) shall deliver to the Administrative Agent funds equal to the excess, if any, of its ratable share of the Existing RC Borrowings immediately after the RC Commitment Increase over the amount of its ratable share, if any, of the Existing RC Borrowings immediately prior to the RC Commitment Increase and (iii) each RC Lender with a RC Commitment immediately prior to the RC Commitment Increase ( a “Pre-Increase RC Lender”) shall receive any excess of the amount of its ratable share of the Existing RC Borrowings immediately prior to the RC Commitment Increase over its ratable share of the Existing RC Borrowings immediately after the RC Commitment Increase. The deemed payments of the Existing RC Borrowings of Pre-Increase RC Lenders made pursuant to this clause (e) shall be subject to compensation by the Borrower pursuant to the provisions of Subsection 2.8.5 (Breakage) if the date of the effectiveness of such RC Commitment Increase occurs other than on the last day of the Interest Period relating thereto. Upon each RC Commitment Increase pursuant to this Subsection 2.1.11, each Pre-Increase RC Lender will automatically and without further act be deemed to have assigned to each RC Commitment Increase Lender, and each such RC Commitment Increase Lender will automatically and without further act be deemed to have assumed, a ratable portion of such Pre-Increase RC Lender’s participations hereunder in outstanding Letters of Credit and participations hereunder in Swingline Loans.

(f) Notwithstanding the foregoing, no RC Commitment Increase shall (i) increase the Letter of Credit Sublimit without the consent of the Issuing Bank or (ii) increase the aggregate outstanding principal amount for Swingline Loans pursuant to Subsection 2.2.1 (Swingline Loan Advances) without the consent of the Swingline Lender.

2.2 SWINGLINE LOANS.

2.2.1 Swingline Loan Advances. Upon the terms and subject to the conditions of this Agreement, the Swingline Lender may (but is not obligated to) make, from time to time, from and including the Closing Date to but excluding the RC Maturity Date, one or more Loans (“Swingline Loans”) to the Borrower, in an aggregate outstanding principal amount not exceeding at any time Fifteen Million Dollars ($15,000,000); provided, however, that no Swingline Loan shall be made at any time in an amount in excess of the Available RC Commitment.

2.2.2 Terms of Swingline Loan Borrowings. The Borrower shall give the Swingline Lender notice (which shall be irrevocable) of a request for a Swingline Loan no later than 12:00 noon (New York, NY time) on the day such Loan is requested; if such notice is received later than 12:00 noon (New York, NY time), then the request shall be deemed to be a request for a Swingline Loan to be made on the next Business Day. Each Swingline Loan shall be in a principal amount equal to or greater than Two Hundred Thousand Dollars ($200,000) and shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall repay the principal amount of each Swingline Loan (together with all accrued interest) no later than 3:00 p.m. (New York, NY time) on the earliest of (a) the date that is five (5) Business Days after the date that such Loan is made; (b) the date that demand is made therefor by the Swingline Lender and (c) the RC Maturity Date. However, nothing in this Subsection 2.2.2 shall prohibit the Borrower from repaying any Swingline Loan with the proceeds of another Swingline Loan that it may borrow hereunder.

2.2.3 Participation by Lenders. Upon demand made to the RC Lenders by the Swingline Lender, which demand may be made before or after a Default or Event of Default, and before or after the maturity date of the subject Swingline Loans, but subject to the provisions of Subsection 2.2.5 (Certain Limitations), each RC Lender shall promptly, irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in the Swingline Loans then outstanding. Each RC Lender shall effect such purchase by paying to the Swingline Lender in immediately available funds, without reduction or deduction of any kind, including reductions or deductions for setoff, recoupment or counterclaim, an amount equal to such RC Lender’s pro rata share of the principal amount of all Swingline Loans then outstanding. Each RC Lender’s pro rata share of the Swingline Loans shall be based on the amount of such RC Lender’s pro rata share of the total RC Commitment (or if the RC Commitment is then terminated, based on the amount of such RC Lender’s pro rata share of the total RC Commitment at the time the Swingline Loan immediately prior to termination of the RC Commitment). Thereafter, the RC Lenders’ respective interests in such Swingline Loans, and the remaining interest of the Swingline Lender in such Swingline Loans, shall in all respects be treated as RC Loans under this Agreement, except that such Swingline Loans shall be due and payable by the Borrower on the dates referred to in Subsection 2.2.2 (Terms of Swingline Loan Borrowings).

If any RC Lender does not pay any amount that it is required to pay pursuant to this Subsection 2.2.3 promptly upon the Swingline Lender’s demand therefor, (a) the Swingline Lender shall be entitled to recover such amount on demand from such RC Lender, together with interest thereon, at the Federal Funds Rate for the first three (3) Business Days, and thereafter at the Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m. (New York, NY time) on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swingline Lender by such RC Lender and (b) the Swingline Lender shall be entitled to all interest payable by the Borrower on such amount until the date on which such amount is received by the Swingline Lender from such Lender. Moreover, any RC Lender that shall fail to make available the required amount shall be a Defaulting Lender until such amount with interest is paid in full to the Swingline Lender by such RC Lender. Without limiting any obligations of any RC Lender pursuant to this Subsection 2.2.3, if any RC Lender does not pay such corresponding amount promptly upon the Swingline Lender’s demand therefor, the Swingline Lender shall notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Swingline Lender together with accrued interest thereon at the applicable rate on such Swingline Loans.

2.2.4 No Setoff, Etc. Subject only to the limitations set forth in Subsection 2.2.5 (Certain Limitations), the obligations of each RC Lender to make available to the Swingline Lender the amounts set forth in Subsection 2.2.3 (Participation by Lenders) shall be absolute, unconditional and irrevocable under any and all circumstances, shall be without reduction for any setoff or counterclaim of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.

2.2.5 Certain Limitations. No RC Lender shall be obligated to purchase a participation in any Swingline Loan pursuant to Subsection 2.2.3 (Participation by Lenders), if such Lender proves that (a) the conditions set forth in Subsections 4.2.1 (No Default) or 4.2.3 (Representations and Warranties) were not satisfied at the time such Swingline Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (b) such RC Lender had notified the Swingline Lender in a writing received by the Swingline Lender at least one (1) Business Day prior to the time that it made such Swingline Loan that the Swingline Lender was not authorized to make such Swingline Loan because such conditions were not satisfied and stating with specificity the reason therefor.

2.2.6 Resignation of Swingline Lender. The Swingline Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the RC Lenders and the Borrower, so long as the Swingline Lender uses commercially reasonable efforts to have a new Swingline Lender designated prior to the expiration of such notice period and such new Swingline Lender agrees to assume the responsibilities of the Swingline Lender upon such expiration. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

2.3 BORROWING NOTICE.

Each Loan that is a Base Rate Loan shall be in the minimum amount of Two Million Dollars ($2,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount. Each Loan that is a LIBOR Loan shall be in the minimum amount of

One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such amount. To request a funding, the Borrower shall give the Administrative Agent written notice in the form attached to this Agreement as Exhibit B specifying the type, amount and date of each intended borrowing and the manner in which the same shall be disbursed, which notice:

(a) in the case of Base Rate Loans, shall be given no later than 11:00 a.m. (New York, NY time) at least one (1) Business Day prior to the date of such borrowing;

(b) in the case of LIBOR Loans, shall be given no later than 11:00 a.m. (New York, NY time) at least three (3) Eurodollar Business Days prior to the date of such borrowing and shall specify the Interest Period with respect to such borrowing; and

(c) in the case of Swingline Loans, shall be given no later than 12:00 noon (New York, NY time) on the date of such borrowing.

Notwithstanding the foregoing, the Administrative Agent may (but is not obligated to) act upon telephone notice by the Borrower whether or not written notice is received; provided, that nothing in this sentence shall relieve the Borrower from providing written notice as provided by this Section.

Except in the case of Swingline Loans, the Administrative Agent in turn shall give prompt written or telephonic (promptly confirmed in writing) notice to each applicable Lender of its pro rata share of the borrowing, the interest rate option selected and the scheduled date of the funding. After receipt of such notice, each such Lender shall make such arrangements as are necessary to assure that its share of the funding shall be immediately available (in Dollars) to the Administrative Agent no later than 2:30 p.m. (New York, NY time), on the date on which the funding is to occur. After receipt of the funds, the Administrative Agent, subject to the satisfaction of the conditions precedent set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit), shall disburse the amount of such funding in accordance with instructions in the Borrower’s borrowing notice.

The Lenders shall not be obligated to comply with a borrowing notice if there shall then exist an Event of Default or a Default regardless of whether the Lenders have determined to exercise their remedies arising upon the occurrence of such Default or Event of Default.

2.4 [RESERVED].

2.5 LENDERS’ OBLIGATIONS SEVERAL.

Each Lender is severally bound by this Agreement, but there shall be no joint obligation of the Lenders under this Agreement. The failure of any Lender to make any share of the Loans or fulfill any obligations respecting Letters of Credit to be made or fulfilled by it on the date specified for the Loans or such obligations shall not relieve any other Lender of its obligation to make its share of the Loans or fulfill other obligations on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a share of the Loans or fulfill other obligations to be made or fulfilled by such other Lender.

2.6 NOTES.

Upon the request of any Lender holding Term A Loans, the aggregate principal amount of such Lender’s share of the Term A Loans shall be evidenced by a note to be issued by the Borrower to such Lender in substantially the form attached to this Agreement as Exhibit A-1 (each, a “Term A Note” and collectively, the “Term A Notes”). Upon the request of any Lender holding Term B Loans, the aggregate principal amount of such Lender’s share of the Term B Loans shall be evidenced by a note to be issued by the Borrower to such Lender in substantially the form attached to this Agreement as Exhibit A-2 (each, a “Term B Note” and collectively, the “Term B Notes”). Upon the request of any RC Lender, the aggregate principal amount of such Lender’s share of the RC Commitment and RC Loans shall be evidenced by a note to be issued by the Borrower to such Lender in substantially the form attached to this Agreement as Exhibit A-3 (each, a “RC Note” and collectively, the “RC Notes”). Upon the request of the Swingline Lender, the Swingline Loans and commitment therefor shall be evidenced by a note to be issued by the Borrower to the Swingline Lender in substantially the form attached to this Agreement as Exhibit A-4 (the “Swingline Note”). Upon receipt of (a) an affidavit of an officer of a Lender as to the loss, theft, destruction or mutilation of any Note, and in the case of any such mutilation, upon cancellation of such Note, and (b) if requested by the Borrower, an appropriate indemnification, the Borrower will issue, in lieu thereof, a replacement Note.

2.7 FEES TO LENDERS.

2.7.1 Commitment Fees.

(a) The Borrower shall pay to the Administrative Agent, for the account of the RC Lenders, quarterly in arrears on each Quarterly Payment Date, a commitment fee (the “Commitment Fee”) (calculated on the basis of a 360-day year for the actual days elapsed) equal to the Commitment Fee Rate multiplied by the Commitment Fee Base determined on an average daily basis.

(b) The term “Commitment Fee Rate” shall mean the following:

The Commitment Fee Rate shall be one-quarter of one percent (0.250%) per annum from the Closing Date until five (5) Business Days after the delivery of the Officer’s Compliance Certificate for the first full fiscal quarter following the Closing Date pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates). Thereafter, the Commitment Fee Rate shall be the rate per annum specified below based on the Total Net Leverage Ratio as reflected in the most recently delivered Officer’s Compliance Certificate:

Total Net Leverage Ratio	Commitment Fee Rate
Greater than or equal to 2.50 to 1.00	0.250%

Less than 2.50 to 1.00	0.175%

The Commitment Fee Rate shall be adjusted five (5) Business Days after each Officer’s Compliance Certificate is delivered pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates); provided, however, at any time that the Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Administrative Agent, the Commitment Fee Rate shall be one-quarter of one percent (0.250%) per annum.

(c) “Commitment Fee Base” means an amount at any time equal to (i) the RC Commitment less (ii) the sum of the aggregate principal amount of outstanding RC Loans, the face amount of outstanding Letters of Credit and any Unreimbursed Drawings in respect of Letters of Credit. Outstanding Swingline Loans shall not reduce the Commitment Fee Base.

(d) Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Administrative Agent determines that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) an accurate calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (d) shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Article 3 (Letters of Credit), Section 2.8 (Interest) or under Article 9 (Events of Default). The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.7.2 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Issuing Bank and/or Lenders, as applicable, such letter of credit fees as are described in Article 3 (Letters of Credit).

2.7.3 Repricing Event. If any Repricing Event occurs on or prior to the date that is six months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term B Lender holding Initial Term B Loans that are subject to such Repricing Event (including any Term B Lender that is replaced pursuant to Subsection 2.14.2 (Replacement of Lenders) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to one percent (1.00%) of the aggregate principal amount of the Initial Term B Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

2.7.4 Other Fees. The Borrower shall pay such other fees, if any, as the Borrower has otherwise agreed to pay to the Administrative Agent, the Issuing Bank, and/or the Lenders.

2.8 INTEREST.

2.8.1 Rates. The Loans (other than Swingline Loans) shall bear interest at the Borrower’s option (subject to the limitation and conditions set forth in this Section 2.8) at the Base Rate plus the Applicable Margin or at the Adjusted LIBOR plus the Applicable Margin. Interest on Base Rate Loans shall be payable monthly on the first day of the month, in arrears, commencing with the Month following the Month in which the Closing Date occurs. Interest on LIBOR Loans shall be payable on the last day of each Interest Period; provided, that if the Interest Period is six (6) Months or longer, interest shall be payable on the ninetieth day of the Interest Period, every ninetieth day thereafter until the end of the Interest Period and on the last day of the Interest Period. Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin on RC Loans; accrued interest on Swingline Loans shall be payable at the earlier of (a) the date the principal amount of such Swingline Loans are payable and (b) on the first day of each month, in arrears. All computations of interest shall be made on the basis of a 360-day year (except, in the case of Base Rate Loans calculated with respect to the prime rate, computations of interest shall be made on the basis of a 365-day/366-day year) and the actual number of days elapsed. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

2.8.2 Applicable Margin. Except as set forth in Subsection 2.8.3 (Adjustments to Applicable Margin), the term “Applicable Margin” when used (a) with respect to the Base Rate shall mean (i) for Term B Loans, three and one-quarter of one percent (3.25%) per annum, and (ii) for Term A Loans and RC Loans, the rate per annum set forth next to the as applicable Total Net Leverage Ratio:

Total Net Leverage Ratio (Calculated on a Trailing Four-Fiscal-Quarter Basis)	Base Rate Applicable Margin for Term A Loans and RC Loans
Greater than or equal to 4.50 to 1.00	2.25%

Less than 4.50 to 1.00 and greater than or equal to 4.00 to 1.00	1.75%

Less than 4.00 to 1.00 and greater than or equal to 3.00 to 1.00	1.50%

Less than 3.00 to 1.00 and greater than or equal to 2.50 to 1.00	1.25%

Less than 2.50 to 1.00 and greater than or equal to 2.00 to 1.00	1.00%

Less than 2.00 to 1.00	0.75%

and (b) with respect to Adjusted LIBOR shall mean (i) for Term B Loans, four and one-quarter of one percent (4.25%) per annum, and (ii) for Term A Loans and RC Loans, the rate per annum set forth next to the applicable Total Net Leverage Ratio:

Total Net Leverage Ratio (Calculated on a Trailing Four-Fiscal-Quarter Basis)	Adjusted LIBOR Applicable Margin for Term A Loans and RC Loans
Greater than or equal to 4.50 to 1.00	3.25%

Less than 4.50 to 1.00 and greater than or equal to 4.00 to 1.00	2.75%

Less than 4.00 to 1.00 and greater than or equal to 3.00 to 1.00	2.50%

Less than 3.00 to 1.00 and greater than or equal to 2.50 to 1.00	2.25%

Less than 2.50 to 1.00 and greater than or equal to 2.00 to 1.00	2.00%

Less than 2.00 to 1.00	1.75%

2.8.3 Adjustments to Applicable Margin. From the Closing Date until five (5) Business Days after the financial statements and Officer’s Compliance Certificate for the first full fiscal quarter following the Closing Date are delivered to the Administrative Agent pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), the Applicable Margins for RC Loans and Term A Loans shall be two and one-quarter of one percent (2.25%) per annum for Base Rate Loans and three and one-quarter of one percent (3.25%) per annum for LIBOR Loans. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after the delivery of each Officer’s Compliance Certificate most recently delivered pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates); provided, however, at any time that the Borrower shall have not delivered such certificate at the time specified in Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates), until such time as such certificate is so delivered to the Administrative Agent, the Applicable Margin shall be the maximum amount for the applicable type of Loan set forth above; provided, further, if the Borrower incorrectly reports or calculates the Total Net Leverage Ratio, the Administrative Agent or the Majority Lenders, in its or their sole discretion, may charge interest retroactively based on the Applicable Margin that should have been in effect for such period that the Total Net Leverage Ratio was incorrectly reported or calculated. The foregoing shall not limit any rights of the Lenders to receipt of the Default Rate, if applicable.

2.8.4 LIBOR Election.

(a) Unless otherwise elected by the Borrower, all Loans shall be Base Rate Loans. The Borrower may, upon at least three (3) Eurodollar Business Days’ prior written notice to the Administrative Agent in the form attached to this Agreement as Exhibit C, and subject to and upon the terms and conditions set forth in this Agreement, elect to borrow money that will bear interest based on Adjusted LIBOR plus the Applicable Margin or to convert a portion of the Loans to bear interest based on Adjusted LIBOR plus the Applicable Margin. Any such election may be made with respect to a principal amount designated in such notice and equal to at least One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such minimum, for the Interest Period next ensuing, as designated by the Borrower in its notice.

(b) During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that the Borrower may not convert any outstanding Loans to LIBOR Loans.

(c) If an Interest Period for any LIBOR Loan would otherwise commence on a day which is not a Eurodollar Business Day, such Interest Period shall commence on the next Eurodollar Business Day.

(d) Each LIBOR Loan shall, on the last day of the applicable Interest Period, automatically convert into a Base Rate Loan unless, at least three (3) Eurodollar Business Days prior thereto, the Administrative Agent has received a notice in the form attached hereto as Exhibit C that the Borrower has elected to continue such Loan as a LIBOR Loan.

(e) The Borrower may not elect an interest rate based on Adjusted LIBOR if such election would require the Administrative Agent to administer concurrently a combination of elective rates of interest based on Adjusted LIBOR and/or a combination of Interest Periods that exceed an aggregate of twenty (20).

(f) No Interest Period may be elected that would end later than the RC Maturity Date, the Term A Loan Maturity Date or the Term B Loan Maturity Date, as the case may be.

2.8.5 Breakage. In the event that the Borrower makes a prepayment (whether voluntary or mandatory) of any LIBOR Loans on a day other than the last day of the applicable Interest Period, including any such prepayment as a result of an assignment required by Subsection 2.14.2 (Replacement of Lenders), or fails to borrow a LIBOR Loan, or fails to convert a Loan to a LIBOR Loan on the date specified in the applicable notice, the Borrower will pay to the Administrative Agent, upon demand, for the account of the affected Lenders, any cost, loss or expense incurred as a result thereof. Each affected Lender shall certify the amount of such cost, loss or expense to the Borrower, which certification and statement shall be conclusive in the absence of manifest error.

2.8.6 Default Rate. Anything in this Agreement to the contrary notwithstanding, upon the occurrence and during the continuance of an Event of Default (whether or not the Administrative Agent has accelerated payment of the Notes), upon notice from the Administrative Agent, which may be retroactive to the Event of Default, the unpaid principal of the Loans, Letter of Credit Fees and all reimbursement obligations in respect of Letters of Credit shall bear interest at the interest rate or rate otherwise in effect plus two percent (2.00%) per annum (the “Default Rate”).

2.8.7 Source of Funds. Although each Lender may elect to purchase in the London Inter-Bank Eurocurrency Market one or more Eurodollar Deposits in order to fund or maintain its funding of LIBOR Loans hereunder, it is acknowledged that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid and any other amounts owing under this Agreement in connection with such election, and each Lender shall be entitled to fund and maintain its funding of all or any part of that portion of the principal amount of the Loans in any manner it sees fit.

2.9 INCREASED COSTS; UNAVAILABILITY.

2.9.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR) or the Issuing Bank;

(b) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.13 (Taxes) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(c) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

2.9.2 Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

2.9.3 Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Subsections 2.9.1 (Increased Costs Generally) or 2.9.2 (Capital Requirements) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.9.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.9 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.9.5 Inability to Determine LIBOR. In the event that the Administrative Agent or the Majority Lenders shall have determined that for any reason it has become impossible or impracticable to determine the Adjusted LIBOR (or the Adjusted LIBOR for any specified Interest Periods), the Administrative Agent shall promptly give notice of such determination to the Borrower. In that case, no part of the Loans shall thereafter be available at the Adjusted LIBOR (or at the Adjusted LIBOR for the specified Interest Period) until the Administrative Agent determines that the circumstances described above cease to exist.

2.9.6 Laws Affecting LIBOR Availability. If any Lender shall determine that it has become unlawful or impossible for such Lender (or any of its lending offices) to make or maintain LIBOR Loans (or LIBOR Loans of a specified duration) due to (a) the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, or (b) compliance by any Lender (or any of its lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, such Lender shall promptly give notice thereof to the Administrative Agent and the

Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make such LIBOR Loans (or LIBOR Loans of the specified duration) and the right of the Borrower to convert any Loan or continue any Loan as such shall be suspended and thereafter the Borrower may select only Base Rate Loans (or LIBOR Loans of other durations) hereunder, and (ii) if any Lender may not lawfully continue to maintain a Loan as a LIBOR Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan.

2.10 PURPOSE.

The proceeds of the Term A Loans and Term B Loans shall be used by the Borrower on the Closing Date (a) to pay, in part, the cash consideration for the Merger, (b) to fund, in part, the Closing Date Refinancing and (c) to pay Transaction Costs. The proceeds of the RC Loans and any Incremental Extension of Credit (unless otherwise provided in the applicable Incremental Facility Amendment) shall be used (i) to refinance existing Indebtedness; (ii) to make Restricted Payments permitted under this Agreement; (iii) to finance acquisitions, investments and Capital Expenditures by the Borrower and the other Subsidiaries, in each case to the extent permitted under this Agreement; and (iv) to provide for working capital needs and general corporate purposes; provided, however, that none of the proceeds of the Loans may be used by any Loan Party to purchase or carry any Margin Stock in violation of applicable Law including, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

2.11 MECHANICS OF PAYMENTS: BORROWER PAYMENTS.

2.11.1 Manner of Making Payments. All payments on account of principal of and interest on the Loans, the Commitment Fee, and all other amounts otherwise payable to the Lenders under this Agreement (other than payments in respect of Swingline Loans that shall be made directly to the Swingline Lender) shall be made to the Administrative Agent. All payments shall be made by the Borrower to the Administrative Agent, in Dollars in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. Unless otherwise specified, all payments by the Borrower shall be made by 12:00 noon (New York, NY time) on the due date for such payment, (and if by wire transfer, in accordance with the instructions on the signature page to this Agreement) or by the Administrative Agent debiting an account of the Borrower with the Administrative Agent. The failure by the Borrower to make a payment by 12:00 noon (New York, NY time) shall not constitute an Event of Default if such payment is made on the due date; however, any payment made after such time on such due date shall be deemed made on the next Business Day for the purpose of interest and reimbursement calculations.

2.11.2 Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.11.3 Disbursements from Administrative Agent to Lenders. The Administrative Agent shall promptly remit to each Lender its pro rata share of payments received pursuant to Subsection 2.11.1 (Manner of Making Payments) in immediately available funds, except that all reimbursement payments in respect of losses, out-of-pocket expenses, funding losses or like matters shall be retained by the Administrative Agent or remitted to the Lenders according to their respective appropriate entitlement to such reimbursement and except as otherwise provided with respect to Defaulting Lenders. Unless otherwise provided in this Agreement or the other Loan Documents, payments from the Borrower shall be applied first to fees, then to interest (to the extent then payable), then to principal of Base Rate Loans, and then to principal of LIBOR Loans (and among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

2.11.4 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b) the provisions of this Subsection 2.11.4 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Unreimbursed Drawings to any assignee or participant, other than to Parent or any Subsidiary thereof (as to which the provisions of this Subsection 2.11.4 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.11.5 Payments or Documentation Due on Non-Business Days. Subject to Subsection 2.8.4 (LIBOR Election) as to payments with respect to Adjusted LIBOR, if any payment under the Loan Documents becomes due on a day that is not a Business Day or any delivery of documents is required on a day that is not a Business Day, the due date of such payment or delivery of such documents shall be extended to the next succeeding Business Day, and, in the case of payments, such extension of time shall be included in computing interest and fees in connection with such payment.

2.12 MECHANICS OF PAYMENTS; LENDER PAYMENTS.

2.12.1 Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3 (Borrowing Notice) and may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans bearing interest at the Base Rate plus the Applicable Margin. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the applicable borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.13 TAXES

2.13.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) the Administrative Agent, each Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions and (c) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

2.13.2 Payment of Other Taxes by the Borrower. Without limiting the provisions of Subsection 2.13.1 (Payments Free of Taxes), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

2.13.3 Indemnification.

(a) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(b) Without limiting other indemnities in this Agreement and the other Loan Documents, each Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

2.13.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.13.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (a), (b), (c) and (d) of this Subsection 2.13.5 below) shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a) duly completed copies of IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(b) duly completed copies of IRS Form W-8ECI,

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN,

(d) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-81MY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and/or

(e) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax (including, but not limited to, any documentation required by FATCA) duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

2.13.6 Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13.6 (Treatment of Certain Refunds), in no event will the Administrative Agent, a Lender or the Issuing Bank be required to pay any amount to the Borrower pursuant to this Section 2.13.6 (Treatment of Certain Refunds) the payment of which would place the Administrative Agent, a Lender or the Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, a Lender or the Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.13.7 Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the payment in full of the Obligations and the termination of the Commitments.

2.14 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

2.14.1 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.9 (Increased Costs; Unavailability), or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 (Taxes), then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.9 (Increased Costs; Unavailability) or Section 2.13 (Taxes), as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.14.2 Replacement of Lenders. If any Lender requests compensation under Section 2.9 (Increased Costs; Unavailability), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 (Taxes), or if any Lender is a Defaulting Lender or a Disqualified Institution, or if any Lender does not approve an amendment of this Agreement or any other Loan Document which is approved by the Majority Lenders (or, as applicable, the Required Financial Covenant Lenders) and which is required to also be approved by such Lender to be effective pursuant to Section 11.5 (Amendments, Waivers and Consents) (any such Lender, a “Non-Consenting Lender”) then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6 (Successors and Assigns), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6 (Successors and Assigns) unless waived by the Administrative Agent,

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Unreimbursed Drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Subsection 2.8.5 (Breakage)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.9 (Increased Costs; Unavailability) or payments required to be made pursuant to Section 2.13 (Taxes), such assignment will result in a reduction in such compensation or payments thereafter,

(d) such assignment does not conflict with applicable Law, and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.15 DEFAULTING LENDERS.

2.15.1 Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender shall not have the right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or other Loan Documents except (i) no Commitment of any Lender may be increased or extended without the consent of such Lender, (ii) the principal amount of any Loans outstanding to such Defaulting Lender may not be waived, forgiven or reduced without such

Lender’s consent (unless all Lenders affected thereby are treated similarly) or (iii) the final maturity date(s) of such Defaulting Lender’s Loans may not be extended without such Defaulting Lender’s consent (unless all Lenders affected thereby are treated similarly).

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 (Events of Default) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.11 (Right of Setoff) shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder;

third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with clause (e) below (Cash Collateral; Repayment of Swingline Loans);

fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and (so long as no Default or Event of Default exists) the Borrower, to be held in a deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with clause (e) below (Cash Collateral; Repayment of Swingline Loans);

sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided, that if (x) such payment is a payment of the principal amount of any Loans or Unreimbursed Drawings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unreimbursed Drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unreimbursed Drawings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to clause (d) below (Reallocation of Participations to Reduce Fronting Exposure). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (b) of Subsection 2.15.1 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(i) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees otherwise payable to it for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to clause (e) below (Cash Collateral; Repayment of Swingline Loans).

(ii) With respect to any Commitment Fee, any such other fees due hereunder or Letter of Credit not required to be paid to any Defaulting Lender pursuant to this Section 2.15, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s RC Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.17 (Cash Collateral).

2.15.2 Defaulting Lender Cure. If the Administrative Agent, the Swingline Lender and Issuing Bank and, if no Event of Default shall then have occurred and be continuing, the Borrower, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to clause (d) of Subsection 2.15.1 (Reallocation of Participations to Reduce Fronting Exposure), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15.3 New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (a) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (b) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16 TERMINATION OF DEFAULTING LENDER. The Borrower may terminate the unused amount of the RC Commitment of any RC Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of clause (b) of Subsection 2.15.1 (Defaulting Lender Waterfall) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that (a) no Event of Default shall have occurred and be continuing, and (b) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

2.17 CASH COLLATERAL.

Without limiting the provisions of Subsection 3.1.9 (Cash Collateral Account), at any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), if the reallocation described in clause (d) of Subsection 2.15.1 (Reallocation of Participations to Reduce Fronting Exposure) cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to such clause (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). To the extent that such Cash Collateral is also subject to a Lien securing the Secured Obligations, notwithstanding any provision in the Loan Documents to contrary, such Cash Collateral shall be used for the purposes described in this Section.

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17 or Section 2.15 (Defaulting Lenders) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, that subject to Section 2.15 (Defaulting Lenders) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.18 EXTENSION OF MATURITY DATE.

(a) The Borrower may, from time to time, with the consent of the Administrative Agent, by delivery of a request (a “Maturity Date Extension Request”) to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than thirty (30) days prior to the then-existing Maturity Date for the applicable Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders holding such Loans and/or Commitments (the “Requested Lenders”) extend the Existing Maturity Date in accordance with this Section 2.18. Each Maturity Date Extension Request relating to Term Loans of a Class shall offer to extend all Term Loans of such Class ratably among the Term Lenders holding Loans of such Class. Each Maturity Date Extension Request relating to RC Commitments shall offer to extend all RC Commitments ratably among the RC Lenders. Each Maturity Date Extension Request shall (i) specify the applicable Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Margin to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided, that with respect to any Term Loans, (1) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions, the extended Term Loans shall have the same terms as the existing Class of Term Loans from which they are extended or such other terms as shall be reasonably satisfactory to the Administrative Agent, (2) the final maturity date of any extended Term Loans shall be no earlier than the Existing Maturity Date, (3) the weighted average life to maturity of any extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans to which such offer relates; provided, further, with respect to any RC Commitment, except as to interest rates, fees, any other pricing terms and final maturity, any extended RC Commitment shall have the same terms as the existing RC Commitments from which they are extended or have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender.

(b) In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Requested Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Requested Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Requested Lender with respect to which such Requested Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Requested Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Requested Lender elects to extend only a portion of its then existing Commitment and/or Loans subject to the Maturity Date Extension Request, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of such Commitment and/or Loans.

(c) If there shall be Consenting Lenders who have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then the Borrower, the Administrative Agent and the Consenting Lenders shall enter into an amendment to this Agreement (the “Extension Amendment”) to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request.

(d) Solely in respect of a Maturity Date Extension Request that has become effective in respect of RC Commitments, on the Existing Maturity Date, the RC Commitment of each Declining Lender shall terminate, and the Borrower shall repay the RC Loans of the Declining Lenders, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit), such repayments may be funded with the proceeds of new RC Loans from the Consenting Lenders.

(e) Solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay the Loans of such Class of the Declining Lenders, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit), such repayments may be funded with the proceeds of new RC Loans made simultaneously.

(f) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Subsections 4.2.1 (No Default) and 4.2.3 (Representations and Warranties) have been satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(g) No extension of an Existing Maturity Date in accordance with the express terms of this Section 2.18, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders or any reallocation of Loans or Commitments or other obligations effected in connection with this Section 2.18, shall be deemed to violate provisions of this Agreement requiring pro rata payments, pro rata borrowings or pro rata Commitment increases or decreases or require consents of any Lenders (except as expressly set forth in this Section 2.18). If provided in any Extension Amendment with respect to any extended RC Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to RC Lenders holding such extended RC Commitments and RC Lenders holding existing RC Commitments in the manner specified in such Extension Amendment.

2.19 REFINANCING FACILITIES.

2.19.1 Term Facility Refinancing. The Borrower may, on one or more occasions, upon giving no less than ten (10) Business Days’ prior written notice (or such shorter period as may be agreed to by the Administrative Agent) (which notice may take the form of a draft of the relevant Refinancing Term Facility Agreement) (the “Refinancing Term Notice”) to the Administrative Agent, refinance some or all of the Term A Loans or Term B Loans with new term loans under this Agreement (such refinancing of Term A Loans, being the “Refinancing Term A Indebtedness”; such refinancing of the Term B Loans being the “Refinancing Term B Indebtedness”; and collectively, the “Refinancing Term Loan Indebtedness”). Each such notice shall specify the date (each, a “Refinancing Term Effective Date”) on which the Borrower proposes that such refinancing shall be consummated. Any such refinancing shall be subject to the following:

(a) No Default or Event of Default shall have occurred and be continuing.

(b) Such Refinancing Term Loan Indebtedness shall be permitted under the Other Senior Debt Documents.

(c) Substantially concurrently with the incurrence of any Refinancing Term A Indebtedness, the Borrower shall repay or prepay then outstanding Term A Loans (together with any accrued but unpaid interest thereon and all fees or premiums, if any, with respect thereto) in an aggregate principal amount equal to the net proceeds of the applicable Refinancing Term A Indebtedness, and any such prepayment shall be applied to reduce the subsequent scheduled repayments of Term A Loans (including those on the Term A Maturity Date) to be made pursuant to Subsection 2.1.6 (Scheduled Repayment of Term A Loans) ratably.

(d) Substantially concurrently with the incurrence of any Refinancing Term B Indebtedness, the Borrower shall repay or prepay then outstanding Term B Loans (together with any accrued but unpaid interest thereon and all fees or premiums, if any, with respect thereto) in an aggregate principal amount equal to the net proceeds of the applicable Refinancing Term B Indebtedness, and any such prepayment shall be applied to reduce the subsequent scheduled repayments of Term B Loans (including those on the Term B Maturity Date) to be made pursuant to Subsection 2.1.7 (Scheduled Repayment of Term B Loans) ratably.

(e) The Borrower shall pay any applicable amounts as and when required pursuant to Subsection 2.8.5 (Breakage) if the applicable Refinancing Term Effective Date is not on the last day of the applicable Interest Period for the Indebtedness being refinanced. In addition, if a Repricing Event shall occur with respect to any Refinancing Term B Indebtedness, then the related repayment shall be subject to Subsection 2.7.3 (Repricing Event).

(f) The Refinancing Term Notice shall set forth, with respect to the Refinancing Term Loan Indebtedness referred to therein the following:

(i) the stated maturity date and amortization applicable thereto; provided, that, in the case of any Refinancing Term A Indebtedness, the maturity date shall not be prior to, nor shall the weighted-average life to maturity be earlier than ninety-one

(91) days after the Term A Maturity Date then in effect and, in the case of any Refinancing Term B Indebtedness, the maturity date shall not be prior to, nor shall the weighted-average life to maturity be earlier than ninety-one (91) days after the Term B Maturity Date then in effect;

(ii) the interest rate or rates applicable to the Refinancing Term Loans of such Class;

(iii) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans;

(iv) any other terms applicable to the Refinancing Term Loans; provided, that such other terms (excluding pricing, fees and optional prepayment or redemption terms) shall be substantially identical to, or not materially more favorable to the Lenders holding such Refinancing Term Loans than, the Lenders holding such Class of existing Term Loans (except for covenants and other provisions only applicable after the Maturity Date of the Loans not so refinanced); and

(v) a certification that the requirements set forth in clauses (a) and (b) above have been satisfied, together with such reasonably detailed calculations as the Administrative Agent may request to evidence compliance with the Other Senior Debt Documents.

(g) Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness.

(h) Any Refinancing Term Loans shall be established pursuant to an amendment hereto and/or the other Loan Documents (collectively, the “Refinancing Term Facility Agreement”), in form and substance satisfactory to the Administrative Agent, executed and delivered by each Loan Party, each Lender providing such Refinancing Term Loan Indebtedness and the Administrative Agent, which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender). Each Refinancing Term Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Subsection 2.19.1, including any amendments necessary to treat such Refinancing Term Loans as a new “Class” of loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Term Facility Agreement.

(i) Any Refinancing Term Loan Indebtedness shall rank pari passu or shall be subordinated to the remaining Classes of Term Loans (if any) not refinanced therewith and the other Secured Obligations in right of payment and, if secured, in priority with respect to the Collateral.

2.19.2 Revolver Refinancing. The Borrower may, on one or more occasions, upon giving no less than ten (10) Business Days’ prior written notice (or such shorter period as may be agreed to by the Administrative Agent) (which notice may take the form of a draft of the relevant Refinancing RC Facility Agreement) (the “Refinancing Revolver Notice”) to the Administrative Agent, refinance some or all of the RC Commitments with a new revolving credit facility under this Agreement (such refinancing of the RC Commitments, being the “Refinancing RC Indebtedness”). Each such notice shall specify the date (each, a “Refinancing RC Effective Date”) on which the Borrower proposes that such refinancing shall be consummated. Any such refinancing shall be subject to the following:

(a) No Event of Default shall have occurred and be continuing.

(b) Such Refinancing RC Indebtedness shall be permitted under the Other Senior Debt Documents.

(c) Substantially concurrently with the incurrence of any Refinancing RC Indebtedness, the Borrower shall reduce the existing RC Commitments and repay or prepay then outstanding RC Loans associated with such terminated RC Commitments (together with any accrued but unpaid interest thereon and any prepayment premium, if any, with respect thereto).

(d) The Borrower shall pay any applicable amounts as and when required pursuant to Subsection 2.8.5 (Breakage) if the applicable Refinancing RC Effective Date is not on the last day of the applicable Interest Period for the Indebtedness being refinanced.

(e) The Refinancing RC Notice shall set forth, with respect to the Refinancing Term Loan Indebtedness referred to therein the following:

(i) the stated maturity date applicable thereto; provided, that the maturity date shall not be prior to the RC Maturity Date then in effect;

(ii) the interest rate or rates and unused commitment fees applicable to the Refinancing RC Indebtedness;

(iii) the initial Interest Period or Interest Periods applicable to Refinancing RC Indebtedness;

(iv) any other terms applicable to the Refinancing RC Indebtedness; provided, that such other terms (excluding pricing, fees and optional prepayment or redemption terms) shall be substantially identical to, or not materially more favorable to the Lenders holding such Refinancing RC Indebtedness than, the Lenders holding the RC Loans (except for covenants and other provisions only applicable after the Maturity Date of the Loans not so refinanced); and

(v) a certification that the requirements set forth in clauses (a) and (b) above have been satisfied, together with such reasonably detailed calculations as the Administrative Agent may request to evidence compliance with the Other Senior Debt Documents.

(f) Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing RC Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing RC Indebtedness.

(g) Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Refinancing RC Facility Agreement, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Refinancing RC Facility Agreement and, to the extent it is necessary for such Issuing Bank or Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Refinancing RC Facility Agreement, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(h) Any Refinancing RC Indebtedness shall be established pursuant to an amendment hereto and/or the other Loan Documents (collectively, the “Refinancing RC Facility Agreement”), in form and substance satisfactory to the Administrative Agent, executed and delivered by each Loan Party, each Lender providing such Refinancing RC Indebtedness and the Administrative Agent, which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender). Each Refinancing RC Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Subsection 2.19.2, including any amendments necessary to treat such Refinancing Term Loans as a new class of loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing RC Facility Agreement.

(i) Any Refinancing RC Indebtedness shall rank pari passu or shall be subordinated to the remaining RC Commitments (if any) not refinanced therewith and the other Secured Obligations in right of payment and, if secured, in priority with respect to the Collateral.

ARTICLE 3

LETTERS OF CREDIT

3.1 LETTERS OF CREDIT.

3.1.1 Commitment to Issue Letters of Credit. Subject to the requirements set forth below, the Borrower may use a portion of the RC Commitment, which portion shall not exceed, in the aggregate, (1) at any time prior to April 27, 2016, Thirty Million Dollars ($30,000,000) and (2) thereafter, Twenty Five Million Dollars ($25,000,000) (the “Letter of Credit Sublimit”) for the purpose of causing the Issuing Bank to issue standby Letters of Credit for the account of the Borrower or any of its U.S. Subsidiaries; provided, that (a) the Borrower or the applicable Subsidiary executes and delivers a letter of credit application and reimbursement agreement in a form acceptable to the Issuing Bank and complies with any conditions to the issuance of such Letter of Credit (including the payment of any applicable fees) set forth therein; (b) the Issuing Bank approves the form of such Letter of Credit; (c) except for evergreen Letters of Credit approved by the Issuing Bank in its sole discretion, but which will not be extended for a period past the RC Maturity Date, such Letter of Credit bears an expiration date not later than the earlier of (i) one (1) year after the date of issuance and (ii) thirty (30) days prior to the RC Maturity Date; (d) the Issuing Bank receives a request for issuance three (3) Business Days prior to the date of issuance (unless the Issuing Bank, in its sole and absolute discretion, agrees to shorter notice in any instance); (e) the purpose of such Letter of Credit shall be acceptable to the Issuing Bank; and (f) the conditions set forth in Section 4.2 (Requirements for Each Loan/Letter of Credit) are fulfilled to the satisfaction of the Issuing Bank as of the date of the issuance of such Letter of Credit. Notwithstanding anything in this Article 3, the Issuing Bank shall be under no obligation to issue any Letter of Credit if there is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender. On and as of the Closing Date, each Existing Letter of Credit shall constitute a Letter of Credit hereunder.

3.1.2 Reimbursement Obligations. The Borrower (or any U.S. Subsidiary that is an account party) is absolutely, unconditionally and irrevocably obligated to reimburse the Issuing Bank for all amounts drawn under each Letter of Credit. If any draft is presented under a Letter of Credit, the payment of which is required to be made at any time on or before the RC Maturity Date, then payment by the Issuing Bank of such draft shall constitute an RC Loan (which is a Base Rate Loan) hereunder, the proceeds of which are used to reimburse the Issuing Bank (without regard to any required notice periods, Available RC Commitment amount or minimum advance requirements, all of which are waived for this purpose) and interest shall accrue from the date the Issuing Bank makes payment on such draft under such Letter of Credit; provided, however, if there is not then an Available RC Commitment in an amount at least equal to the amount of the draw, the Borrower shall repay the excess amount of the Loan within one (1) Business Day after the date that the Issuing Bank notifies the Borrower of such deemed Loan. The Borrower further agrees that the Issuing Bank may reimburse itself for such drawing at any time when there is no Available RC Commitment from the balance in any other account of the Borrower maintained with the Issuing Bank.

3.1.3 Limitation on Amount. The Issuing Bank shall not be obligated or permitted under this Section 3.1 to issue any Letter of Credit for the account of the Borrower to the extent that the sum of (a) the amount that would be available to be drawn under the proposed Letter of Credit plus (b) the sum of all amounts available to be drawn under outstanding Letters of Credit plus (c) any Unreimbursed Drawings would exceed the lesser of (i) the Letter of Credit Sublimit and (ii) the excess of the RC Commitment over the aggregate principal amount of the RC Loans and Swingline Loans then outstanding.

3.1.4 Obligations Absolute. The Borrower’s obligations under this Section 3.1 (including any obligations to repay draws under Letters of Credit issued hereunder) shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Bank, the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees that the Issuing Bank, the Administrative Agent and the Lenders shall not be responsible for, and the Borrower’s reimbursement obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank, the Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Any action taken or omitted by the Issuing Bank under or in connection with each Letter of Credit and the related drafts and documents shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank. Notwithstanding anything to the contrary set forth in this Subsection 3.1.4, the Borrower shall not have any obligations to indemnify the Issuing Bank, the Administrative Agent or any Lender in respect of any liability resulting from any such Person’s gross negligence or willful misconduct.

3.1.5 Reliance by Issuing Bank. The Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, facsimile, statement, order or other document believed by it to be genuine and correct and believed by it to have been signed, sent or made by the proper Person(s) and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank and the Administrative Agent.

3.1.6 Fees. The Borrower shall pay to the Administrative Agent for the account of the RC Lenders a fee per annum equal to the product of (a) the Applicable Margin for RC Loans bearing interest at a rate based on Adjusted LIBOR multiplied by (b) the face amount of each outstanding Letter of Credit (to the extent such face amount is undrawn) (the “Letter of Credit Fees”). In addition, the Borrower shall pay to the Issuing Bank, for its own account, a fronting fee equal to one-eighth of one percent (0.125%) per annum of the face amount of all outstanding Letters of Credit (to the extent such face amount is undrawn) (a “Fronting Fee”). All Letter of Credit Fees shall be payable quarterly in arrears on each Quarterly Payment Date based on the number of days that a Letter of Credit is outstanding during such quarter (calculated on the basis of a 360-day year). All Fronting Fees shall be payable quarterly in arrears on each Quarterly Payment Date for Letters of Credit issued during such quarter. The Borrower shall also pay to the Issuing Bank all of the Issuing Bank’s standard fees and charges for the opening, amendment, modification, presentation or cancellation of a Letter of Credit and otherwise in respect of a Letter of Credit and shall execute all of the Issuing Bank’s standard agreements in connection with the issuance of the Letter of Credit. The provisions of Subsection 2.8.6 (Default Rate) shall apply under the circumstances referred to therein.

3.1.7 Participation by Lenders.

(a) Effective immediately upon the issuance of each Letter of Credit and without further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to each RC Lender, and each RC Lender shall be deemed to have irrevocably purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each RC Lender’s percentage of the RC Commitment. Further, each RC Lender acknowledges and agrees that it shall be absolutely liable, to the extent of its percentage of the RC Commitment, to fund on demand or reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not immediately reimbursed by the Borrower.

(b) In furtherance of the provisions of the preceding clause (a), the Issuing Bank shall notify the Administrative Agent promptly upon receipt of notice of an intended draw under a Letter of Credit. The Administrative Agent shall give written, facsimile or telegraphic notice to each of the RC Lenders of its pro rata share of such draw and the scheduled date thereof. After receipt of such notice, and whether or not a Default or Event of Default then exists and whether or not there shall then be any Available RC Commitment, each Lender shall make available to the Administrative Agent such RC Lender’s share of such draw in immediately available funds (in Dollars) to the Administrative Agent no later than 12:00 noon (New York, NY time) on the date specified in the Administrative Agent’s notice. The failure of the Issuing Bank or the Administrative Agent to give timely notice pursuant to this Subsection 3.1.7 shall not affect the right of the Issuing Bank to reimbursement from the RC Lenders. Any amount paid by the Issuing Bank and RC Lenders pursuant to a draw made under a Letter of Credit shall constitute an RC Loan and shall be repaid pursuant to the provisions respecting RC Loans; provided, that if a Default or Event of Default exists at the time of a draw, the Borrower shall immediately reimburse the amount of such draw to the Administrative Agent for the benefit of the RC Lenders.

3.1.8 Standard of Conduct. The Issuing Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit shall not create for the Issuing Bank any resulting liability to any other Lender.

3.1.9 Cash Collateral Account. In the event that (a) the excess of (i) the amount of the RC Commitment over (ii) the aggregate principal amount of RC Loans and Swingline Loans then outstanding is less than (b) the amount of any LC Obligations at any time for any reason (whether because the RC Commitment has been reduced or terminated or otherwise), the Borrower shall forthwith pay to the Administrative Agent an amount equal to the excess of the amount described in clause (b) above over the amount described in clause (a) above. Such amount shall be applied first, against any Unreimbursed Drawings and second, against the unpaid principal amount of any Loans then outstanding, and the remainder shall be maintained by the Administrative Agent in an interest bearing cash collateral account in the name of and for the benefit of the Administrative Agent and the Lenders to secure the repayment of Borrower’s obligation to reimburse the Lenders for drafts drawn or that may be drawn under outstanding Letters of Credit until the earlier of (1) such time as all outstanding Letters of Credit have expired or been cancelled and (2) the excess of the amount described in clause (b) above over the amount described in clause (a) above no longer exists.

3.1.10 Obligations Secured. The obligations of the Borrower to the Issuing Bank, the Administrative Agent and the Lenders in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the Collateral.

3.2 RESIGNATION OF ISSUING BANK.

The Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower, so long as the Issuing Bank uses commercially reasonable efforts to have a new Issuing Bank designated prior to the expiration of such notice period and such new Issuing Bank agrees to assume the responsibilities of the Issuing Bank upon such expiration. After the resignation of the Issuing Bank hereunder, the retiring issuing bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

ARTICLE 4

CONDITIONS TO FUNDINGS AND ISSUANCE OF LETTERS OF CREDIT

4.1 CONDITIONS TO INITIAL FUNDING.

The obligation of the Lenders to make the initial Loans or the Issuing Bank to issue (or be deemed to have issued) any Letters of Credit on the Closing Date pursuant to this Credit Agreement shall be subject to the fulfillment, to the satisfaction of the Administrative Agent, the Lead Arrangers, the Lenders and Issuing Bank (unless otherwise specified), of the conditions set forth below.

4.1.1 Specified Closing Representations. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, with respect to representations and warranties that contain a materiality qualification, true and correct).

4.1.2 Company Material Adverse Effect. Since April 4, 2015, no Company Material Adverse Effect shall have occurred.

4.1.3 Indebtedness. The Closing Date Refinancing shall have occurred (or concurrently with the initial funding of the Facilities hereunder on the Closing Date shall occur) and the Borrower shall have issued Senior Notes in an aggregate principal amount equal to at least Three Hundred Sixty Million Dollars ($360,000,000) (or such other amount as shall be satisfactory to the Lead Arrangers).

4.1.4 Merger; Acquisition of Company. The Merger and the acquisition of the Company and its Subsidiaries shall have been (or concurrently with the initial funding of the Facilities hereunder on the Closing Date shall be) consummated and pursuant to the terms of the Merger Agreement in effect on August 27, 2015 with such amendments thereto that are not materially adverse to the Lenders or are otherwise acceptable to the Lead Arrangers.

4.1.5 Closing Date Deliverables.

(a) This Agreement shall have been duly executed by Parent, the Borrower, each Lender party hereto on the Closing Date, the Issuing Bank and the Administrative Agent.

(b) The Borrower shall have delivered to the Administrative Agent duly executed Notes in favor of each of the Lenders that shall have requested a Note (or Notes) at least ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the Closing Date.

(c) Each Loan Party shall have executed and delivered to the Administrative Agent a Security Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Security Agreement”) in substantially the form attached to this Agreement as Exhibit D, together with (a) such Uniform Commercial Code financing statements as are necessary to perfect the security interests created by such Security Agreement that can be perfected by the filing of financing statements, and (b) a power of attorney duly executed by each such Loan Party in substantially the form attached as Annex B to the Security Agreement.

(d) Each Subsidiary Guarantor shall have executed and delivered to the Administrative Agent a Guaranty and Suretyship Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Suretyship Agreement”) in substantially the form attached to this Agreement as Exhibit E-1.

(e) Parent shall have executed and delivered to the Administrative Agent a Guaranty and Suretyship Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Parent Suretyship Agreement”) in substantially the form attached to this Agreement as Exhibit E-2.

(f) Each Loan Party shall have executed and delivered to the Administrative Agent a Pledge Agreement (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Pledge Agreement”) in substantially the form attached to this Agreement as Exhibit F, together with the stock and other certificates, assignment powers (duly executed in blank and undated) and financing statements required thereunder; provided, however, stock and other certificates of the Company and its Subsidiaries will be required to be delivered on the Closing Date only to the extent received from the Company or its equityholders after the Borrower’s use of commercially reasonable efforts to obtain the same.

(g) Each Loan Party that owns any Intellectual Property registered at the United States Patent and Trademark Office or United States Copyright Office (other than inactive or immaterial Intellectual Property) shall have executed and delivered to the Administrative Agent such additional security agreements with respect to any Intellectual Property against which a filing has not been made in the name of the Administrative Agent in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (in each case as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, an “Intellectual Property Collateral Agreement”), in form and substance satisfactory to the Administrative Agent, together with such other notices for recording in the United States Patent and Trademark Office or the United States Copyright Office and such Uniform Commercial Code financing statements as are necessary or advisable to perfect and maintain the security interests reflected therein.

(h) The Administrative Agent shall have received insurance certificates evidencing the insurance required by Section 8.14 (Insurance); provided, that as it relates to the Company and its Subsidiaries, the Borrower shall only be required to deliver such insurance certificates to the extent it can do so after using commercially reasonable efforts; provided, further, that to the extent not delivered on or before the Closing Date, the Borrower shall deliver them as soon as practicable after the Closing Date but in any event no later than is required by Section 4.3 (Post-Closing Requirements).

(i) The Lead Arrangers and the Administrative Agent shall have received GAAP (i) (1) audited Consolidated balance sheets of Parent as at the end of the 2012, 2013 and 2014 fiscal years, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Parent for each of the 2012, 2013 and 2014 fiscal years, and (2) audited consolidated balance sheets of Accellent as at the end of each of the 2012, 2013 and 2014 fiscal years, and related statements of income, stockholders’ equity and cash flows of Accellent for each of the 2012, 2013 and 2014 fiscal years; and (ii) (1) an unaudited consolidated balance sheet of Parent as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of Parent for, each of the first and second fiscal quarters (and the corresponding quarter in the prior fiscal year) of 2015 and (2) (A) unaudited interim consolidated financial statements for Accellent and its subsidiaries for the six (6) months ended July 4, 2015 (consisting of a balance sheet and a statement of operations, loss and stockholders’ equity) and (B) an unaudited consolidated balance sheet of Accellent as at the end of, and related statements of income and cash flows of Accellent for, each of the first and second fiscal quarters (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year) of 2015.

(j) The Lead Arrangers and the Administrative Agent shall have received a pro forma Consolidated balance sheet and related pro forma consolidated statements of income of Parent as of and for the twelve-month period ending on the last date of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (i) above, prepared after giving effect to the transactions contemplated by this Agreement and the Merger Agreement and the Permitted Nuvectra Spinoff as if such transactions and spin-off had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements). The Borrower shall have delivered its most recent projections through the 2020 fiscal year.

(k) The Administrative Agent and the Lead Arrangers shall have received a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in Subsections 4.1.1 (Specified Closing Representations), 4.1.2 (Company Material Adverse Effect), 4.1.3 (Indebtedness) and 4.1.4 (Merger; Acquisition of Company) above and such other matters as the Administrative Agent may request.

(l) The Administrative Agent and the Lead Arrangers shall have received a solvency certificate from a Financial Officer of Borrower in the form of Exhibit I to this Agreement.

(m) The Administrative Agent shall have received:

(i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each of the Loan Parties, certified, if applicable, as of a recent date by the Secretary of State of the state or commonwealth of its organization, and a certificate as to the good standing of each of the Loan Parties as of a recent date, from such Secretary of State or similar Governmental Authority; and

(ii) a certificate of a Responsible Officer of each of the Loan Parties dated the Closing Date and certifying (1) to the effect that (w) attached thereto is a true and complete copy of the operating agreement, limited liability company agreement or by-laws, as applicable, of each of the Loan Parties as in effect on the Closing Date, (x) attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of each of the Loan Parties authorizing the execution, delivery and performance of the Loan Documents to which each of the Loan Parties is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (y) the certificate or articles of incorporation or organization of each of the Loan Parties have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above, and that such certificate or articles are in full force and effect, and (2) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of the Borrower and signed by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (ii).

(n) The Administrative Agent and the Lenders shall have received a favorable opinion of counsel as to the transactions contemplated hereby addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated as of the Closing Date, in form and content reasonably satisfactory to the Administrative Agent and the Lead Arrangers from (i) Hodgson Russ LLP, counsel to the Borrower and the other Loan Parties, (ii) special Virginia counsel to certain Loan Parties, (iii) special Minnesota counsel to certain Loan Parties, and (iv) special Massachusetts counsel to certain Loan Parties.

4.1.6 Perfection of Security Interests - Commercially Reasonable Efforts. All documents and instruments required to create and perfect the security interests of the Administrative Agent in the Collateral as required under the Loan Documents shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for (a) Permitted Liens or (b) Liens securing Indebtedness to be refinanced in full and to be released concurrently with the initial funding of the Loans. Notwithstanding the foregoing, to the extent any intended Collateral (other than the pledge and perfection of the security interest in the Capital Stock of direct and indirect U.S. Subsidiaries of Parent (other than the Company and its Subsidiaries)) and other assets pursuant to which a Lien may not be perfected by the filing of a financing statement under the UCC is not able to be provided on the Closing Date after the use of commercially reasonable efforts to do so, the providing of a perfected security interest in such Collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date but shall instead be delivered and/or perfected no later than is required by Section 4.3 (Post-Closing Requirements).

4.1.7 Payment of Fees and Costs. The Borrower shall have paid all of the fees of the Administrative Agent, each of the Lead Arrangers and the other Lenders, and the expenses (including, without limitation, fees and expenses of counsel) of the Administrative Agent and each of the Lead Arrangers, in each case, on or prior to the Closing Date, in each case to the extent required by any agreement with the Borrower.

4.1.8 Patriot Act. The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that shall have been requested by the Administrative Agent or the Lenders in writing at least ten (10) Business Days prior to the Closing Date.

4.2 REQUIREMENTS FOR EACH LOAN/LETTER OF CREDIT.

The Lenders shall not be required to make any Loans to the Borrower and the Issuing Bank shall not be required to issue any Letters of Credit, in each case after the Closing Date, unless each of the following conditions are satisfied.

4.2.1 No Default. There shall not, either prior to or after giving effect to each such funding or Letter of Credit, exist a Default or Event of Default.

4.2.2 Borrowing Notice/Request for Letter of Credit. The Administrative Agent shall have timely received a borrowing notice pursuant to Section 2.3 (Borrowing Notice) or the Issuing Bank shall have received a timely request for a Letter of Credit pursuant to Subsection 3.1.1 (Commitment to Issue Letters of Credit) and all accompanying documentation required thereby.

4.2.3 Compliance with Other Senior Debt Documents. The incurrence of the Loan or Letter of Credit being requested shall not result in a default under any Other Senior Debt Documents.

4.2.4 Representations and Warranties. Each of the representations and warranties of the Borrower and the other Loan Parties made in the Loan Documents shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of the date of each such Loan or Letter of Credit (both immediately prior to and after giving effect to such Loan or Letter of Credit) as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) as of such earlier date.

4.2.5 Method of Certifying Certain Conditions. The request for, and acceptance of, each Loan and each Letter of Credit by the Borrower shall be deemed a representation and warranty by the Borrower that the conditions specified in Subsections 4.2.1 (No Default), 4.2.3 (Compliance with Other Senior Debt Documents) and 4.24 (Representations and Warranties) have been satisfied.

4.3 POST-CLOSING REQUIREMENTS.

The Borrower shall deliver, or cause to be delivered, the documents and shall take such other actions as is set forth on Schedule 4.3 hereto within the timeframe set forth thereon.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

In order to induce the Issuing Bank and the Lenders to enter into this Agreement and to make the Loans and other extensions of credit contemplated by this Agreement, each of Parent and the Borrower hereby makes the following representations and warranties (which are unaffected by any investigation of the Administrative Agent, the Issuing Bank or any Lender):

5.1 STATUS.

5.1.1 Organization and Qualification. Each of Parent and its Subsidiaries is a duly organized and validly existing corporation, partnership or limited liability company, as applicable, under the Laws of the respective jurisdictions indicated on Schedule 5.1.1 and each is in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be. Each such Person has perpetual existence and has the corporate, partnership or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. None of such Persons has failed to qualify to do business in any state or jurisdiction where the failure to so qualify could reasonably be expected to result in a Material Adverse Change. As of the Closing Date, such Persons are qualified to do business as a foreign corporation, partnership, or limited liability company, as applicable, in the states in the United States, if applicable, listed on Schedule 5.1.1.

5.1.2 Capitalization. All of the issued and outstanding shares of Capital Stock of the Borrower are owned by Parent. Parent does not have any Subsidiaries and does not presently operate all or any portion of its business through any other Persons, other than as disclosed on Schedule 5.1.2. Schedule 5.1.2 also correctly lists, as to Parent (other than with respect to clause (c) below) and each of its Subsidiaries on the Closing Date:

(a) its name;

(b) the classes of Capital Stock issued by Parent and each of its Subsidiaries and the principal characteristics of each such class; and

(c) the names of each of the equity holders and the number and percentage of the issued and outstanding shares or other equity interests of each class (and certificate numbers by which such shares or other equity interests are designated, if applicable) owned by each of such holders.

All the outstanding shares of Capital Stock of the Borrower and each of its and Parent’s respective Subsidiaries are validly issued, fully paid and nonassessable, and all such shares and other equity interests indicated on Schedule 5.1.2 as owned by the Persons indicated on Schedule 5.1.2 are so owned beneficially and of record by such Person, free and clear of any Lien, except for Liens created pursuant to the Loan Documents. Schedule 5.1.2 also correctly lists as to the Borrower and each of its and Parent’s respective Subsidiaries any options, warrants or other securities issued by the Borrower or any Subsidiary of the Borrower or Parent and the identity of each holder of any such option, warrant or other security. Except as set forth on Schedule 5.1.2, there are no preemptive rights, offers, options, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Borrower or any of its or Parent’s respective Subsidiaries (including the Capital Stock of the Borrower or any of its or Parent’s respective Subsidiaries) or obligating Parent or any of its Subsidiaries or any other Person to purchase or redeem any such equity interests or other securities pursuant to the Organizational Documents or any agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them may be bound.

5.1.3 Stock Ownership. Schedule 5.1.3 lists all of the Margin Stock owned or held by or on behalf of each of Parent and its Subsidiaries as of the date of this Agreement and the approximate value thereof.

5.2 POWER AND AUTHORITY; ENFORCEABILITY.

Each Loan Party has the corporate, partnership or other similar power to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party, and each such Person has taken all necessary corporate, partnership or other similar action (including any consent of stockholders or partners required by Law or by their respective Organizational Documents) to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitute or the authorized, valid and legally binding obligations of such Person enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity.

5.3 NO VIOLATION OF AGREEMENTS; ABSENCE OF CONFLICTS.

The execution and delivery of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and compliance with the terms and provisions of the Loan Documents, will not:

(a) require any consent or approval, governmental or otherwise, not already obtained;

(b) violate any Law or judgment respecting Parent or any of its Subsidiaries;

(c) conflict with, result in a breach of, or constitute a default under, the Organizational Documents of any Loan Party or Subsidiary thereof, or under any indenture, agreement, license or other instrument to which a Loan Party or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound; or

(d) result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by a Loan Party or any of its Subsidiaries.

5.4 RECORDING, ENFORCEABILITY AND CONSENT.

Assuming the due recording of the UCC-1 financing statements and the Intellectual Property Collateral Agreements delivered in connection herewith, no consent, approval or authorization of any Person, or recording, filing, registration, notice or other similar action with or to any Person, is required in order to insure the legality, validity, binding effect or enforceability of any of the Loan Documents as against all Persons, except such consents, approvals, authorizations and actions as are identified on Schedule 5.4 hereto, all of which have been obtained and remain in effect. No consent, approval or authorization of any Person that has not been obtained is required for the continued conduct by Parent or any of its Subsidiaries of their respective businesses as presently conducted or as presently proposed to be conducted.

5.5 LINES OF BUSINESS.

The Borrower and its Subsidiaries are engaged only in Permitted Businesses. Parent is not engaged in any business activities other than: (a) owning one hundred percent (100%) of the outstanding Capital Stock of the Borrower; (b) as of the Closing Date, owning one hundred percent (100%) of the outstanding Capital Stock of GB Ventures; and (c) activities reasonably related to the foregoing. Greatbatch LLC is not engaged in any business activities other than (i) owning ninety-nine percent (99%) of the outstanding Capital Stock of each of Greatbatch Mexico and Greatbatch MCSO; and (ii) engaging in activities directly related to the foregoing.

5.6 SECURITY INTEREST IN COLLATERAL.

The Borrower has delivered, or caused to be delivered, to the Administrative Agent all UCC-1 financing statements in recordable form that may be necessary to perfect the security interests granted pursuant to the Loan Documents to the extent that such security interests may be perfected by filing. The Borrower has delivered, or caused to be delivered, to the Administrative Agent all instruments, documents, certificates and investment property necessary to perfect the security interests granted pursuant to the Loan Documents, to the extent such security interests may be perfected by delivery. Upon the filing of such UCC-1 financing statements in the offices specified thereon and the recordation of the Intellectual Property Collateral Agreements in the United States Copyright Office, no further action, including, without limitation, any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain the Administrative Agent’s first priority security interests (subject to Permitted Perfection Limitations) in the equity of the Borrower, the U.S. Subsidiaries of the Borrower, the Ventures owned by GB Ventures or QIG and sixty-six percent (66%) of the voting Capital Stock and 100% of the nonvoting Capital Stock of the First-Tier

Foreign Subsidiaries of the Loan Parties, and, subject to the limitations set forth in the last sentence of Section 2 of the Security Agreement in the personal property (including fixtures and Intellectual Property) of each Loan Party other than Excluded Assets (for the benefit of the Secured Parties), except for the periodic filing of continuation statements with respect to such UCC-1 financing statements. Upon the sale or other disposition by GB Ventures or QIG of any Capital Stock in any Venture to any Person in compliance with this Agreement, the Administrative Agent’s security interest in such Capital Stock will be deemed to be automatically released so long as any cash proceeds or such sale or other disposition are applied in accordance with the terms of this Agreement.

5.7 LITIGATION; COMPLIANCE WITH LAWS; OFAC REQUIREMENTS.

5.7.1 Litigation. There are no claims, actions, suits, protests, reconsiderations or proceedings (collectively, “litigation”) pending, or to the knowledge of Parent or any of its Subsidiaries, threatened, against or affecting Parent, the Borrower, any of its shareholders or any of their Subsidiaries or their respective equity holders before any court or Governmental Agency or arbitral tribunal that could reasonably be expected to result in a Material Adverse Change or which allege the invalidity of or dispute any terms of the Loan Documents and, to the knowledge of Parent and its Subsidiaries, there is no basis for any of the foregoing. Schedule 5.7 lists all litigation as of the Closing Date in which the amount in controversy exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) (except to the extent covered by insurance) or which could reasonably be expected to result in a Material Adverse Change.

5.7.2 Laws; FCPA. Parent and each of its Subsidiaries are in compliance in all respects with all Laws, including all Environmental Laws and all applicable Food and Drug Administration rules and regulations, except for such matters of noncompliance as could not, individually or in the aggregate, result in a Material Adverse Change. Without limiting the generality of the foregoing, none of Parent or any Subsidiary thereof, has, directly or indirectly, made any payments to foreign government officials in violation of the Foreign Corrupt Practices Act of 1977 as amended (15 U.S.C. §§ 78dd-1, et seq.) (the “FCPA”). The Borrower has delivered to the Administrative Agent a copy of its written compliance program regarding the FCPA and is and has been in compliance with the FCPA and other laws relating to foreign investment and has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

5.7.3 Sanctioned Persons; Patriot Act. None of the Borrower, any Guarantor or any Affiliate of the Borrower or any Guarantor (a) is a Sanctioned Person (b) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (c) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (d) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. No proceeds of any Loan will be used, and none have been used, to fund any operations in, finance any investment or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. Neither the making of the Loans hereunder or the use of proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. Each Loan Party is in compliance, in all material respects, with the Patriot Act.

5.7.4 Anti-Corruption Policies. Each of the Loan Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance with the FCPA and other applicable anti-corruption law.

5.8 NO BURDENSOME AGREEMENTS; MATERIAL AGREEMENTS.

Neither Parent nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restrictions that, assuming compliance by such Persons with the terms of such agreements or instruments, could reasonably be expected to result in a Material Adverse Change. Parent and its Subsidiaries have such good and enforceable agreements with third parties as are necessary to conduct their respective businesses as presently conducted or as contemplated to be conducted.

5.9 CONDITION OF PROPERTY.

The material properties, equipment and systems of Parent and its Subsidiaries are in good repair, working order and operating condition, reasonable wear and tear excepted, and are and will be in compliance in all material respects with all standards or rules imposed by any Governmental Authority. Parent has no tangible assets.

5.10 LICENSES; INTELLECTUAL PROPERTY.

Parent and each of its Subsidiaries owns or is the licensee of all patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations, governmental or otherwise that are individually or in the aggregate material to the business, and all other material rights, priorities or privileges relating to Intellectual Property necessary for the conduct of their respective businesses as presently conducted, without any known material conflict with the rights of any other Person. No settlement agreements, consents, licenses, judgments, orders, forbearance to sue or similar obligations limit or restrict Parent’s or any of its Subsidiaries’ rights in and to such patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations, or such other rights, priorities or privileges relating to Intellectual Property except those that do not relate to such patents, trademarks, service marks, trade names, trade dress, trade secrets, domain names, copyrights, franchises, licenses and authorizations that individually or in the aggregate are material to the business of Parent and its Subsidiaries or involve material amounts of money. No claim or proceeding, or to the knowledge of the Borrower, threat of claim or proceeding, has been asserted by any Person against Parent or any of its Subsidiaries relating to the use, right to use or ownership of any Intellectual Property used or presently proposed to be used in the conduct of their respective businesses, or challenging or questioning the validity or effectiveness of any Intellectual Property used or presently proposed to be used in the conduct of their respective businesses. Parent and its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality of their material trade secrets and, to Parent’s and the Borrower’s knowledge, there has been no misappropriation of any of such trade secrets by any Person. Schedule 5.10 attached hereto correctly lists, as of the Closing Date, all patents, trademarks and copyrights of the Borrower or any Guarantor registered at the United States Patent and Trademark Office, the United States Copyright Office or any other recording office in the United States for the recording of Intellectual Property (other than inactive or immaterial Intellectual Property) and .other material domestic Intellectual Property. All material copyrights are registered with the United States Copyright Office.

5.11 TITLE TO PROPERTIES; LIENS.

Parent and each of its Subsidiaries has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to in Subsection 5.13.1 (Financial Statements) (except properties and assets disposed of since the date thereof in accordance with Subsection 8.7.2 (Sales and Other Dispositions)), and none of such properties or assets is subject to any Liens except Permitted Liens. Parent and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect. Parent and each of its Subsidiaries has obtained all material easements and material equipment rental or other material agreements necessary for the operation of its business as now conducted or presently proposed to be conducted.

5.12 MANAGEMENT AGREEMENTS.

Neither Parent nor any of its Subsidiaries is a party to any management, employment, consulting or other similar agreement or arrangement (whether oral or written) respecting the management of their respective businesses except for usual and customary employment agreements.

5.13 FINANCIAL STATEMENTS AND PROJECTIONS.

5.13.1 Financial Statements. Each of the financial statements delivered pursuant to clause (i) of Subsection 4.1.5 (Closing Date Deliverables), Subsection 6.1.1 (Delivery of Quarterly Financial Statements), and Subsection 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification) has been prepared in accordance with GAAP applied on a consistent basis throughout the period specified and present fairly in all material respects the financial position of Parent and its Subsidiaries as of the date specified and the results of operations and statements of cash flow for the period specified subject, in the case of quarterly financial statements delivered pursuant to clause (i) of Subsection 4.1.5 (Closing Deliverables) or Subsection 6.1.1 (Delivery of Quarterly Financial Statements), to usual year-end adjustments and the absence of footnotes.

5.13.2 Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in Subsection 5.13.1 (Financial Statements) and there are not now and not anticipated any material unrealized losses of Parent or any of its Subsidiaries.

5.13.3 Absence of Material Adverse Change. Since the date of the financial statements delivered pursuant to clause (i) of Subsection 4.1.5 (Closing Date Deliverables), there has been no event, circumstance, condition or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

5.13.4 Projections. The operating projections submitted on behalf of the Borrower to the Lenders pursuant to clause (j) of Subsection 4.1.5 (Closing Date Deliverables) and Subsection 6.1.6 (Annual Budget) present to the best of the Borrower’s knowledge and belief based on the assumptions set forth in such projections, which assumptions were reasonable at the time presented, the expected results of operations and sources and uses of cash of Parent and its Subsidiaries for the periods covered by such projections, it being understood that actual results may differ.

5.14 TAX RETURNS AND PAYMENTS; OTHER FEES.

(a) All tax returns, reports and statements required by Law to be filed (including extensions) by or in respect of Parent and its Subsidiaries and their assets have been filed. All taxes, assessments and other governmental charges levied upon Parent and its Subsidiaries and any of their respective properties, assets, income or franchises that are due and payable have been paid, other than those presently payable without penalty or interest and other than any charge or claim being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which any reserve or other appropriate provision, if any, as shall be required by GAAP has been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of Parent or any of its Subsidiaries, such bond has been filed or indemnity posted.

(b) Parent and each of its Subsidiaries has paid all franchise, license and other fees and charges that have become due pursuant to any franchise or permit in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.15 FISCAL YEAR.

The fiscal year of Parent and its Subsidiaries ends on the Friday closest to December 31, and the first, second and third fiscal quarters within each such fiscal year end on the Friday closest to the end of March, June and September, respectively.

5.16 FEDERAL RESERVE REGULATIONS.

None of the Loan Parties is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any Margin Stock in violation of any applicable Laws. None of the proceeds of any of the Loans shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of any applicable Laws. None of the Loan Parties, nor any bank acting on any of its behalf, has taken or will take any action that might cause this Agreement or the Notes to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now or hereafter in effect.

5.17 INVESTMENT COMPANY ACT.

None of the Loan Parties is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.18 [RESERVED]

5.19 COMPLIANCE WITH ERISA AND APPLICABLE FOREIGN LAW.

5.19.1 Plans. No Loan Party nor any ERISA Affiliate maintains or contributes to or has any liability with respect to any U.S. Pension Plan or Multiemployer Plan, except as disclosed on Schedule 5.19 attached hereto. The Borrower has furnished to the Administrative Agent a copy of the most recent actuarial report for each U.S. Pension Plan that is a defined benefit plan as defined in Section 3(35) of ERISA, that is subject to the Minimum Funding Standards, and for any Plan that is a funded employee welfare benefit plan, and each such report is accurate in all material respects.

5.19.2 Favorable Determination Letters. Each Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code, (i) is entitled to rely on a favorable opinion letter issued by the IRS, or (ii) if permitted under rules adopted by the IRS, has received a favorable determination letter from the IRS with respect to all plan document qualification requirements for which the remedial amendment period under Section 401(b) of the Code has closed and any plan document amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, since the date of such letter (whether a favorable opinion or determination letter) which would reasonably be expected to prevent any such plan from remaining so qualified.

5.19.3 Compliance. Each Plan has been operated in all material respects in compliance with the requirements of the Code and ERISA and the terms of each Plan.

5.19.4 Absence of Certain Conditions. Except as specifically disclosed on Schedule 5.19: (a) there has been no transaction in connection with which any Loan Party or an ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code; (b) no U.S. Pension Plan is, or is reasonably expected to be, in at-risk status as defined in Section 430(i) of the Code or Section 303 of ERISA, there is no failure to meet the Minimum Funding Standard with respect to any U.S. Pension Plan or to make any required installment under Section 430(j) of the Code by its due date, and there has been no waived funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code with respect to any U.S. Pension Plan, and the funding target attainment percentage (FTAP), as applicable, of each U.S. Pension Plan as determined under section 430(i)(4) of the Code (without regard to the assumptions required under Section 430(i)(1)(B) of the Code) is not less than seventy percent (70%); (c) there has been (i) no Reportable Event with respect to any U.S. Pension Plan, and (ii) no event or condition which presents a material risk of termination of any U.S. Pension Plan in a distress termination as described in Section 4041(c) of ERISA or by the PBGC; and no other condition exists or is reasonably expected to exist which could result in any liability to the PBGC; (d) no Loan Party nor any ERISA Affiliate (i) has any unfulfilled obligation to contribute to any Multiemployer Plan, (ii) has incurred or reasonably expects to incur Withdrawal Liability with respect to any Multiemployer Plan, (iii) has received any notification or knows of or reasonably expects that a Multiemployer Plan intends to terminate, is or is expected to be insolvent within the meaning of Section 4245 of ERISA, in Reorganization or in endangered or critical status within the meaning of Section 304 of ERISA or Section 432 of the Code; (e) there is no material liability, and no circumstances exist pursuant to which any such material liability could reasonably be imposed on any Loan Party or any ERISA Affiliate under Chapter 43 of the Code or Sections 409, 502(c), 502(l) and 4071 of ERISA; (f) there is no Plan (that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA) (i) providing material retiree health and/or life insurance or death benefits other than coverage mandated by applicable Law or (ii) having unfunded liabilities other than ordinary and usual claims for benefits by participants or beneficiaries; (g) no Loan Party or any ERISA Affiliate has ceased operations at a facility within the meaning of Section 4062(e) of ERISA or has withdrawn as a substantial employer as described in Section 4063 of ERISA; and (h) no Loan Party or any ERISA Affiliate is subject to the Early Warning Program of the PBGC (as described in PBGC Technical Update 00-3) or has been contacted by the PBGC in connection with the PBGC’s Early Warning Program.

5.19.5 Absence of Certain Liabilities. No liability (whether or not such liability is being litigated) has been asserted against any Loan Party or any ERISA Affiliate in connection with any U.S. Pension Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no lien has been attached and no Person has threatened to attach a lien on any property of a Loan Party or an ERISA Affiliate as a result of failure to comply with ERISA or as a result of the termination of any Plan. No material claim (other than routine claims for benefits) has been asserted against any Plan or against any Loan Party or an ERISA Affiliate in connection with any Plan and there is no outstanding material liability attributable to any U.S. Pension Plan or any Multiemployer Plan which was previously maintained by or to which contributions were made or required to be made by any Loan Party, any ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate.

5.19.6 Foreign Plans. Each Foreign Plan has been administered in accordance with its terms and is in compliance in all material respects with applicable Law; all contributions have been timely made or accrued on the financial statements of the applicable Loan Party and all contributions required under the terms of each Foreign Plan or under applicable Law have been timely made; there are no legal proceedings, audits, claims or suits pending against any Loan Party or, to the knowledge of any Loan Party, threatened against any Loan Party with respect to such Foreign Plan, the assets of such Foreign Plan, or the fiduciary of such Foreign Plan; any Foreign Plan which would be considered an “employee pension benefit plan” if such plan were maintained in the United States has been maintained in good standing with the applicable regulatory authorities, and if such plan is required or intended to be funded and/or book reserved it has been so funded and/or book reserved, as appropriate based on reasonable actuarial assumptions.

5.20 ACCURACY AND COMPLETENESS OF DISCLOSURE.

Neither this Agreement nor any other document, certificate or instrument delivered to the Lead Arrangers, the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Loan Party in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

5.21 ADEQUACY OF CAPITAL; SOLVENCY; STATUS OF PARENT.

The proceeds of the Loans, together with the proceeds of Indebtedness permitted under Section 8.1 (Indebtedness) and the cash flow from the operations of Parent and its Subsidiaries, will be sufficient to enable Parent and its Subsidiaries to operate their respective businesses as presently conducted or as presently proposed to be conducted. The Borrower and Parent, and after giving effect to any savings clauses in the Suretyship Agreements, each of the other Loan Parties, is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement. As of the Closing Date, Parent has (i) no assets other than one hundred percent (100%) of the outstanding Capital Stock of each of the Borrower and GB Ventures, and assets directly related thereto, and (ii) no liabilities except for (a) usual and customary obligations related to its existence, (b) usual and customary obligations related to compliance with requirements for public companies and the ownership of the Capital Stock of the Borrower and GB Ventures and (c) obligations under the Loan Documents and the Senior Notes and the Senior Note Documents.

5.22 ABSENCE OF RESTRICTIVE PROVISIONS.

Other than the restrictions contained in this Agreement, any Incremental Facility Amendment, any Refinancing Term Facility Agreement, and any Refinancing RC Facility Agreement, neither Parent nor any of its Subsidiaries is subject or party to any agreement, lien or encumbrance, Organizational Document, regulatory or other provision (except for applicable statutory corporate Law) restricting, directly or indirectly,

(a) the payment of dividends or distributions by a Subsidiary or the making of advances or other cash payments by any Subsidiary, in each case to Parent or any of its Subsidiaries; or

(b) the ability of Parent or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Parent or any of its Subsidiaries.

5.23 ENVIRONMENTAL COMPLIANCE.

(a) Parent and its Subsidiaries currently operate their respective businesses in material compliance with Environmental Laws.

(b) None of the real property currently or previously owned or occupied by Parent or any of its Subsidiaries or their assets has ever been used by previous owners or operators, or has ever been used by Parent or any of its Subsidiaries, to treat, produce, store, handle, transfer, process, transport, dispose or otherwise Release any Hazardous Substances in violation of any Environmental Law except, in the case of previous owners or operators, where such violation could not reasonably be expected to result in any liability to Parent or its Subsidiaries, individually or in the aggregate, in excess of an aggregate of Ten Million Dollars ($10,000,000) over the term of this Agreement.

(c) There is no condition that exists on the real property owned, occupied or otherwise used by Parent or any of its Subsidiaries that requires Remedial Action except where such Remedial Action could not reasonably be expected to result in any cost or liability to Parent or its Subsidiaries, individually or in the aggregate, in excess of an aggregate of Ten Million Dollars ($10,000,000) over the term of this Agreement.

(d) Neither Parent nor any of its Subsidiaries has been notified of, or has actual knowledge of any notification having been filed with regard to, a Release on or about or into or adjacent to any real property now or previously owned, occupied or otherwise used by Parent or any of its Subsidiaries or their assets.

(e) Neither Parent nor any of its Subsidiaries has received a summons, citation, notice of violation, administrative order, directive, letter or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission related to the generation, storage, transportation, handling, transfer, disposal or treatment of Hazardous Substances in violation of any Environmental Law.

(f) There are no “friable” (as that term is defined in regulations under the Federal Clean Air Act) asbestos or asbestos-containing materials which have not been encapsulated in accordance with accepted guidelines promulgated by the United States Environmental Protection Agency existing in any real property owned or occupied by Parent or any of its Subsidiaries.

(g) No equipment containing polychlorinated biphenyls, including electrical transformers, is located on any real property owned or occupied by Parent or any of its Subsidiaries in levels that exceed those permitted by any and all Governmental Authorities with jurisdiction over such premises and which are not properly labeled in accordance with requisite standards.

(h) Each of the tanks (if any) on any real property owned or occupied by Parent or any of its Subsidiaries has been registered and tested to the extent required by, and in accordance with, any applicable Environmental Laws, and there is no evidence of leakage from any such tanks. All tanks that have been removed or abandoned have been closed in accordance with applicable standards under Environmental Laws.

5.24 LABOR MATTERS.

Parent and its Subsidiaries has a stable work force in place and neither Parent nor any Subsidiary is, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.24. There are no strikes or other labor disputes pending or, to Parent’s or the Borrower’s knowledge, threatened against Parent or any of its Subsidiaries. Hours worked and payments made to the employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. The working conditions of employees of Parent and its Subsidiaries are in compliance in all material respects with OSHA and any other applicable Law. All payments due from Parent and its Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books in accordance with GAAP, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound.

5.25 BROKERS.

No finder or broker acting on behalf of Parent or any of its Subsidiaries has brought about the obtaining, making or closing of the Loans, and neither Parent nor any of its Subsidiaries has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.26 EXISTING INDEBTEDNESS.

(a) As of the Closing Date, neither Parent nor any of its Subsidiaries will be in default and no waiver of any such default will be in effect, in the payment of any principal or interest on any Indebtedness and no event or condition will exist as of the Closing Date with respect to any Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its regularly scheduled dates of payment.

(b) As of the Closing Date, the obligations under or arising out of Swap Agreements are as set forth on Schedule 5.26(b).

5.27 DESIGNATION AS SENIOR DEBT.

All Obligations shall be designated as “Senior Indebtedness” and “Designated Senior Indebtedness” or a similar term or designation for purposes of and as defined in, any documentation with respect to any subordinated Indebtedness.

ARTICLE 6

REPORTING REQUIREMENTS AND NOTICES

Each of Parent and the Borrower covenants that from the date of this Agreement, and for so long as any of the Obligations (other than contingent indemnification obligations) remain unpaid, any Letters of Credit remain outstanding (other than those which have been Cash

Collateralized in an amount equal to the Minimum Collateral Amount), the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the reporting and notice requirements set forth in this Article 6.

6.1 FINANCIAL DATA AND REPORTING REQUIREMENTS; NOTICE OF CERTAIN EVENTS.

6.1.1 Delivery of Quarterly Financial Statements. As soon as practicable and in any event within forty five (45) days after the close of each of the first three (3) quarters of each fiscal year of Parent and its Subsidiaries, the Borrower shall deliver to the Lenders a management-prepared Consolidated balance sheet, statement of income and changes in retained earnings, and statement of cash flows of Parent and its Subsidiaries as at the end of and for (a) the period commencing at the end of the previous fiscal year and ending with the end of such quarter and (b) the period commencing at the end of the previous fiscal quarter and ending with the end of such currently reported quarter, setting forth in comparative form the corresponding figures for the appropriate periods of the preceding fiscal year, each certified by a Financial Officer of Parent or the Borrower as (i) having been prepared in accordance with GAAP (with any changes in accounting policies discussed in reasonable detail) and (ii) presenting fairly the financial position and results of operations of Parent and its Subsidiaries as at the date and for the period specified (subject to normal recurring year-end audit adjustments), it being understood that footnotes may be omitted. The Borrower shall also deliver a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of (i) the U.S. Subsidiaries (including the Borrower), taken as a separate group (but excluding any Ventures), (ii) the Foreign Subsidiaries, taken as a separate group, and (iii) the Ventures, if any, taken as a separate group.

6.1.2 Delivery of Annual Financial Statements; Accountants’ Certification. As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of Parent and its Subsidiaries, the Borrower shall deliver to the Lenders:

(a) an audited Consolidated balance sheet, statement of income and changes in retained earnings, and statement of cash flows of Parent and each of its Subsidiaries, as at the end of and for the fiscal year just closed in reasonable detail and certified (without any “going concern” or like qualification or exception and without any qualifications or exceptions as to the scope of such audit) by Deloitte & Touche, LLP or another nationally-recognized independent certified public accountants selected by the Borrower and satisfactory to the Administrative Agent;

(b) an attestation report of such independent certified public accountants as to Parent’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing no concern that would result in such firm’s inability to issue a financial audit opinion without limitation, qualification or modification;

(c) so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to the preceding clause (a) shall be accompanied by a written statement of Parent’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that Parent or the Borrower has violated any provisions of Article 7 (Financial Covenants) or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation;

(d) a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of each Foreign Subsidiary and the results of operations and financial condition of the U.S. Subsidiaries as a separate group, except that (1) the U.S. Subsidiaries shall include the Borrower and (2) the French and Swiss Subsidiaries may be shown as a combined group, as at the end of and for the fiscal year just closed; and

(e) a management-prepared Consolidating balance sheet, statement of income and changes in retained earnings and statement of cash flows, showing separately the results of operations and financial condition of the Ventures, if any, as a separate group.

6.1.3 Delivery of Officer’s Compliance Certificates. As soon as practicable after the close of each quarter of each fiscal year of Parent and its Subsidiaries and in any event no later than the date on which financial statements are required to be delivered for each such quarter or year, as provided in Subsections 6.1.1 (Delivery of Quarterly Financial Statements) or 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification), Parent or the Borrower shall deliver to the Lenders an Officer’s Compliance Certificate certified by a Financial Officer of Parent or the Borrower (a) demonstrating compliance with the financial covenants set forth in Article 7 (Financial Covenants) and (b) certifying that, as at the date of such certificate, there existed no Event of Default and no Default, or, if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof and what action Parent and the Borrower propose to take or has taken with respect thereto.

6.1.4 Auditors’ Reports. Promptly upon receipt, Parent or the Borrower shall deliver to the Lenders copies of all management letters, financial reports or written recommendations, if any, submitted to Parent or any of its Subsidiaries by its auditors in connection with each annual or interim audit or examination of its books by such auditors.

6.1.5 SEC Filings, Etc. Promptly upon receipt or transmission thereof by Parent, as applicable, Parent or the Borrower shall deliver to the Lenders:

(a) all letters of comment or material correspondence sent to Parent or any of its Subsidiaries by any securities exchange or the SEC in relation to the affairs of Parent or any of its Subsidiaries;

(b) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the SEC;

(c) all financial statements, reports, notices and proxy statements sent or made available generally by Parent or any of its Subsidiaries to other lenders to such Persons (if any) and their other respective bondholders or security holders (or any trustee or other representative of any of the foregoing) and any non-routine notices or other non-routine correspondence from such lenders, bondholders or security holders (or trustee or other representative of such Persons); and

(d) all press releases and other statements made available by Parent or any of its Subsidiaries to the public concerning material developments in their respective businesses;

provided, however, that any information or document described in clauses (a) through (d) of this Subsection 6.1.5 that is filed with the SEC via the EDGAR filing system and publicly available on www.sec.gov/edgar (or equivalent web address) shall be deemed to be delivered to the Administrative Agent and the Lenders upon the Lenders’ receipt of notice (including any notice received via e-mail) from Parent or the Borrower that such information or document has been filed and is publicly available on www.sec.gov/edgar (or equivalent web address); provided, further, that no such notice need be delivered in connection with the regularly filed Annual Reports of Parent on Form 10-K or Quarterly Reports of Parent on Form 10-Q.

6.1.6 Annual Budget. As soon as available, and in any event within ninety (90) days of the commencement of each fiscal year, the Borrower shall deliver to the Lenders management-prepared operating projections and budgets for Parent and its Subsidiaries for such fiscal year, which shall include a balance sheet, income statement and statement of cash flows, together with a statement presenting the assumptions made in preparing such projections and budgets and, as soon as available, significant revisions, if any, of such projections and budgets, in each case (a) in reasonable detail and otherwise in form and substance satisfactory to the Lenders and (b) accompanied by a certificate of Parent or the Borrower, executed on its behalf by a Financial Officer, stating that (i) such projections and budgets (x) have been prepared on the basis of the assumptions stated therein and (y) represent Parent’s and the Borrower’s best and most recent estimate of the future financial performance of Parent and its Subsidiaries and (ii) such assumptions are believed by Parent and the Borrower to be reasonable and fair in light of current business conditions and current facts known to Parent and the Borrower.

6.2 NOTICE OF DEFAULTS.

The Borrower shall promptly give written notice to the Lenders (a) of any Default or Event of Default, (b) if any Lender has given notice to the Borrower or taken any other action with respect to a claimed Default or Event of Default or (c) if any Person has given any notice of or taken any other action with respect to a claimed default or event or condition of the type referred to in Subsection 9.1.3 (Cross Default to Indebtedness), specifying the nature and period of existence of any such Default or Event of Default, or specifying the notice given or action taken by such Lender or Person and the nature of such claimed Default, Event of Default, event or condition, and what action the Borrower has taken, is taking or proposes to take with respect thereto.

6.3 NOTICE OF DISPUTES AND OTHER MATTERS.

Parent or the Borrower shall promptly give written notice to the Administrative Agent of the following matters:

6.3.1 Certain Litigation. Any actions, investigations, disputes, proceedings or claims commenced or asserted against Parent or any of its Subsidiaries in which the amount involved is Two Million Five Hundred Thousand Dollars ($2,500,000) or more and that is not fully covered by insurance (subject to usual and customary deductibles), or which, if not solely a claim for monetary damages, could reasonably be expected to, if adversely determined, result in a Material Adverse Change;

6.3.2 Conditions Affecting Collateral. Any of the following conditions: (a) movement of any material amount of Collateral to a location not identified in the Security Agreement; (b) acquisition of property by the Borrower or any Guarantor not subject to a valid and perfected first priority Lien pursuant to the Loan Documents (subject to Permitted Liens and Permitted Perfection Limitations) other than Excluded Assets (subject to the limitations set forth in the last sentence of Section 2 of the Security Agreement); (c) any change of name, type of business entity or jurisdiction of registration or any change of address of the chief executive office of the Borrower or any Guarantor or (d) any other circumstance that could reasonably be expected to adversely affect the attachment, perfection or enforcement of the Administrative Agent’s security interest in the Collateral;

6.3.3 Material Adverse Change. Any Material Adverse Change or the existence of any facts or circumstances or the occurrence or failure to occur of any event which could reasonably be expected to result in a Material Adverse Change;

6.3.4 Nuvectra Spinoff. Any material changes, as compared to the series of transactions set forth on Schedule 1.1A, with respect to the Permitted Nuvectra Spinoff; and

6.3.5 Change in Rating. Any announcement by Moody’s or S&P of any change in (or termination of) any rating referred to in Section 8.20 (Credit Ratings).

6.4 ERISA NOTICES AND FOREIGN PLAN NOTICES.

Parent or the Borrower shall deliver to the Administrative Agent:

(a) promptly, and in any event within ten (10) Business Days, after the receipt thereof, copies of all reports and notices that any Loan Party or any ERISA Affiliate receives from PBGC, IRS or the DOL that could reasonably be expected to result in a Loan Party or any ERISA Affiliate incurring a material liability and at the request of Lender, copies of all annual reports for U.S. Pension Plans filed with the DOL or IRS;

(b) as soon as possible and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that (i) any Reportable Event has occurred or is reasonably expected to occur with respect to any U.S. Pension Plan, (ii) there has been an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA or an application has been made to the Secretary of the Treasury for a waiver or modification of the Minimum Funding Standard or an extension of any amortization period under Section 412 of the Code with respect to an U.S. Pension Plan, (iii) proceedings have been instituted or are reasonably expected to be instituted under Title IV of ERISA to terminate any U.S. Pension Plan, (iv) any U.S. Pension Plan is or is reasonable expected to be in at-risk status under Section 430 of the Code (v) any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by any Loan Party or any ERISA Affiliate, (vi) any Multiemployer Plan is or is reasonably expected to be in Reorganization, in endangered or critical status as defined in Section 432 of the Code and Section 305 of ERISA, terminated, partitioned or declared insolvent, (vii) an action has been instituted pursuant to Section 515 of ERISA, or can reasonably be expected to be instituted, to collect a delinquent contribution to a Multiemployer Plan, (viii) any event, transaction or condition has occurred or will occur that could reasonably be expected to result in the imposition of a lien under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, (ix) any Prohibited Transaction or other transaction, event or condition has occurred or will occur with respect to a Plan that could reasonably be expected to result in a Loan Party or any ERISA Affiliate incurring a material liability or becoming subject to a material penalty or excise tax, or (x) the PBGC has contacted a Loan Party or any ERISA Affiliate with respect to the PBGC’s Early Warning Program, a certificate of a Financial Officer of the Borrower setting forth the details as to such event, transaction or condition and the action the Borrower (or any Loan Party or any ERISA Affiliate) has taken, is taking or proposes to take with respect thereto and with respect to (i), (ii) and (iii) above, with copies of any notices and applications; and

(c) as soon as possible and in any event within ten (10) Business Days after any Loan Party knows or has reason to know that an event or condition has occurred with respect to a Foreign Plan that could reasonably be expected to result in a Loan Party incurring a material liability or becoming subject to a material penalty.

6.5 INTELLECTUAL PROPERTY.

Parent or the Borrower shall notify the Administrative Agent of any of the following conditions no later than the date that the delivery of the Officer’s Compliance Certificate is required, pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates) immediately following the occurrence of such event or condition: (a) any changes in and to the ownership of, or rights to use, any material Intellectual Property owned or licensed by Parent or any of its Subsidiaries; (b) the registration of any copyrights at the United States Copyright Office; (c) any material infringement or misappropriation of any material Intellectual Property owned or licensed by Parent or any of its Subsidiaries by any Person of which Parent or any of its Subsidiaries has knowledge; (d) the receipt of any written claim, demand or threat, or the institution of any proceeding, relating to any material Intellectual Property owned or licensed by Parent or any of its Subsidiaries or (e) any other material adverse change affecting or relating in any way to any material Intellectual Property owned or licensed by Parent or any of its Subsidiaries.

6.6 MISCELLANEOUS.

With reasonable promptness, the Borrower shall deliver such other information respecting the business, operations and financial condition of Parent and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

6.7 AUTHORIZATION OF THIRD PARTIES TO DELIVER INFORMATION.

Any opinion, report or other information delivered to the Administrative Agent, the Issuing Bank or any Lender pursuant to the Loan Documents is hereby deemed to have been authorized and directed by the Borrower to be delivered for the benefit, and reliance thereupon, of such recipient.

ARTICLE 7

FINANCIAL COVENANTS

Each of Parent and the Borrower covenants that from the date of this Agreement and for so long as the RC Commitment remains in effect, or Letters of Credit are outstanding (other than those which have been Cash Collateralized in an amount equal to the Minimum Collateral Amount) or any of the Obligations in respect of the RC Loans, Swingline Loans or Term A Loans remain unpaid (other than contingent indemnification obligations), the Lenders have an unexpired commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the financial covenants set forth in this Article 7 for the benefit of the RC Lenders, the Swingline Lender, the Issuing Bank and the Term A Lenders only.

7.1 INTEREST COVERAGE RATIO.

Parent and its Subsidiaries, on a Consolidated basis, shall maintain a ratio of Adjusted EBITDA to Interest Expense (each for the four (4) consecutive preceding fiscal quarters) calculated as of the last day of any fiscal quarter, of at least 3.00 to 1.00.

7.2 TOTAL NET LEVERAGE RATIO.

Parent and its Subsidiaries, on a Consolidated basis, shall maintain a Total Net Leverage Ratio of no more than the ratios specified below:

Maximum Total Net Leverage Ratio	Period
6.50 to 1.00	Through and including the third fiscal quarter of 2016.

6.25 to 1.00	Fourth fiscal quarter of 2016.

6.00 to 1.00	First fiscal quarter of 2017 and second fiscal quarter of 2017.

5.75 to 1.00	Third fiscal quarter of 2017.

5.50 to 1.00	Fourth fiscal quarter of 2017.

5.00 to 1.00	First fiscal quarter of 2018 and second fiscal quarter of 2018.

4.75 to 1.00	Third fiscal quarter of 2018.

4.50 to 1.00	Fourth fiscal quarter of 2018.

4.25 to 1.00	First fiscal quarter of 2019.

4.00 to 1.00	Second fiscal quarter of 2019 and thereafter.

This covenant shall be tested quarterly on the last day of each fiscal quarter.

7.3 ADDITIONAL PROVISIONS RESPECTING CALCULATION OF FINANCIAL COVENANTS.

Except as otherwise provided in this Agreement, the following provisions shall apply:

7.3.1 Source of Information. All the calculations of financial covenants shall be based upon the figures set forth in the Consolidated financial statements of Parent and its Subsidiaries most recently delivered pursuant to this Agreement even where this Agreement may refer to a period ended on, or most recently prior to, a specified date of determination.

7.3.2 Treatment of Acquisitions and Dispositions. Calculations made pursuant to this Article 7 shall give effect, on a pro forma basis, to all Acquisitions and dispositions made during the quarter or year to which the required compliance relates, as if such Acquisition or disposition had been consummated on the first day of the applicable period; provided, that items of revenue and expense shall be based on actual amounts and not adjusted to give effect to potential savings and similar adjustments. Calculation of financial covenants in connection with Acquisitions and dispositions shall be based on the results of operations and financial position of Parent and its Subsidiaries set forth on the most recently delivered financial statements, adjusted, in the case of an Acquisition, to give effect to any additional Indebtedness incurred in connection therewith and to include the results of operations and financial position of the target during the applicable period, and in the case of a disposition, to give effect to any repayment of Indebtedness in connection therewith and to exclude the results of operations and financial position for the applicable period of the assets so disposed of.

7.3.3 Changes in GAAP.

(a) Notwithstanding the definition of “GAAP” in Section 1.1 (Defined Terms), or any provision to the contrary in this Agreement, the financial covenants set forth in this Article 7 shall be calculated for all purposes in accordance with generally accepted accounting principles as in effect on the date of the delivery of the financial statements referred to in clause (i) of Subsection 4.1.5 (Closing Date Deliverables) (“Closing Date GAAP”) subject to the following provisions of this Subsection 7.3.3.

(b) If, after the date of this Agreement, there are any changes to GAAP that would affect the calculation of the financial covenants, and if the Borrower so requests, the Majority Lenders may:

(i) approve the request of the Borrower to change the basis for calculating the financial covenants from Closing Date GAAP to Closing Date GAAP as modified to incorporate the change or changes in GAAP requested by the Borrower, after which time, Closing Date GAAP shall be deemed to be Closing Date GAAP as so adjusted (“Adjusted GAAP”); and

(ii) in connection with any such change to Adjusted GAAP, if the Majority Lenders deem it to be appropriate, may adjust one or more of the financial covenants set forth in this Article 7 (and, without limiting the generality of the foregoing, the set points for determining Applicable Margin, Commitment Fee or any other amount derived from the ratios referred to in the financial covenants) or the method of calculating such financial covenants for all purposes (including, without limitation, for purposes of determining Applicable Margin) in such manner as is necessary or desirable to carry out the initial intent of the parties with respect to such covenants (and pricing, as applicable) as originally drafted.

(c) At any time that GAAP changes, the Borrower may initiate a request pursuant to the preceding clause (b), it being understood that the right to make such a request is not a one-time right. If Closing Date GAAP has already been adjusted to be Adjusted GAAP at the time of any such request and if the Majority Lenders agree to such further adjustments, then Adjusted GAAP shall thereafter be deemed to incorporate such further adjustments.

7.3.4 Reconciliation. At any time that Closing Date GAAP (or Adjusted GAAP, as applicable) is not the same as GAAP, the Borrower shall deliver, together with the Officer’s Compliance Certificate pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance

Certificates), a reconciliation of each of the component figures used in determining compliance with the financial covenants (based on Closing Date GAAP or Adjusted GAAP, as applicable) and the corresponding amounts shown on the financial statements delivered pursuant to Section 6.1 (Financial Data and Reporting Requirements; Notice of Certain Events) (based on GAAP). If so requested by the Majority Lenders, the Borrower shall also provide a confirmation of such reconciliation by the Borrower’s independent certified public accountants.

7.3.5 Pro Forma Calculations. Calculations required to be made on a pro forma basis as of a date other than the date financial statements are required to be delivered pursuant to this Agreement, unless otherwise expressly stated, shall be made in the manner provided in this Subsection 7.3.5. In the pro forma calculation of Total Net Leverage Ratio as at any date, (a) the amount of Total Net Indebtedness, cash and Cash Equivalents shall be determined as of such date, after giving effect to the transactions and events proposed on such date and (b) Adjusted EBITDA shall be determined as of the most recent four (4) fiscal quarters ended as to which financial statements shall have been delivered pursuant to this Agreement, after giving effect to the adjustments contemplated by Subsection 7.3.2 above for Acquisitions and dispositions including any Acquisitions or dispositions proposed for such date. In the pro forma calculation of the interest coverage ratio as set forth in Section 7.1 (Interest Coverage Ratio) as at any date, (a) Adjusted EBITDA shall be determined as of the four (4) fiscal quarters ended as to which financial statements shall have been delivered pursuant to this Agreement, after giving effect to the adjustments contemplated by Subsection 7.3.2 above for Acquisitions and dispositions including any Acquisitions or dispositions proposed for such date and (b) Interest Expense shall be determined as of the four (4) fiscal quarters ended as to which financial statements shall have been delivered pursuant to this Agreement, adjusted to give effect to the transactions and events proposed on such date as though such transactions or events had occurred on the first day of the most recent four (4) fiscal quarters as to which the applicable financial statements relate (including any adjustments that would have occurred to debt levels and interest rates if the related Indebtedness had been in place or repaid, as applicable, on such first day).

ARTICLE 8

BUSINESS COVENANTS

Each of Parent and the Borrower covenants that from the date of this Agreement, and for so long as any of the Obligations (other than contingent indemnification obligations) remain unpaid, any Letters of Credit remain outstanding (other than those that have been Cash Collateralized in an amount equal to the Minimum Collateral Amount), the Lenders have an unexpired Commitment to lend hereunder or the Issuing Bank has an unexpired commitment to issue Letters of Credit hereunder, it shall comply with each of the covenants set forth in this Article 8.

8.1 INDEBTEDNESS.

8.1.1 In General. Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than each of the following:

(a) obligations under Swap Agreements consistent with the terms of this Agreement;

(b) obligations under the Loan Documents (including any Refinancing Term Loan Indebtedness and Refinancing RC Indebtedness) and in respect of Letters of Credit and Banking Services Obligations;

(c) obligations in an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) at any time outstanding in respect of Capital Lease Obligations and purchase money security interests;

(d) obligations owing to the Borrower or to any Guarantor by the Borrower or any Guarantor;

(e) other Indebtedness (not otherwise provided for in this Subsection 8.1.1) existing on the Closing Date and listed on Schedule 8.1 hereto, and any amendments or refinancings thereof so long as such amendments and refinancings do not increase the principal amount thereof (except to the extent of any transaction costs related to such refinancing), shorten the maturity or weighted amortization or substantially increase the obligations of the obligors;

(f) unsecured Indebtedness of the Borrower or any Guarantor in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000) at any one time outstanding; provided, that before and after the incurrence of any such Indebtedness, the Borrower shall be in compliance with the financial covenants set forth in Article 7 (Financial Covenants);

(g) Indebtedness in an aggregate amount outstanding at any time not to exceed Thirty Million Dollars ($30,000,000) that is secured by any asset acquired, or by the assets of any Person that becomes a Subsidiary pursuant to an Acquisition, by the Borrower or any Subsidiary at the time of any such acquisition or Acquisition, as applicable; provided, that such Indebtedness (i) existed at the time of the acquisition of such asset (or Acquisition of such Subsidiary) by Borrower or any Subsidiary and (ii) is not incurred in contemplation of such transaction;

(h) Indebtedness permitted under clause (b) of Section 8.3 (Investments, Loans, Acquisitions, Etc.);

(i) Indebtedness permitted by clause (d) of Section 8.3 (Investments, Loans, Acquisition, Etc.);

(j) Indebtedness in an aggregate principal amount not exceeding Four Hundred Ten Million Dollars ($410,000,000) under or in respect of Senior Notes, and any Permitted Refinancings thereof, and Guaranties by the Loan Parties (other than the Borrower) of such Indebtedness and any such Permitted Refinancings;

(k) Indebtedness permitted by clause (e) of Section 8.3 (Investments, Loans, Acquisition, Etc.);

(l) unsecured Indebtedness of one or more Foreign Subsidiaries, the aggregate outstanding principal amount of which Indebtedness is not at any time in excess of Thirty Million Dollars ($30,000,000);

(m) Indebtedness arising from the deferral of payment of a Restricted Payment allowed under Subsection 8.4.2 (Ventures) (whether or not such Indebtedness is subordinated);

(n) Indebtedness permitted by clause (k) of Section 8.3 (Investments, Loans, Acquisitions, Etc.);

(o) Guaranties by Parent, the Borrower or Subsidiaries of the Borrower of Indebtedness permitted by clause (l) above;

(p) Guaranties by the Borrower or any Guarantor of Indebtedness of another Guarantor or the Borrower;

(q) Alternative Incremental Facility Debt; provided, that the aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Subsection 2.1.11 (Increases in Facility); and

(r) Guaranties by one or more Foreign Subsidiaries of Indebtedness of one or more of the Foreign Subsidiaries permitted hereunder.

Notwithstanding the foregoing, no Indebtedness shall be permitted pursuant to this Subsection 8.1.1 unless the incurrence and maintenance of such Indebtedness will not result in a default under any Other Senior Debt Documents.

8.1.2 Limitation on Incurrence. In addition to the limitations on the incurrence or existence of Indebtedness referred to above, no additional Indebtedness under clause (c), (f), (g), (h), (k), (p) or (q) and, as it relates to Permitted Refinancings, (j) of Subsection 8.1.1 (Indebtedness—In General) may be incurred by Parent or any of its Subsidiaries unless immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing.

8.2 LIENS; LICENSES.

8.2.1 In General. Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or assets of Parent or any Subsidiary, except each of the following (the items referred to in clauses (a) through (i) are, collectively, the “Permitted Liens”):

(a) Liens created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents and Liens, if any, in favor of the Issuing Bank to Cash Collateralize or otherwise secure obligations of a Defaulting Lender to fund risk participations under this Agreement;

(b) Liens for taxes, assessments or other governmental charges the payment of which is not yet due or the payment of which is not at the time required by Section 8.11 (Payment of Taxes and Claims; Tax Returns);

(c) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 8.11 (Payment of Taxes and Claims; Tax Returns);

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of Parent or any of its Subsidiaries; provided, that Parent shall notify the Administrative Agent of any such lease or subleases and Administrative Agent may in the case of real property leases or subleases, in its discretion, require assignments of the rents thereunder;

(e) Capital Leases and purchase money Liens incurred in compliance with clause (c) of Subsection 8.1.1 (Indebtedness—In General); provided, that no such security interest shall extend to or cover any property other than the leased property or property acquired with such purchase money Indebtedness;

(f) Liens on assets at the time of acquisition of such asset (or at the time of the Acquisition of the Person that owns such assets) by Borrower or any Subsidiary (including any Liens securing Indebtedness incurred in reliance of Subsection 8.1.1(g) above); provided, that (i) such Liens exist at the time of such acquisition and are not created in anticipation of the acquisition of such asset, (ii) any such Lien does not by its terms cover any asset other the asset acquired and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness permitted under Section 8.1 (Indebtedness) of this Agreement;

(g) other Liens existing on the Closing Date and listed on Schedule 8.2 hereto, relating to Indebtedness listed on Schedule 8.1 hereto and any amendments thereto or refinancings thereof permitted by clause (e) of Subsection 8.1.1 (Indebtedness—In General), so long as the Liens do not encumber any property not encumbered by the Liens listed on Schedule 8.2 hereto;

(h) Liens on Collateral securing Alternative Incremental Facility Debt (other than any Senior Notes to the extent constituting Alternative Incremental Facility Debt); provided, that such Liens are subject to customary intercreditor terms and documentation reasonably satisfactory to the Administrative Agent; and

(i) other Liens securing liabilities in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) at any time outstanding.

Notwithstanding the foregoing, no Liens shall be permitted pursuant to this Subsection 8.2.1 unless such Liens will not result in a default under any Other Senior Debt Documents.

8.2.2 Negative Pledge. Except pursuant to the Loan Documents, any Other Senior Debt Documents or any documentation for any other Indebtedness permitted hereunder (except that such documentation for any such other Indebtedness shall not so restrict any Lien securing any of the Secured Obligations), or any Permitted Refinancing thereof, Parent shall not, and shall not permit any of its Subsidiaries to, agree with any Person to restrict or place limitations on the right of Parent or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property, including real property, or asset of Parent or any of its Subsidiaries.

8.2.3 Licenses. Parent shall not, and shall not permit any of its Subsidiaries to, license or sublicense any of its Intellectual Property or general intangibles if the effect of such license or sublicense is to transfer all or substantially all of the licensor’s or sublicensor’s economic value in the Intellectual Property or general intangible to the licensee or sublicensee except pursuant to a disposition permitted by Subsection 8.7.2 (Sales and Other Dispositions).

8.3 INVESTMENTS, LOANS, ACQUISITIONS, ETC.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that the Borrower and the Subsidiaries may permit to exist and, so long as no Default or Event of Default then exists or would be caused thereby, the Borrower and the Subsidiaries may make, any of the following:

(a) Permitted Acquisitions; provided, that after giving pro forma effect to the proposed Investment, the Specified Restricted Use Conditions are satisfied;

(b) Subject to Section 8.29 (Reset Provision), Investments by the Borrower or any Subsidiary Guarantors in Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed Forty Million Dollars ($40,000,000) for capital expansion or working capital purposes; provided, that to the extent that the Borrower or any Subsidiary provides a Guarantee pursuant to clause (o) of Subsection 8.1.1 (Indebtedness—In General) of Foreign Subsidiary Indebtedness incurred pursuant to clause (l) of Subsection 8.1.1 (Indebtedness—In General), the above dollar amount provided for in this clause (b) shall be reduced dollar-for-dollar by an amount equal to such Guaranteed Indebtedness; provided, further, that after giving pro forma effect to the proposed Investment, the Specified Restricted Use Conditions are satisfied;

(c) Investments by the Borrower or any Subsidiary Guarantors in Subsidiary Guarantors, the creation by the Borrower or any Subsidiary Guarantor of new direct or indirect wholly-owned Subsidiaries that become Subsidiary Guarantors, and loans or advances from any Subsidiary Guarantor to the Borrower;

(d) Investments by Foreign Subsidiaries in other Foreign Subsidiaries or the creation by a Foreign Subsidiary of additional Foreign Subsidiaries;

(e) Subject to Section 8.29 (Reset Provision), any Investment not otherwise permitted pursuant to this Section 8.3 in an aggregate amount at any time outstanding not to exceed Two Hundred Million Dollars ($200,000,000) (excluding operating expenses that are written off in the ordinary course of business), so long as after giving pro forma effect to the proposed Investment the Specified Restricted Use Conditions are satisfied;

(f) Investments in Swap Agreements consistent with the terms of this Agreement or other Swap Agreements entered into in the ordinary course of business for the purpose of minimizing risk and not for speculative purposes;

(g) Investments in Cash Equivalents;

(h) Investments in connection with a Permitted Stock Repurchase under Subsection 8.4.3 (Permitted Stock Repurchases and Dividends);

(i) Investments in Ventures that are contributed to or rolled over into new or additional joint ventures entered into with third parties (which become Ventures); provided, that any additional cash or other contributions by a Loan Party in or to such new or additional joint venture shall be permitted only to the extent otherwise permitted by other applicable clauses of this Section 8.3;

(j) Investments contemplated by clauses (g) and (h) of Subsection 8.7.2 (Sales and Other Dispositions), subject to the requirements specified therein;

(k) other Investments set forth on Schedule 8.3 hereto as such schedule is in effect on the Closing Date; and

(l) the Nuvectra Contribution pursuant to the Permitted Nuvectra Spinoff.

Notwithstanding the foregoing, no Investments shall be permitted pursuant to this Section 8.3 unless such Investments will not result in a default under any Other Senior Debt Documents.

For the purposes of this Section 8.3, the “amount” of any loan, advance, extension of credit or investment made by any Person or Persons (collectively, the “Investor”) in any other Person or Persons (collectively, the “Recipient”) shall be:

(1) with respect to any loans, advances or extensions of credit made by any Investor to or in any Recipient, an amount equal to the principal amount of loans, advances and extensions of credit made to the Recipient, directly or indirectly, by the Investor; and

(2) with respect to any equity investment made by any Investor in any Recipient, the amount of capital contributions made in the Recipient, directly or indirectly, by the Investor or the purchase price paid to the Recipient by any Investor in respect of any Capital Stock of the Recipient issued by the Recipient to the Investor.

Notwithstanding the foregoing, for purposes of clause (e) only, the “amount” of any loan, advance, extension of credit or investment made by any Investor in any Recipient shall be:

(1) with respect to any loan, advance or extension of credit made by any Investor to or in any Recipient, an amount equal to the principal amount of such loan, advance or extensions of credit made to the Recipient, directly or indirectly, by the Investor less the amount of any repayment or prepayment of such principal amount; and

(2) with respect to any equity investment made by any Investor in any Recipient, the amount of any capital contribution made in the Recipient, directly or indirectly, by the Investor or the purchase price paid to the Recipient by any Investor in respect of any Capital Stock of the Recipient issued by the Recipient to the Investor less the amount of any dividend or stock repurchase received on account of any such equity investment.

8.4 RESTRICTED PAYMENTS.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that:

8.4.1 Intercompany. Restricted Payments may be declared and paid by any Subsidiary of Parent (x) to any Loan Party or (y) that is not a Loan Party to any other Subsidiary of Parent that is not a Loan Party.

8.4.2 Ventures. Restricted Payments for tax distributions and for the redemption of Capital Stock in a Venture (including subsequent payments on Indebtedness arising from the deferral of a payment created in connection with the redemption of Capital Stock in a Venture so long as the deferred payment is not guaranteed by a Loan Party) may be made by the Borrower to a Venture to be distributed to any Person holding a minority interest in the Capital Stock of such Venture so long as no Default or Event of Default exists at the time of the Restricted Payment or would exist immediately after giving effect thereto.

8.4.3 Permitted Stock Repurchases and Dividends. Subject to Section 8.29 (Reset Provision), the Borrower may make one or more Restricted Payments to be distributed to Parent in an aggregate amount for all such Restricted Payments not to exceed, at any date of determination, Two Hundred Fifty Million Dollars ($250,000,000), the proceeds of which may be used by Parent to repurchase outstanding Capital Stock of Parent or paying dividends on its Capital Stock, in each case so long as (a) the Specified Restricted Use Conditions are satisfied, (b) the Borrower provides notice to the Administrative Agent that the Restricted Payment is being made, and (c) the proceeds of the Restricted Payment paid to Parent are promptly used by Parent to make such repurchases or dividends.

8.4.4 Distributions in Connection with the Permitted Nuvectra Spinoff. The dividends and other Restricted Payments with respect to the Capital Stock of Nuvectra and AlgoStim LLC and PelviStim LLC, if applicable, may be made pursuant to the Permitted Nuvectra Spinoff.

8.5 SALE-LEASEBACKS.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell or otherwise transfer, in one or more related transactions, any property (whether real, personal or mixed) and thereafter rent or lease such transferred property or substantially identical property.

8.6 TRANSACTIONS WITH AFFILIATES.

Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction with any Affiliate on terms that are less favorable (when taken as a whole) to Parent or any such Subsidiary than those that could reasonably be expected to be obtained at the time from unaffiliated third parties; provided, that the foregoing restrictions shall not apply to (a) transactions exclusively among the Borrower and the Guarantors not prohibited by this Agreement, (b) Restricted Payments, to the extent permitted under Section 8.4 (Restricted Payments), (c) usual and customary indemnification obligations in the Organizational Documents of Parent and its Subsidiaries for acts and omissions of their officers and directors, (d) Investments permitted by Section 8.3 (Investments, Loans, Acquisitions, Etc.), (e) transactions exclusively among the Foreign Subsidiaries, and (f) transactions permitted under clauses (g) and (h) of Subsection 8.7.2 (Sales and Other Dispositions), and (g) transactions under or related to the Permitted Nuvectra Spinoff (to the extent such transactions are approved by a majority of the disinterested members of the Board of Directors of the Parent), subject to the requirements specified therein. If any Affiliate transaction (other than as set forth in the preceding proviso) involves an amount in excess of Twenty Million Dollars ($20,000,000), it shall be approved by a majority of the disinterested members (if any) of the Board of Directors of Parent or the Borrower. If any such transaction with an Affiliate involves an amount in excess of Forty Million Dollars ($40,000,000), it shall be determined by a nationally recognized investment banking or accounting firm to be fair to Parent and its Subsidiaries. Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction with Nuvectra or its successors on terms that are less favorable (when taken as a whole) to Parent or such Subsidiary than those that could reasonably be expected to be obtained at the time from unaffiliated third parties except for usual and customary agreements (including one or more license agreements to be entered into between Parent or the Borrower, as applicable, and Nuvectra) entered into between the parties in connection with the Permitted Nuvectra Spinoff.

8.7 MERGERS AND DISPOSITIONS.

8.7.1 Consolidations and Mergers. Parent shall not, and shall not permit any of its Subsidiaries to:

(a) directly or indirectly, consolidate with or merge into any Person, except:

(i) a Subsidiary may consolidate with or merge into the Borrower so long as the Borrower is the survivor;

(ii) subject in the case of any consolidation or merger involving Parent to Section 8.32 (Lines of Business), a Subsidiary may consolidate with or merge into a Guarantor so long as the Guarantor is the survivor;

(iii) a Foreign Subsidiary may consolidate with or merge into another Foreign Subsidiary; and

(iv) so long as no Default or Event of Default then exists or would be created thereby, a Subsidiary may consolidate with or merge with another Person to effect a Permitted Acquisition or a disposition permitted by Subsections 8.7.2 (Sales and Other Dispositions), in each case subject to Section 8.33 (Further Assurances); or

(b) enter into any winding-up, liquidation, dissolution, division or similar transaction except:

(i) a Subsidiary may be dissolved following the transfer of all of its assets to the Borrower or one or more Subsidiary Guarantors; and

(ii) a Foreign Subsidiary may be dissolved following the transfer of all of its assets to the Borrower, one or more Subsidiary Guarantors and/or one or more Foreign Subsidiaries.

Notwithstanding the foregoing, no merger, winding-up, liquidation, dissolution, division or similar transaction shall be permitted pursuant to this Subsection 8.7.1 unless the same will not result in a default under any Other Senior Debt Documents.

8.7.2 Sales and Other Dispositions. Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, license, abandon or otherwise transfer or dispose of any of its assets or property of any nature except:

(a) sales of inventory in the ordinary course of its business;

(b) licensing or sublicensing of Intellectual Property of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice so long as the effect of such license or sublicense shall not transfer all or substantially all of the licensor’s or sublicensor’s economic value in the Intellectual Property to the licensee or sublicensee;

(c) transfers of assets or property to the Borrower or a Subsidiary Guarantor;

(d) transfers of assets or property from a Foreign Subsidiary to another Foreign Subsidiary;

(e) transfers of assets in an amount not to exceed One Hundred Million Dollars ($100,000,000) in any fiscal year, so long (i) as at the time of such disposition no Default or Event of Default exists or would be created thereby and (ii) at least seventy-five percent (75%) of the consideration for each such transfer or sale pursuant to this clause (e) shall be cash or Cash Equivalents;

(f) sales of any assets of, or equity interests in, Ventures, including the transactions contemplated by clause (i) of Section 8.3 (Investments, Loans, Acquisitions, Etc.);

(g) transfers of Capital Stock set forth in, and in conformity with, the definition of Permitted Maquiladora Restructuring;

(h) transfers by the Borrower or a Subsidiary Guarantor to a Foreign Subsidiary of the Borrower’s or such Subsidiary Guarantor’s maquiladora operations (which are operated in conjunction with one or more Target Mexican Subsidiaries), so long as (i) no Default or Event of Default shall then exist or be caused thereby or by any of the transactions in connection with the maquiladora operations, (ii) none of the assets transferred in connection with such operations shall consist of Intellectual Property (other than non-exclusive licenses of Intellectual Property necessary for such operations), (iii) in connection therewith, the Foreign Subsidiary shall enter into a distributorship agreement with the Borrower or another Loan Party and (iv) no more than Fifty Million Dollars ($50,000,000) of assets (based on fair market value) are so transferred; and

(i) transfers pursuant to Investments permitted by Section 8.3 (Investments, Loans, Acquisitions, Etc.) and Restricted Payments permitted by Section 8.4 (Restricted Payments).

Notwithstanding the foregoing, no sale, lease, license, abandonment or other transfer or disposition of property shall be permitted pursuant to this Subsection 8.7.2 unless the same will not result in a default under any Other Senior Debt Documents.

8.8 MANAGEMENT ARRANGEMENTS.

Parent shall not, and shall not permit any of its Subsidiaries to, (a) enter into or remain bound by any management, employment or consulting agreement with any Person that gives such Person the right to manage its business, except for usual and customary employment agreements and consulting agreements consistent with past practice, or (b) directly or indirectly pay or accrue to any Person any sum or property for fees for management or similar services rendered in connection with the operation of a Permitted Business except as set forth above.

8.9 EXISTENCE.

Subject to the provisions of Subsection 8.7.1 (Consolidations and Mergers), each of Parent and the Borrower shall at all times preserve and keep in full force and effect (a) its corporate existence and (b) the corporate, partnership or other existence of each of its Subsidiaries (except as otherwise permitted by this Agreement), and the good standing of such Persons in all states or jurisdictions in which they are formed or required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing could not reasonably be expected to result in a Material Adverse Change.

8.10 COMPLIANCE WITH LAW.

Parent shall, and shall cause each of its Subsidiaries to, comply with all Laws, and obtain or maintain all material permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of their respective properties and the conduct of their respective businesses including, all applicable Food and Drug Administration rules and regulations, except for such matters of noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, Parent and its Subsidiaries shall be in compliance with all orders, rules, regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC pursuant to IEEPA, the Patriot Act, other legal requirements relating to money laundering or terrorism and any executive orders related thereto, which at the time apply to them.

8.11 PAYMENT OF TAXES AND CLAIMS; TAX RETURNS.

Parent shall, and shall cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law create a Lien upon any of its properties or assets; provided, that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and, if the filing of a bond or other indemnity is necessary to avoid the creation of a Lien against any of the assets of Parent or any of its Subsidiaries, such bond shall have been filed or indemnity provided. Parent shall, and shall cause each of its Subsidiaries to, timely file (including extensions) all material tax returns, reports and statements required by Law to be filed by any of Parent or its Subsidiaries.

8.12 TAX CONSOLIDATION.

The Borrower will not file or consent to or permit the filing of any consolidated income tax return on behalf of it or any of its Subsidiaries with any Person (other than a consolidated return of Parent and its Subsidiaries). The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person which would cause the Borrower or any of such Subsidiaries to bear more than the amount of taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among Parent and its Subsidiaries).

8.13 COMPLIANCE WITH ERISA AND APPLICABLE FOREIGN LAW

(a) Parent shall not, and shall not permit any other Loan Party or any ERISA Affiliate to, take, or fail to take, any of the following actions or permit any of the following events to occur if such action or event individually or together with all other actions or events would subject Borrower, other Loan Party or any ERISA Affiliate to any material (i) tax, (ii) penalty, or (iii) other liabilities:

(i) engage in or knowingly consent to any “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code respectively, engaging in any Prohibited Transaction in connection with which the Borrower, other Loan Party or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(ii) withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability;

(iii) fail to comply in all material respects with the requirements of COBRA regarding continued health coverage, of the Health Insurance Portability and Accountability Act of 1996, and of Section 1862(b) of the Social Security Act, and of the Patient Protection and Affordable Care Act with respect to any Plans subject to the requirements thereof; or

(iv) fail to comply in all other material respects with the provisions of ERISA, the Code and applicable Law with respect to any Plan or any Foreign Plan.

(b) Parent shall not, and shall not permit any other Loan Party or any ERISA Affiliate to take, or fail to take, any of the following actions or permit any of the following events to occur:

(i) terminate any U.S. Pension Plan in a manner, or take any other action, which could result in any liability of a Loan Party or any ERISA Affiliate to the PBGC;

(ii) fail to make full payment when due of all amounts which, under the provisions of any Plan or any Multiemployer Plan, the Borrower, any other Loan Party or any ERISA Affiliate is required to pay as contributions thereto, which failure could result in any material liability to the Borrower, any other Loan Party or any ERISA Affiliate, or cause there to be an unpaid “minimum required contribution” as defined in Section 430 of the Code and Section 303 of ERISA or fail to pay PBGC premiums when due; or

(iii) cause or permit an U.S. Pension Plan to be in at-risk status as defined in Section 430(i) of the Code or Section 303 of ERISA, or cause or permit a Foreign Plan to be in noncompliance with its terms or with applicable Law such that the noncompliance could reasonably be expected to result in the Borrower, other Loan Party or an ERISA Affiliate incurring a material liability or becoming subject to a material tax or penalty; or cause or permit to exist any condition or event that could result in imposition of a Lien on any asset of the Borrower, other Loan Party or any ERISA Affiliate with respect to a U.S. Pension Plan, Foreign Plan or Multiemployer Plan.

(c) The Borrower shall comply with the ERISA reporting requirements set forth in Section 6.4 (ERISA Notices and Foreign Plan Notices).

8.14 INSURANCE.

8.14.1 Liability, Property Damage, Etc. Parent shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance against loss or damage and liability of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in such business. Parent’s or the Borrower’s, as applicable, general liability and property insurance shall name the Administrative Agent as lender loss payee and additional insured and shall provide for at least thirty (30) days advance notice to the Administrative Agent prior to any non-renewal, cancellation, change in risks (in any material respect) or material amendment of any such Insurance, except for such limitations as may be consistent with industry standards unless such limitations are not acceptable to the Administrative Agent, in its sole discretion. In addition, Parent shall, and shall cause each of its Subsidiaries to, maintain such other insurance as may be required by the Security Agreements and the other Loan Documents. Annually (and from time to time upon request of the Administrative Agent), the Borrower shall promptly furnish to the Administrative Agent evidence, in form and substance satisfactory to the Administrative Agent, of the maintenance of all insurance, indemnities or bonds required by this Subsection 8.14.1.

8.14.2 PBGC. The Borrower shall maintain or cause to be maintained all insurance available through the PBGC and/or insurers acceptable to the Administrative Agent against its obligations and the obligations of the Subsidiaries to the PBGC.

8.15 MAINTENANCE OF PROPERTIES.

Parent shall, and shall cause each of its Subsidiaries to: (a) maintain its properties in good repair, working order and condition, ordinary wear and tear excepted; and (b) make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, ordinary wear and tear excepted; and (c) keep all systems and equipment that may now or in the future be subject to compliance with any material standards or rules imposed by any Governmental Authority in compliance in all material respects with such standards or rules. Parent shall, and shall cause each of its Subsidiaries to, take all steps necessary to prosecute, maintain, preserve, defend and protect, and, when necessary, renew: (i) all franchises, licenses, permits, patent applications, patents, trademarks, service marks, trade dress, domain names, trade names, trade secrets, copyrights and other general intangibles and Intellectual Property owned or licensed by any of them, including but not limited to the payment of all necessary maintenance fees and the filing of all statutory declarations, except where such Person has reasonably determined that it is in its best interest to terminate or abandon any such asset and such termination or abandonment could not reasonably be expected to result in a Material Adverse Change and (ii) all agreements to which any of them are parties that are necessary to conduct Parent’s or the applicable Subsidiary’s business.

8.16 MAINTENANCE OF RECORDS; FISCAL YEAR.

Parent shall, and shall cause each of its Subsidiaries to, keep at all times books of record and account in which full, true and correct (in each case in all material respects) entries shall be made of all dealings or transactions in relation to its business and affairs. Parent shall, and shall cause each of its Subsidiaries to, keep its books of account and financial statements in accordance with GAAP and to report on the basis of a fiscal year ending on the Friday closest to December 31 (with the first, second and third fiscal quarters within each such fiscal year ending on the Friday closest to the end of March, June and September, respectively).

8.17 INSPECTION.

Upon reasonable notice (and for this purpose no more than two (2) Business Days’ notice shall be required under any circumstances) if no Default or Event of Default shall exist, or at any time with or without notice after the occurrence of a Default or Event of Default, Parent shall, and shall cause each of its Subsidiaries to, allow any representative of the Administrative Agent, the Issuing Bank or any Lender to visit and inspect any of the properties of Parent and any of its

Subsidiaries, to examine the books of account and other records and files of Parent and any of its Subsidiaries (including the financial statements (audited and unaudited, to the extent prepared) of each Subsidiary and information with respect to each business operated by Parent and any of its Subsidiaries), to make copies thereof and to discuss the affairs, business, finances and accounts of Parent and its Subsidiaries with their personnel and accountants.

8.18 EXCHANGE OF NOTES.

Upon receipt of a written notice of loss, theft, destruction or mutilation of any or all of the Notes and of a letter of indemnity from the affected Lender or its successors or assigns, and upon surrendering for cancellation such Notes if mutilated (in which event no indemnity shall be required), the Borrower shall execute and deliver a new Note or Notes of like tenor in lieu of such lost, stolen, destroyed or mutilated Notes, as the case may be.

8.19 TYPE OF BUSINESS; OTHER ACTIVITIES.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any business that is not a Permitted Business.

8.20 CREDIT RATINGS.

The Borrower shall use commercially reasonable efforts (a) to cause the Facilities to be continuously publicly rated by S&P and Moody’s and (b) to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case under this clause (b) in respect of the Borrower (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s or S&P in connection with their respective ratings process).

8.21 CHANGE IN DOCUMENTS.

Parent shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify the respective Organizational Documents of such Person or the Other Senior Debt Documents to which each such Person is a party in any manner inconsistent with this Agreement or in any manner that could reasonably be expected to have an adverse effect on the rights of the Administrative Agent and Lenders.

8.22 PAYMENT OF SUBORDINATED INDEBTEDNESS.

Parent shall not, and shall not permit any of its Subsidiaries to, make any voluntary payment or prepayment, whether in respect of principal, interest, fees, expenses or otherwise, or any redemption, retirement, purchase or other acquisition, direct or indirect, in respect of any subordinated Indebtedness. So long as no Default or Event of Default has occurred and is continuing, Parent and its Subsidiaries may make required payments on subordinated Indebtedness in accordance with its terms when due, but only to the extent in compliance with the subordination provisions applicable thereto.

8.23 COMPLIANCE WITH FEDERAL RESERVE REGULATIONS.

No proceeds of the Loans shall be used, in whole or in part, by the Borrower, any of its Subsidiaries or other Person, directly or indirectly, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of applicable Law. Neither Parent nor any of the Subsidiaries shall, directly or indirectly, otherwise take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement being violative of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System.

8.24 LIMITATIONS ON CERTAIN RESTRICTIVE PROVISIONS.

Parent shall not, and shall not permit any of its Subsidiaries to, (a) permit or place any restriction, directly or indirectly, on (i) the payment of dividends or distributions by any of such Subsidiaries, or (ii) the transfer by any of such Subsidiaries of any of its properties or assets, in each case, to Parent or its Subsidiaries or (b) agree with any Person that Parent and/or any Subsidiaries shall not amend the Loan Documents except (1) any such agreement set forth in the Loan Documents, (2) any such agreement set forth in Other Senior Debt Documents or any other Indebtedness permitted hereunder, and any Permitted Refinancing thereof, (3) any restrictions regarding licenses or sublicenses by the Intellectual Property of Parent and its Subsidiaries in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (4) customary restrictions contained in any agreement or instrument governing or evidencing any Capital Leases or purchase money Indebtedness permitted under this Agreement so long as such restrictions apply only to the assets so leased or purchased, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement pending the consummation of such sale, and (6) customary provisions in leases and other contracts restricting the assignment thereof.

8.25 ENVIRONMENTAL MATTERS.

Parent shall not, and shall not permit any of its Subsidiaries to,

(a) cause a Release of any Hazardous Substance in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(b) permit to exist any Release of any Hazardous Substance on any real property owned or occupied by Parent or any of its Subsidiaries in violation of any Environmental Law or so as to create a risk of harm to public or occupant health or safety or to the environment, or

(c) take any other action (or fail to take any action) in violation of any Environmental Law or take any action (or fail to take any action) so as to create a risk of harm to public or occupant health or safety or to the environment.

8.26 CORPORATE SEPARATENESS.

(a) Parent shall, and shall cause each of its Subsidiaries to, conduct its business and operations separate from that of each Affiliate that is not Parent or one of Parent’s Subsidiaries. Without limiting the generality of the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries, to commingle funds with any Person that is not the Borrower or a Subsidiary of the Borrower.

(b) Parent shall, and shall cause the Borrower and each of the Subsidiary Guarantors to, conduct its business and operations separate from that of each of their respective Affiliates that is not a Loan Party. Without limiting the generality of the foregoing, Parent shall not, and shall not permit any Loan Party to commingle funds with any Person that is not a Loan Party.

8.27 CERTAIN OBLIGATIONS RESPECTING SUBSIDIARIES.

Parent will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that Parent, and all U.S. Subsidiaries (other than U.S. Subsidiaries that are Ventures) are guarantors of the Secured Obligations and that all of the equity and material assets (other than Excluded Assets) of the Borrower and all Guarantors are subject to a first priority Lien securing the Secured Obligations, subject to no other Lien except Permitted Liens and subject to Permitted Perfection Limitations. Without limiting the generality of the foregoing, in the event that Parent or any of its Subsidiaries shall form or acquire any new Subsidiary (which it shall only do in compliance with the provisions of this Agreement), the applicable Loan Party (if any), contemporaneously with the formation or acquisition of such new Subsidiary: (a) will execute and deliver such documents as shall be necessary to cause (without duplication) all of the Capital Stock of any new Venture owned by GB Ventures or, prior to consummation of the Permitted Nuvectra Spinoff, QIG, and any new U.S. Subsidiary and one hundred percent (100%) of the non-voting Capital stock and sixty-six percent (66%) of the voting Capital Stock of each new First-Tier Foreign Subsidiary of such Loan Party, in each case to be duly pledged (on a first-priority perfected basis to the extent required by the Loan Documents) to secure the Secured Obligations; (b) will cause such new U.S. Subsidiary (other than a U.S. Subsidiary that is a Venture) to execute and deliver a Subsidiary Suretyship Agreement (or a joinder thereto), joinders to the Security Agreements and Pledge Agreements, UCC-1 financing statements, and such other documents as may be necessary to cause such new U.S. Subsidiary (other than a U.S. Subsidiary that is a Venture) to be a guarantor of the Secured Obligations and its material assets (other than Excluded Assets) to be pledged to secure such guaranty; and (c) will cause such new Subsidiary Guarantor to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.1 (Conditions to Initial Funding) on the Closing Date or as the Administrative Agent shall have requested, and to take such other action as the Administrative Agent shall reasonably request to perfect the security interest in the Capital Stock and material assets (other than Excluded Assets) of such new Subsidiary Guarantor so created pursuant to the Loan Documents. For the avoidance of doubt, and without limiting the generality of the foregoing, if any Venture shall become a wholly-owned U.S. Subsidiary of Parent (except, in the case of any Venture owned by QIG, only after March 31, 2016 if the Permitted Nuvectra Spinoff has not occurred), Parent shall cause such wholly-owned U.S. Subsidiary to execute and deliver a Subsidiary Suretyship Agreement (or a joinder thereto), joinders to the Security Agreements and Pledge Agreements, UCC-1 financing statements, and such other documents as may be necessary to cause such wholly-owned Subsidiary to be a guarantor of the Secured Obligations and its material assets (other than Excluded Assets) to be pledged to secure such guaranty.

8.28 CERTAIN LIMITATIONS ON TRANSACTIONS WITH NON-LOAN PARTIES.

Notwithstanding anything to the contrary in this agreement, unless Parent or the Borrower shall have (in their discretion) caused the Foreign Subsidiaries and/or Ventures to Guaranty the Secured Obligations and pledge their material assets to secure such pledge, (x) no Loan Party shall transfer, either by way of Investment or otherwise, assets to any Venture or Foreign Subsidiary in excess of the amounts permitted in clauses (e), (i) and (j) of Subsection 8.3 (Investments, Loans, Acquisitions, Etc.) (with respect to clause (i) of Subsection 8.3, solely to the extent the Investment relates to a Venture that is contributed to, or rolled over into, a new or additional joint venture), and (y) all transactions between the Loan Parties on the one hand, and a Foreign Subsidiary or Venture on the other hand, shall be in the ordinary course of business and, except as provided in clauses (e), (i) and (j) of Subsection 8.3 (Investments, Loans, Acquisitions, Etc.) (with respect to clause (i) of Subsection 8.3, solely to the extent the Investment relates to a Venture that is contributed to, or rolled over into, a new or additional joint venture) on an arm’s length basis.

8.29 RESET PROVISION.

At any time, and from time to time, if the Total Net Leverage Ratio, for the two (2) most recently ended fiscal quarters (as evidenced by financial statements delivered pursuant to Section 6.1.1 (Delivery of Quarterly Financial Statements) or Section 6.1.2 (Delivery of Annual Financial Statements; Accountants’ Certification), as applicable, for such quarters and the delivery of an Officer’s Compliance Certificate pursuant to Subsection 6.1.3 (Delivery of Officer’s Compliance Certificates) is less than 2.75 to 1.00, the Borrower may make an election (the date of any such election being a “Reset Election Date”) by delivering a notice to the Administrative Agent certifying that the conditions to the election have been satisfied and directing the Administrative Agent to reset the amount referenced in clause (c) of the definition of Specified Restricted Use Conditions to be reset at $400,000,000 and the amount permitted for each of the Specified Restricted Uses shall be reset to the amount set forth in this Agreement therefor on the Closing Date. On each Reset Election Date, the amount referenced in clause (c) of the definition of Specified Restricted Use Conditions and in each of the provisions referenced in the definition of Specified Restricted Uses shall be so reset to the full amount available as of the Closing Date, enabling the Borrower to use such provisions after such Reset Election Date as if no Restricted Payments or Investments had been made in reliance on such provisions prior to such Reset Election Date.

8.30 CERTAIN LIMITATIONS ON ACTIVITIES OF MAQUILADORA HOLDING SUBSIDIARIES.

(a) Parent and the Borrower shall ensure that Maquiladora Holding Subsidiaries shall not engage in any activities or own assets other than the ownership of ninety-nine percent (99%) of the Capital Stock of Greatbatch Mexico, Greatbatch MCSO and one or more Target Mexican Subsidiaries, and activities directly related thereto.

(b) Maquiladora Holding Subsidiaries may not rely on the exceptions set forth in clause (d), (f) or (g) of Section 8.1.1 (Indebtedness—In General), clause (a) or (c) of Section 8.3 (Investments, Loans, Acquisitions, Etc.), clause (a) of Section 8.6 (Transactions with Affiliates), clause (a)(ii) or (b) of Subsection 8.7.1 (Consolidations and Mergers), clause (c) of Subsection 8.7.2 (Sales and Other Dispositions), nor may any Loan Party rely on such exceptions in connection with transactions with any Maquiladora Holding Subsidiary. Each Maquiladora Holding Subsidiary shall be treated as a “Foreign Subsidiary” for all purposes of this Agreement (including Section 8.6 (Transactions with Affiliates) and Section 8.27 (Certain Obligations Respecting Subsidiaries)) unless it shall have ceased to be a Subsidiary of a Foreign Subsidiary.

8.31 DESIGNATION AS SENIOR DEBT; GUARANTORS.

(a) The Borrower shall designate all Obligations as “Senior Indebtedness” and “Designated Senior Indebtedness” or as a similar term or designation for purposes of and as defined in, any documentation with respect to any subordinated Indebtedness.

(b) The Borrower shall not permit Parent or any of its Subsidiaries to be a guarantor, issuer, obligor or borrower under any Other Senior Debt Document unless such Person is also a Guarantor or Borrower under the Loan Documents.

8.32 LINES OF BUSINESS.

The Borrower and the other Subsidiaries shall engage only in Permitted Businesses. Parent shall not engage in any business activities other than (a) owning one hundred percent (100%) of the outstanding Capital Stock of the Borrower, (b) owning one hundred percent (100%) of the outstanding Capital Stock of GB Ventures and (c) activities reasonably related to the foregoing. Unless and until any Maquiladora Holding Subsidiary becomes a Subsidiary Guarantor, the Borrower shall ensure that such Maquiladora Holding Subsidiary shall not engage in any business activities other than (i) owning ninety-nine percent (99%) of the outstanding Capital Stock of Greatbatch Mexico, Greatbatch MCSO and one or more Target Mexican Subsidiaries; and (ii) engaging in activities directly related to the foregoing.

8.33 FURTHER ASSURANCES.

At its sole cost and expense, upon the reasonable request of the Administrative Agent, Parent shall, and shall cause each of its Subsidiaries to, execute and deliver to the Administrative Agent and the Lenders such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents including (a) using commercially reasonable efforts to deliver such landlord waivers and bailee waivers as the Administrative Agent shall request and (b) delivering a control agreement for each such deposit account and brokerage account included in the Collateral as the Administrative Agent shall request.

8.34 PARENT BUSINESS AND ASSETS.

Parent shall not engage in any business activities nor shall it acquire, lease, license or hold any assets other than owning the Capital Stock of Borrower, the Capital Stock of GB Ventures and engaging in activities directly related thereto and to its corporate existence and activities directly related to requirements of public companies.

ARTICLE 9

EVENTS OF DEFAULT

9.1 EVENTS OF DEFAULT.

“Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental instrumentality):

9.1.1 Failure to Pay Principal or Reimbursement Obligations. If the Borrower shall fail to make any payment of (a) the principal of the Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise or (b) reimbursement obligations in respect of Letters of Credit on the dates when the same shall become due and payable; or

9.1.2 Failure to Pay Interest, Fees, Etc. If the Borrower shall fail to make any payment of interest on the Loans, the Commitment Fees, or any other amounts owing hereunder (other than principal of the Loans and reimbursement obligations in respect of Letters of Credit) on the dates when such interest, Commitment Fees or other amounts shall become due and payable, and such failure continues for more than five (5) Business Days; or

9.1.3 Cross Default to Indebtedness. (a) If Parent or any of its Specified Subsidiaries shall default (as payor or guarantor or other surety) in the payment of any Indebtedness (other than obligations which are covered in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) and 9.1.2 (Failure to Pay Interest, Fees, Etc.)) and the underlying obligation with respect to which a default has occurred aggregates to the Threshold Amount or more or could result in a required payment of the Threshold Amount or more, or (b) if any event shall occur or condition shall exist in respect of any such Indebtedness that would permit, or shall have caused, the acceleration of the payment, time for payment or maturity of any such Indebtedness; or

9.1.4 Misrepresentations. If any representation or warranty made (a) by any Loan Party in this Agreement or in any other Loan Document or (b) by the Borrower or any other Person (other than the Administrative Agent, the Issuing Bank or a Lender) in any

document, certificate or statement furnished pursuant to this Agreement or any other Loan Document, shall be false or misleading in any respect (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality) when made or deemed made; or

9.1.5 Certain Covenant Defaults.

(a) If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to Sections 8.9 (Existence) as it pertains to Subsidiaries (other than the Borrower), 8.10 (Compliance with Law), 8.13 (Compliance with ERISA and Applicable Foreign Law), 8.15 (Maintenance of Properties), 8.16 (Maintenance of Records; Fiscal Year), 8.18 (Exchange of Notes), 8.27 (Certain Obligations Respecting Subsidiaries) or 8.29 (Reset Provision) and, in each case where such default is capable of being cured, to the extent such default shall continue unremedied for a period of ten (10) or more Business Days; or

(b) If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of Article 6 (Reporting Requirements and Notices), Article 7 (Financial Covenants), or Article 8 (Business Covenants) other than pursuant to the Sections set forth in clause (a) of Subsection 9.1.5 (Certain Covenant Defaults) above; provided, that a Default by Parent or the Borrower under the covenants in Article 7 (Financial Covenants) (a “Financial Covenant Event of Default”) shall not constitute a Default or Event of Default with respect to the Term B Facility unless and until the Required Financial Covenant Lenders shall have accelerated Financial Covenant Indebtedness and terminated the RC Commitment as a result of such Event of Default (such period commencing with a Default under Article 7 (Financial Covenants) and ending on the date on which the Required Financial Covenant Lenders accelerate the Financial Covenant Indebtedness and terminate the RC Commitment, the “Term B Loan Standstill Period”) and such declaration has not been rescinded on or prior to the date on which the Lenders with respect to the Term B Facility, Term B Loans, Refinancing Term B Indebtedness or Incremental Term B Loans, as applicable, declare an Event of Default in connection therewith.

9.1.6 Other Covenant Defaults. If there shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement, other than as provided in Subsections 9.1.1 (Failure to Pay Principal or Reimbursement Obligations), 9.1.2 (Failure to Pay Interest, Fees, Etc.), 9.1.3 (Cross Default to Indebtedness) and 9.1.5 (Certain Covenant Defaults), or any agreement incidental hereto (other than as provided in Subsection 9.1.7 (Other Loan Document Defaults; Security) and, if capable of being remedied, such default shall continue unremedied for thirty (30) days after the commencement of such default; or

9.1.7 Other Loan Document Defaults; Security. If any Loan Party shall fail to perform any of its obligations under any Loan Documents (after taking into account any applicable cure period set forth in such agreements); or if the validity of this Agreement or any of the other Loan Documents shall have been challenged or disaffirmed by or on behalf of any of such parties thereto; or if, other than as a direct result of any action or inaction of the Administrative Agent, the Issuing Bank or the Lenders, the Liens created or intended to be created by any of the Loan Documents on any material amount of collateral shall at any time cease to be valid and perfected first priority Liens in favor of the Administrative Agent (for the benefit of the Secured Parties), subject to no equal or prior Liens except Permitted Liens and subject to Permitted Perfection Limitations; or if any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any material covenant, agreement or obligation of any Loan Party under any Loan Document is illegal, invalid or unenforceable; or

9.1.8 Custody or Control of Assets. If custody or control of any substantial part of the property of the Borrower or the Guarantors shall be assumed by any Governmental Authority or any court of competent jurisdiction, or any other Person at the insistence of any Governmental Authority or any court of competent jurisdiction; or

9.1.9 Discontinuance of Business. If the Borrower or any of the Specified Subsidiaries shall suspend for more than ten (10) consecutive Business Days or discontinue their business or any Material Line of Business; or

9.1.10 Insolvency. (a) If Parent, the Borrower or any of the Specified Subsidiaries shall (i) make an assignment for the benefit of creditors or a composition with creditors, (ii) generally not be paying its debts as they mature, (iii) admit its inability to pay its debts as they mature, (iv) file a petition in bankruptcy, (v) become insolvent (howsoever such insolvency may be evidenced), (vi) be adjudicated insolvent or bankrupt, (vii) petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (viii) commence any proceeding relating to it under any Debtor Relief Law; or (b) if there shall be commenced against Parent, the Borrower or any of the Specified Subsidiaries any such proceeding and the same shall not be dismissed within thirty (30) days or an order, judgment or decree approving the petition in any such proceeding shall be entered against Parent, the Borrower or any of the Specified Subsidiaries; or (c) if Parent, the Borrower or any of the Specified Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any Debtor Relief Law including any fraudulent transfer or fraudulent conveyance or similar Law; or (d) if Parent, the Borrower or any of the Specified Subsidiaries shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any Debtor Relief Law; or (e) if Parent, the Borrower or any of the Specified Subsidiaries shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint; or

9.1.11 Change of Control. If there shall occur a Change of Control; or

9.1.12 Subordination. If the obligations purported to be subject to any subordination agreement in favor of the Administrative Agent and the Lenders in respect of the Obligations cease to be fully subordinated to all of the Obligations; or

9.1.13 Swap Agreements. If Parent or any of its Subsidiaries shall default in any payment when due (after giving effect to any applicable grace or cure periods) of any obligations under any Swap Agreement entered into with any Swap Party, regardless of the amount involved in such default, and any termination event (or equivalent or analogous event or action) shall have resulted therefrom; or

9.1.14 Judgments. If any judgment or judgments or assessment or assessments for the payment of money in excess of the Threshold Amount in the aggregate (except to the extent covered by insurance) shall be rendered against Parent or any of its Subsidiaries and such judgment remains either unstayed or unsatisfied for a period of thirty (30) days or more.

9.2 ACCELERATION; REMEDIES.

9.2.1 Acceleration upon Insolvency. Upon the occurrence of any event described in Subsection 9.1.10 (Insolvency), the entire unpaid principal balance of the Loans, and interest accrued and premium, if any, thereon, and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents, shall be immediately due and payable by the Borrower and the Commitments shall terminate without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

9.2.2 Acceleration upon Other Defaults. Upon the occurrence of any Event of Default other than any event described in Subsection 9.1.10 (Insolvency), or at any time thereafter if any Event of Default shall then be continuing, the Administrative Agent shall, if directed by the Majority Lenders (or, if a Financial Covenant Event of Default (and no other Event of Default not resulting from such Financial Covenant Event of Default) shall have occurred and is continuing at a time when the Term B Loan Standstill Period has not expired, then at the request of, or with the consent of, the Required Financial Covenant Lenders only, and in such case only with respect to the Financial Covenant Indebtedness), (a) by written notice to the Borrower, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Loans, and interest accrued and premium, if any, thereon and any unpaid accrued Commitment Fees and all other amounts accrued hereunder or under the other Loan Documents (or only the Financial Covenant Indebtedness, as applicable), to be immediately due and payable by the Borrower, and/or (b) terminate the Commitment.

9.2.3 Remedies in General. In the event of acceleration pursuant to Subsection 9.2.1 (Acceleration upon Insolvency) or Subsection 9.2.2 (Acceleration upon Other Defaults), all principal and interest, premium, fees, and other amounts (or just the Financial Covenant Indebtedness, as applicable) shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and the Administrative Agent (acting directly or through appointment of one or more trustees of the Administrative Agent’s choosing) may proceed to protect and enforce its rights and those of the Issuing Bank and the Lenders under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to all other rights hereunder or under Law, the Administrative Agent shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise. Further, the Administrative Agent shall be entitled to the appointment of a trustee or receiver for all or any part of the businesses of Parent or any of its Subsidiaries, which trustee or receiver shall have such powers as may be conferred by the appointing authority. All rights and remedies given by this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to the Administrative Agent, the Issuing Bank or any Lender, and no course of dealing between Parent or any of its Subsidiaries, on one hand, and the Administrative Agent, the Issuing Bank or any Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Administrative Agent.

9.3 PROCEEDS OF COLLATERAL.

Following an Event of Default and acceleration of the Obligations, the Administrative Agent shall apply proceeds of Collateral as follows:

First, to payment of that portion of the Secured Obligations constituting fees, expenses (including expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and accrued and unpaid Commitment Fees or other fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Second” due to them;

Third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, reimbursement obligations under Letters of Credit and obligations arising out of Swap Agreements entered into with Swap Parties, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Third” due to them;

Fourth, to payment of all other Secured Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Fourth” due to them; and

Finally, the balance, if any, after all of the Secured Obligations have been satisfied, to the Borrower or its applicable Subsidiary or as otherwise required by Law.

Notwithstanding the foregoing, (a) Cash Collateral provided to specifically secure LC Obligations shall first be applied against any outstanding LC Obligations and (b) proceeds of Guaranties provided by Loan Parties who are not “eligible contract participants” within the meaning of the Commodity Exchange Act and proceeds of Collateral securing those Guaranties shall not be applied to any Swap Obligations.

ARTICLE 10

AGENCY

10.1 APPOINTMENT AND AUTHORITY.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints M&T to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Without limiting the generality of the foregoing, the Lenders and the Issuing Bank hereby authorize the Administrative Agent (in its sole discretion):

(a) in connection with the sale or other disposition of any asset included in the Collateral or all of the Capital Stock of any Guarantor, to the extent undertaken in accordance with the terms of this Agreement, to release a Lien granted to it (for the benefit of the Secured Parties) on such asset or Capital Stock and/or to release such Guarantor from its obligations hereunder;

(b) to determine that the cost to the Borrower is disproportionate to the benefit to be realized by the Administrative Agent, the Lenders and the other Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(c) to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties) or to hold on behalf of the Administrative Agent the Collateral or instruments relating thereto;

(d) to enter into and perform its obligations under the other Loan Documents; and

(e) to execute and deliver the agreements contemplated by Section 11.5 (Amendments, Waivers and Consents).

In addition to any other rights and remedies hereunder or under the other Loan Documents or applicable Law, upon the occurrence and during the continuance of an Event of Default, each of the Secured Parties hereby authorizes the Administrative Agent to take such actions on behalf of the Secured Parties and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents together with such actions and powers as are reasonably incidental thereto and exercise any other rights and remedies under applicable law, in the name of the Secured Parties or otherwise, including sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable and to credit bid any or all of the Secured Obligations on behalf of the Secured Parties in connection with any sale or other disposition of any or all assets or equity of any or all Loan Parties.

10.2 RIGHTS AS A LENDER.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 EXCULPATORY PROVISIONS.

10.3.1 Limited Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing,

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and shall be entitled to confirmation by the Lenders of their indemnification of the Administrative Agent for any such actions, and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.3.2 Further Limitations on Liability.

(a) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.5 (Amendments, Waivers and Consents) and 9.2 (Acceleration; Remedies) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank which notice states that it is a “Notice of Default” or a “Notice of an Event of Default.”

(b) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document including any Liens provided for herein or therein, or (v) the satisfaction of any condition set forth in Article 4 (Conditions to Fundings and Issuances of Letters of Credit) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(c) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.4 RELIANCE BY ADMINISTRATIVE AGENT.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of

Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. As of the date of this Agreement, counsel to the Administrative Agent is Drinker Biddle & Reath LLP and the Lenders acknowledge that said counsel is only representing the Administrative Agent in connection with the matters herein; each Lender acknowledges that it has or may consult with separate legal counsel to the extent it deems appropriate at its sole cost and expense; provided, that nothing in this Section 10.4 shall expand or limit the Lenders’ rights pursuant to Subsection 11.14.1 (Costs and Expenses).

10.5 DELEGATION OF DUTIES.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Should any instrument in writing from the Borrower or any other Loan Party be required by any sub-agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable request by the Administrative Agent or such sub-agent.

10.6 RESIGNATION OF ADMINISTRATIVE AGENT.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender, or an Affiliate of a Lender. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents

(except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 11.14 (Expenses; Indemnity; Damage Waiver) shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7 NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 LEAD ARRANGERS; CO-DOCUMENTATION AGENTS.

(a) Anything herein to the contrary notwithstanding, no Lead Arranger, in its capacity as such, or any other Person acting as an arranger or bookrunner or in a similar capacity with respect to any Incremental Extension of Credit, Refinancing Term Loan Indebtedness, Refinancing RC Indebtedness, Repricing Event or other transaction relating to the Loan Documents or the Facilities shall have any duties or responsibilities hereunder or under any other Loan Documents. Without limiting the foregoing, no Lead Arranger or such other Person shall be liable to any party hereto for any actions such Person may take or fail to take in such capacity.

(b) Anything herein to the contrary notwithstanding, no co-documentation agent, in its capacity as such, or any other Person acting as a documentation agent or in a similar capacity with respect to any Incremental Extension of Credit, Refinancing Term

Loan Indebtedness, Refinancing RC Indebtedness, Repricing Event or other transaction relating to the Loan Documents or the Facilities shall have any powers, duties or responsibilities hereunder or under any other Loan Documents. Without limiting the foregoing, no co-documentation agent or such other Person shall be liable to any party hereto for any actions such Person may take or fail to take in such capacity.

10.9 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent constituting Secured Obligations allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder or under any other Loan Document.

10.10 COLLATERAL AND GUARANTY MATTERS.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made) as more fully set forth in Section 11.16 (Termination of Security; Partial Release of Security), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents as more fully set forth in Section 11.16 (Termination of Security; Partial Release of Security), or (z) subject to Section 11.5 (Amendments, Waivers and Consents), if approved, authorized or ratified in writing by the Majority Lenders;

(b) to release any Subsidiary Guarantor from its obligations under the Suretyship Agreements if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c) to release from the Collateral the Capital Stock of one or more Target Mexican Subsidiaries owned by any Subsidiary Guarantor as of the Closing Date at such time as it is transferred in accordance with a Permitted Maquiladora Restructuring and to release the Maquiladora Holding Subsidiary as a Guarantor and to release from Collateral the assets (including, specifically, the shares of such Target Mexican Subsidiary) and/or Capital Stock of the Maquiladora Holding Subsidiary, in each case, in connection with such Permitted Maquiladora Restructuring.

Except as otherwise expressly set forth herein or in any Loan Document that specifically references such Person, no provider of Banking Services and no Swap Party or any other Secured Party that obtains the benefits of any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11 NO RELIANCE ON ADMINISTRATIVE AGENT’S CUSTOMER IDENTIFICATION PROGRAM.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, this Agreement, the other documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

10.12 NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE 11

MISCELLANEOUS

11.1 NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION.

11.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection 11.1.2 (Electronic Communications)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a) if to Parent, the Borrower or any other Loan Party, to it at 10000 Wehrle Drive, Clarence New York 14031, Attention of Michael Dinkins (Facsimile No. (214) 618- 5246; Telephone No. (214) 618-5242) and Timothy G. McEvoy (Facsimile No. (716) 759-5028); Telephone No. (716) 759-5623 and a copy to Hodgson Russ LLP, 140 Pearl Street, Suite 100, Buffalo, NY 14202-4040 (Facsimile No. (716) 819-4714; Telephone No. (716) 848-1757), Attention of Christofer C. Fattey (which copy shall not constitute notice);

(b) if to the Administrative Agent, to it at One Fountain Plaza, Buffalo, New York, 14203, Attention: Michael Prendergast (Facsimile No. (716) 848-7318; Telephone No. (716) 848-7304) and a copy to 25 South Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention of Hugh Giorgio (Facsimile No. (410) 244-4477; Telephone No. (410) 244-3849)

and a copy to Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 (Facsimile No. (215) 988-2757; Telephone No. (215) 988-2665), Attention of Jill Bronson (which copy shall not constitute notice);

(c) if to the Issuing Bank, to it at One Fountain Plaza, Buffalo, New York, 14203, Attention: Michael Prendergast (Facsimile No. (716) 848-7318; Telephone No. (716) 848-7304) and a copy to 25 South Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention of Hugh Giorgio (Facsimile No. (410) 244-4477; Telephone No. (410) 244-3849) and a copy to Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 (Facsimile No. (215) 988-2757; Telephone No. (215) 988-2665), Attention of Jill Bronson (which copy shall not constitute notice); and

(d) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Subsection 11.1.2 (Electronic Communications), shall be effective as provided in Subsection 11.1.2 (Electronic Communications). In the event of a discrepancy between any telephonic and any written notice, the written notice shall control. Any Lender giving any notice to the Borrower shall send simultaneously a copy of such notice to the Administrative Agent.

11.1.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2.12 (Mechanics of Payments; Lender Payments) or Subsection 3.1.7 (Participation by Lenders). If such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Sections by electronic communication, the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

11.1.3 Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

11.1.4 Platform; MNPI.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b) The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by, or on behalf of, Parent and its Subsidiaries hereunder or in connection herewith (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a “Public Lender”). The Borrower hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any MNPI (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or equivalent); and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or equivalent). Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” (unless the Borrower notifies the Administrative Agent promptly prior to the distribution thereof that any such document contains MNPI, in which case the Borrower agrees that it shall (or shall cause Parent to) promptly publicly disclose such document such that it no longer contains MNPI): (i) the Loan Documents (including all exhibits and schedules thereto), (ii) notification of changes in the terms of the Facilities, (iii) all information, reports, documents and certificates delivered pursuant to Subsections 6.1.1, 6.1.2 and 6.1.3 and (iv) the DQ List.

(c) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

(d) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

11.2 SURVIVAL OF REPRESENTATIONS.

All representations and warranties contained in the Loan Documents shall survive the making of the Loans and the issuance of the Letters of Credit and shall not be waived by the execution and delivery of this Agreement or any investigation by the Administrative Agent, the Issuing Bank or the Lenders.

11.3 NO IMPLIED WAIVERS.

No failure or delay on the part of the Administrative Agent, the Issuing Bank or any Lender in exercising any right, power or privilege under the Loan Documents and no course of dealing between Parent or any of its Subsidiaries, on the one hand, and the Administrative Agent, the Issuing Bank or any Lender, on the other hand, shall operate as a waiver of any such right, power or privilege. No single or partial exercise of any right, power or privilege under the Loan Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies that the Administrative Agent, the Issuing Bank or any Lender would otherwise have. No notice to or demand on Parent or the Borrower in any case shall entitle Parent or the Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Administrative Agent, the Issuing Bank or any Lender to take any other or further action in any circumstances without notice or demand. Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

11.4 SEVERABILITY.

Every provision of the Loan Documents is intended to be severable. If any term or provision of the Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Any invalidity, illegality or unenforceability of any term or provision of the Loan Documents in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.5 AMENDMENTS, WAIVERS AND CONSENTS.

11.5.1 In General. This Agreement and the other Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Administrative Agent with the consent of the necessary Lenders, as applicable, as provided in this Subsection 11.5.1. With the written consent of the Majority Lenders (other than with respect to any amendment or waiver contemplated in clause (l) below, which shall only require the consent of the Required Financial Covenant Lenders), the Administrative Agent may, on behalf of the Lenders, enter into agreements that modify, amend or supplement this Agreement or any other Loan Document, and with such consent, the Administrative Agent may waive compliance with any provision of any of the Loan Documents, all as referred to in this Subsection 11.5.1. However, no such modification, amendment, supplement or waiver shall:

(a) increase the maximum amount of the RC Commitment, the Term A Commitment or the Term B Commitment of any Lender without such Lender’s written consent;

(b) extend the Maturity Date or any scheduled amortization or date for payment of principal or interest on the Loans or fee under Subsection 2.7.1 (Commitment Fees), Subsection 3.1.6 (Fees) or other fees payable hereunder of any Lender without such Lender’s written consent (it being understood that the extension contemplated by Section 2.18 (Extension of Maturity Date) shall not be deemed an amendment subject to this clause (b));

(c) amend the interest rate provisions hereof to decrease the rate of interest or fees payable to any Lender without such Lender’s written consent; provided, that the written consent of the Majority Lenders, rather than the consent of all Lenders, shall be sufficient to waive imposition of the Default Rate pursuant to Subsection 2.8.6 (Default Rate); and provided, further, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (c);

(d) reduce the principal amount of Loans due to any Lender without such Lender’s written consent;

(e) reduce the amount of the fees payable under Subsection 2.7.1 (Commitment Fees), Subsection 3.1.6 (Fees) or other fees, payable to any Lender without such Lender’s written consent;

(f) amend Subsections 2.11.3 (Disbursements from Administrative Agent to Lenders) or 2.11.4 (Sharing of payments by Lenders) in a manner that would alter the pro rata sharing of payments required thereby without the consent of the each Lender directly and adversely affected thereby (it being understood that transactions contemplated by Sections 2.18 (Extension of Maturity Date) and 2.19 (Refinancing Facilities) and Subsections 2.1.11 (Incremental Extensions of Credit), 2.7.3 (Repricing Event) and 11.6.7 (Borrower Buybacks) shall not be deemed to alter such pro rata sharing of payments);

(g) amend Section 9.3 (Proceeds of Collateral) without the consent of each Lender directly and adversely affected thereby;

(h) amend, modify or waive the provisions of this Section 11.5 without each Lender’s written consent;

(i) amend or modify the definition of (i) “Majority Lenders” without each Lender’s written consent; provided, however, if this Agreement is amended to provide for additional tranches of revolver or term Indebtedness hereunder, the definition of “Majority Lenders” may be amended to accommodate such new tranches in a manner similar to the existing Loans and Commitments with the consent of the Lenders constituting the Majority Lenders (determined without giving effect to such amendment), or (ii) “Required Financial Covenant Lenders” without the consent of each Lender holding Loans or Commitments under the Financial Covenant Indebtedness;

(j) release all or substantially all of the guaranties (or value thereof) or all or substantially all of the Collateral (or value thereof) that secures the Obligations without each Lender’s written consent; provided, however, the Administrative Agent may without the consent of any Person release any Guarantor or any Collateral granted pursuant to the Loan Documents and file UCC-3 termination statements or statements of amendment or take other appropriate action (i) as a court of competent jurisdiction may direct, (ii) in connection with a disposition (other than to Parent or any of its Subsidiaries) permitted under Subsection 8.7.2 (Sales and Other Dispositions) or as otherwise provided under the Loan Documents, (iii) if, in accordance with and to the extent required by this Agreement, cash proceeds from any sale or transfer of the Collateral are used to prepay outstanding sums due under this Agreement or are reinvested in Parent and its Subsidiaries or (iv) as otherwise provided in the Loan Documents;

(k) waive an Event of Default under Subsection 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) or 9.1.2 (Failure to Pay Interest, Fees, Etc.) (other than in respect of the imposition of the Default Rate and other than as a result of an acceleration of only Financial Covenant Indebtedness resulting from a Financial Covenant Event of Default) after such Event of Default shall have occurred without each Lender’s written consent (but the Majority Lenders may direct the Administrative Agent to forbear under such circumstances and the Majority Lenders may rescind any acceleration of the Obligations (or in the case of Obligations in respect of Financial Covenant Indebtedness only accelerated upon a Financial Covenant Event of Default, such acceleration may be rescinded by the Required Financial Covenant Lenders));

(l) (i) amend, waive or otherwise modify Article 7 (Financial Covenants) or the defined terms used in Article 7 (Financial Covenants), or (ii) waive any Financial Covenant Event of Default, in each case, without the consent of the Required Financial Covenant Lenders (and, for the avoidance of doubt, without the need for any consent by any other Lenders or the Majority Lenders);

(m) waive an Event of Default under Subsection 9.1.1 (Failure to Pay Principal or Reimbursement Obligations) or 9.1.2 (Failure to Pay Interest, Fees, Etc.) as it relates only to Financial Covenant Indebtedness that has been accelerated in connection with a Financial Covenant Event of Default without the written consent of each Lender (other than Defaulting Lenders) holding any Financial Covenant Indebtedness (but the Required Financial Covenant Lenders may direct the Administrative Agent to forbear under such circumstances);

(n) amend or modify the definition of “Required Financial Covenant Lenders” without the consent of each Lender directly affected thereby; or

(o) amend Subsection 2.7.3 (Repricing Event) without the consent of each of the Term B Lenders holding Initial Term B Loans or Commitments in respect thereof.

In addition to the foregoing, no amendment, modification or waiver shall affect the rights or obligations of (i) the Administrative Agent without the written consent of the Administrative Agent, (ii) the Issuing Bank without the written consent of the Issuing Bank, or (iii) the Swingline Lender without the written consent of the Swingline Lender.

Notwithstanding any of the foregoing, (1) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from (x) the Majority Lenders stating that the Majority Lenders object to such amendment or (y) if affected by such amendment, the Swingline Lender or any Issuing Bank stating that it objects to such amendment, (2) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Subsection 2.1.11 (Increases in Facility), the extension of the Maturity Date as provided in Section 2.18 (Extension of Maturity Date) and the incurrence of Refinancing Term Loan Indebtedness and Refinancing RC Indebtedness as provided in Section 2.19 (Refinancing Facilities), in each case without any additional consents, (3) any fee letters in connection herewith may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (4) subject to clause (c) of Subsection 11.6.8 (Disqualified Institution), each Lender is entitled to vote as such Lender sees fit on any Bankruptcy Plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (5) the Majority Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (6) only the written consent of the Borrower, Required Financial Covenant Lenders and the Administrative Agent shall be required to amend, waive or otherwise modify any term or provision of Article 7 (Financial Covenants) (in each case, including any definitions used therein) or Section 9.1.5 (Certain Covenant Defaults) (solely as it relates to Article 7 (Financial Covenants)).

11.5.2 Other Amendments. No modification, amendment, supplement or waiver of any provision of this Agreement shall be made that would reduce or extend the date of payment for reimbursement obligations in respect of Letters of Credit without the consent of the Issuing Bank and all Lenders having a participation interest therein.

11.5.3 Exception. Notwithstanding the foregoing provisions of this Section 11.5 or anything to the contrary contained in this Agreement, any Lender that has requested that it not receive material, non-public information concerning the Borrower, and that is therefore unable or unwilling to vote with respect to an issue arising under this Agreement, will agree to vote, and will be deemed to have voted, its Commitment and Loans under this Agreement pro rata in accordance with the percentage of Commitments and Loans voted in favor of, and the percentage of Commitments and Loans voted against, any such issue under this Agreement.

11.6 SUCCESSORS AND ASSIGNS.

11.6.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Subsection 11.6.2 (Assignments by Lenders), (b) by way of participation in accordance with the provisions of Subsection 11.6.4 (Participations) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 11.6.6 (Certain Pledges), and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 11.6.4 (Participations) and, to the extent expressly contemplated hereby, the Lead Arrangers and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.6.2 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (a)(ii) below or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in the preceding clause (i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Two Million Dollars ($2,000,000), in the case of any assignment in respect of any RC Commitment, or One Million Dollars ($1,000,000), in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Required Consents. No consent shall be required for any assignment except to the extent required by Subsection 11.6.1 (Successors and Assigns Generally) and, in addition:

(i) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment of an interest in a Term Facility unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of such assignment; provided, further, that the consent of the Borrower shall not be required for any assignments of Loans or Commitments during the primary syndication of the Facilities to any assignee separately approved by the Borrower to the Lead Arrangers; and

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (1) the RC Facility or any unfunded Commitments with respect to a Term Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the consent of the Administrative Agent shall not be required for any assignments of Term B Loans during the primary syndication of the Term B Facility to any assignee approved by the Lead Arrangers; and

(iii) the consent of the Issuing Bank and Swingline Lender (each such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the RC Facility.

(d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, (ii) only a single processing and recordation fee (if any) of any Lender shall be payable in respect of multiple contemporaneous assignments by such Lender pursuant to a single Assignment and Assumption and (iii) only a single processing and recordation fee (if any) of any Lender shall be payable in respect of multiple contemporaneous assignments between or to Approved Funds of such Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e) No Assignment to Certain Persons. No such assignment shall be made to (i) except, solely with respect to Term B Loans, as permitted by Subsection 11.6.7 (Borrower Buybacks), the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any Disqualified Institution (to the extent the DQ List has been made available to the Lenders).

(f) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(g) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Subsection 11.6.3 (Register), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Subsection 2.8.5 (Breakage), Section 2.9 (Increased Costs; Unavailability) and Section 11.14 (Expenses; Indemnity; Damage Waiver) with respect to the facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 11.6.4 (Participations).

11.6.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.6.4 Participations.

(a) Any Lender may at any time, without the consent of, or notice to, the Administrative Agent, the Swingline Lender, the Issuing Bank or the Borrower, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Participants; provided, that such Lender shall require any such prospective Participants to agree in writing to maintain the confidentiality of such information as provided in Section 11.13 (Treatment of Certain Information; Confidentiality; Advertisement). For the avoidance of doubt, each Lender shall be responsible for the indemnity under clause (b) of Subsection 2.13.3 (Indemnification) with respect to any payments made by such Lender to its Participant(s).

(b) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters specifically referred to in clauses (a), (b), (c) and (i) of Section 11.5.1 (Amendments, Waivers and Consents—In General). Subject to clause (b) of this Subsection 11.6.4 (Participations), the Borrower agrees that each Participant shall be entitled to the benefits of Subsection 2.8.5 (Breakage) and, subject to Subsection 11.6.5 (Limitations Upon Participants Rights), Section 2.9 (Increased Costs; Unavailability) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6.2 (Assignments by Lenders). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.11 (Right of Setoff) as though it were a Lender; provided, that such Participant (A) agrees to be subject to Subsection 2.11.4 (Sharing of Payments by Lenders) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.6.5 Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.9 (Increased Costs; Unavailability) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 (Taxes) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Subsection 2.13.5 (Status of Lenders) as though it were a Lender.

11.6.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.6.7 Borrower Buybacks. Notwithstanding anything in this Agreement to the contrary, any Term B Lender may, at any time, assign all or a portion of its Term B Loans on a non-pro rata basis to Parent or a Subsidiary of Parent in accordance with the procedures set forth on Exhibit J, pursuant to an offer made available by Parent or such Subsidiary of Parent to all Term B Lenders on a pro rata basis (a “Dutch Auction”), subject to the following conditions and limitations:

(a) Parent (or its Subsidiary, as applicable) shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any MNPI that has not been disclosed to the Term B Lenders generally (other than to the extent any such Term B Lender does not wish to receive MNPI) prior to such date;

(b) immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term B Loans from a Term B Lender to the Borrower, such Term B Loans and all rights and obligations as a Term B Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Term B Lender hereunder or under the other Loan Documents by virtue of such assignment;

(c) Parent and its Subsidiaries, collectively, shall have a minimum Liquidity of at least Fifty Million Dollars ($50,000,000) after giving pro forma effect to the proposed assignment;

(d) the Borrower shall be in compliance with the covenants set forth in Article 7 (Financial Covenants) on a pro forma basis after giving effect to the proposed assignment;

(e) no proceeds of any RC Loans shall be used to fund any such purchase by assignment; and

(f) no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment.

11.6.8 Disqualified Institutions.

(a) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (a) shall not be void, but the other provisions of this Subsection 11.6.8 shall apply.

(b) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (i) terminate any RC Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such RC Commitment, (ii) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (iii) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.6 and Subsection 2.14.2 (Replacement of Lenders), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (i) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (ii) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each, a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (ii) provide the DQ List to each Lender requesting the same.

11.7 CALCULATIONS AND FINANCIAL DATA.

Except as otherwise provided in this Agreement, calculations under this Agreement shall be made and financial data and terms referred to in this Agreement shall be prepared and interpreted both as to classification of items and as to amounts in accordance with GAAP.

11.8 DESCRIPTIVE HEADINGS.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

11.9 GOVERNING LAW; JURISDICTION; ETC.

11.9.1 Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York (excluding the Laws applicable to conflicts or choice of law); provided, however, that solely for purposes of Subsection 4.1.2 (Company Material Adverse Effect) the interpretation of the term “Company Material Adverse Effect” and terms used for purposes of such definition shall be governed by and interpreted in accordance with the law of the State of Delaware (excluding the Laws applicable to conflicts or choice of law).

11.9.2 Submission to Jurisdiction. Each of Parent and the Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York and of the United States District Court of the Southern District of New York, in each case located in New York County, New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined exclusively in such New York state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any of the Loan Parties or their respective properties in the courts of any jurisdiction.

11.9.3 Waiver of Venue. Each of Parent and the Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection 11.9.2 (Submission to Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.9.4 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1 (Notices; Effectiveness; Electronic Communication). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

11.10 MAXIMUM LAWFUL INTEREST RATE.

If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Loans, shall be deemed by a court of law with competent jurisdiction, a governmental agency or a tribunal to exceed the maximum rate of interest permitted to be charged by the Lenders to the Borrower under applicable Law, if such interest, fees and expenses are in excess of the maximum amount permitted by applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and the Notes. As used in this Section 11.10, the term “applicable Law” shall mean the Law in effect as of the date hereof; provided, however, that in the event there is a change in the Law that results in a higher permissible rate of interest, then this Agreement shall be governed by such new Law as of its effective date.

11.11 RIGHT OF SETOFF.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.12 COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION.

11.12.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate fee letters or other letter agreements with respect to fees payable to the Administrative Agent or the Lead Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4 (Conditions to Fundings and Issuance of Letters of Credit), this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.13 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY; ADVERTISEMENT.

11.13.1 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any Swap Agreement with any Lender, Swap Party or any of their respective Affiliates or any action or proceeding relating to this Agreement or any other Loan Document or any Swap Agreement with any Lender, any Swap Party or any of their respective Affiliates or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower and its obligations or (iii) a Federal Reserve Bank or central bank in connection with a pledge or assignment under Subsection 11.6.6 (Certain Pledges); (g) this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (g)) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Notwithstanding the foregoing, any Lender may disclose Information, without notice to Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

11.13.2 Information. For purposes of this Section 11.13, “Information” means all information received from Parent or any of its Subsidiaries relating to Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Parent or any of its Subsidiaries; provided, that in the case of information received from Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.13.3 Advertisement. Each of Parent and the Borrower hereby authorizes each Lead Arranger and the Administrative Agent to publish the name of Parent and the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which such Lead Arranger or the Administrative Agent elects to publish. In addition, each of Parent and the Borrower agrees that any Lead Arranger and the Administrative Agent may provide lending industry trade organizations with information necessary and customary (including the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date. Without limiting the generality of the foregoing, each of Parent and the Borrower acknowledges and agrees to the disclosure by any Lead Arranger or the Administrative Agent after the Closing Date of information relating to the Loans to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (a) the Borrower’s name (or Parent’s name, if applicable), (b)

principal loan amounts, (c) interest rates, (d) term length and (e) commitment fees and other fees to the Lenders in the syndicate, the identity of their respective attorneys and other information customarily found in (or reported to) such publications.

11.14 EXPENSES; INDEMNITY; DAMAGE WAIVER.

11.14.1 Costs and Expenses. The Borrower shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, the Lead Arrangers, the Swingline Lender and the Issuing Bank including the fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Arrangers, the Swingline Lender and the Issuing Bank (and fees and time charges for attorneys who may be employees of the Administrative Agent, the Lead Arrangers, any Lender, the Swingline Lender or the Issuing Bank) in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any documents contemplated thereby or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (c) all out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, any Lender, the Swingline Lender and the Issuing Bank including the fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Arrangers, any Lender, the Swingline Lender or the Issuing Bank (and fees and time charges for attorneys who may be employees of the Administrative Agent, the Lead Arrangers, any Lender, the Swingline Lender or the Issuing Bank), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.14.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, each Lender, and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by Parent or any of its Subsidiaries, or any environmental liability related in any way to Parent or any of its Subsidiaries or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

11.14.3 Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required under Subsections 11.14.1 (Costs and Expenses) and 11.14.2 (Indemnification by the Borrower) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or any Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Facility at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to any Issuing Bank or Swingline Lender solely in its capacity as such, only the RC Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such RC Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Subsection 11.14.3 are subject to the provisions of Section 2.5 (Lenders’ Obligations Several).

11.14.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Parent shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Subsection 11.14.2 (Indemnification by the Borrower) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.14.5 Payments. All amounts due under this Section 11.14 shall be payable promptly after demand therefor.

11.14.6 Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

11.15 CERTIFICATION OF AMOUNTS; RESPONSIBLE OFFICERS.

11.15.1 Certification of Amounts. The certification by the Administrative Agent, the Issuing Bank, the Swingline Lender or a Lender of the amount of liabilities, losses, costs, expenses, claims and/or charges pursuant to Section 11.14 (Expenses; Indemnity; Damage Waiver) shall be conclusive if such amounts have been computed or reached in a reasonable manner.

11.15.2 Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

11.16 TERMINATION OF SECURITY; PARTIAL RELEASE OF SECURITY.

11.16.1 Termination of Security. At such time as no Secured Party has any commitment to make financial accommodations to the Borrower pursuant to the terms hereof and all the Obligations (other than contingent indemnification obligations) have been paid in full, then the security interests and other Liens provided for in the Loan Documents shall terminate; provided, however, that all indemnities of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document shall survive and remain operative and in full force and effect regardless of the termination of such security; provided, further, that all such security interests and other Liens shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise.

11.16.2 Banking Services Obligations and Swap Obligations. Any Banking Services Obligations or obligations of any Loan Party under or arising out of Swap Agreements with any Swap Party (including the Swap Obligations identified in Schedule 5.26(b)) shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Obligations are so secured and guaranteed. No Person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Banking Services agreement or Swap Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement or the other Loan Documents shall require the consent of or notice to any holder of obligations under Banking Services agreements or Swap Agreements.

11.16.3 Partial Release of Security. Effective upon the closing of a disposition of any Collateral to any Person (other than to another Loan Party) and the application of proceeds thereof, in each case in compliance with the provisions of this Agreement and the other Loan Documents, the Liens of the Administrative Agent (and the Secured Parties) under the Loan Documents on the assets subject to such disposition shall terminate and effective upon the transfer of the Capital Stock of a Maquiladora Holding Subsidiary in accordance with a Permitted Maquiladora Restructuring, the Lien of the Administrative Agent on such Capital Stock and on the assets of such Maquiladora Holding Subsidiary shall terminate and, in each case, upon receipt by the Administrative Agent of a certification to such effect from a Financial Officer of the Borrower, the Administrative Agent shall deliver such releases as may be appropriate; provided, however, the Liens granted under the Loan Documents in all remaining Collateral shall remain in full force and effect.

11.17 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 PATRIOT ACT NOTICE.

To help fight the funding of terrorism and money laundering activities, federal Law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For purposes of this Section 11.18, account shall be understood to include loan accounts.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

GREATBATCH LTD.

By:	/s/ Thomas J. Hook
Name:	Thomas J. Hook
Title:	President

GREATBATCH, INC.

By:	/s/ Thomas J. Hook
Name:	Thomas J. Hook
Title:	President

Signature Page to Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as the Administrative Agent, the Issuing Bank, the Swingline Lender and a Lender

By:	/s/ Michael J. Prendergast
Name:	Michael J. Prendergast
Title:	Vice President

Signature Page to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Max Wallins
Name:	Max Wallins
Title:	Authorized Signatory

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Stacy Moritz
Name:	Stacy Mortiz
Title:	Managing Director

Signature Page to Credit Agreement

EVANS BANK, N.A., as a Lender

By:	/s/ Stephen L. Bojdak
Name:	Stephen L. Bojdak
Title:	Vice President

Signature Page to Credit Agreement

BANK LEUMI USA, as a Lender

By:	/s/ Douglas J. Meyer
Name:	Douglas J. Meyer
Title:	First Vice President

By:	/s/ Peter J. Dawson
Name:	Peter J. Dawson
Title:	First Senior Vice President

Signature Page to Credit Agreement

FRANKLIN SYNERGY BANK, as a Lender

By:	/s/ Lisa Fletcher
Name:	Lisa Fletcher
Title:	Senior Vice President

Signature Page to Credit Agreement

FIRST NIAGARA BANK N.A., as a Lender

By:	/s/ Joseph R. Murphy
Name:	Joseph R. Murphy
Title:	Vice President

Signature Page to Credit Agreement

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Maria Levy
Name:	Maria Levy
Title:	Vice President

By:	/s/ Melissa J. Brown
Name:	Melissa J. Brown
Title:	Sr. Loan Closer

Signature Page to Credit Agreement

CTBC BANK CO., LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Ralph Wu
Name:	Ralph Wu
Title:	SVP & Branch General Manager

Signature Page to Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Joshua N. Livingston
Name:	Joshua N. Livingston
Title:	Duly Authorized Signatory

Signature Page to Credit Agreement

CITIBANK N.A., as a Lender

By:	/s/ Christine Keating
Name:	Christine Keating
Title:	Senior Vice President

Signature Page to Credit Agreement

HEALTHCARE FINANCIAL SOLUTIONS, LLC, as a Lender

By:	/s/ Elizabeth Dove
Name:	Elizabeth Dove
Title:	Duly Authorized Signatory

Signature Page to Credit Agreement

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Michael Gardner
Name:	Michael Gardner
Title:	Director

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORP., as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

Signature Page to Credit Agreement

List of Addenda (Exhibits and Schedules)

EXHIBITS

Exhibit A-1	Form of Term A Note (§ 2.6)
Exhibit A-2	Form of Term B Note (§ 2.6)
Exhibit A-3	Form of RC Note (§ 2.6)
Exhibit A-4	Form of Swingline Note (§ 2.6)
Exhibit B	Form of Request for Advance (§ 2.3)
Exhibit C	Form of LIBOR Election (§ 2.8.4)
Exhibit D	Form of Security Agreement (§ 4.1.5(c))
Exhibit E-1	Form of Subsidiary Guaranty and Suretyship Agreement (§ 4.1.5(d))
Exhibit E-2	Form of Parent Guaranty and Suretyship Agreement (§ 4.1.5(e))
Exhibit F	Form of Pledge Agreement (§ 4.1.5(f))
Exhibit G	Form of Officer’s Compliance Certificate (§ 1.1)
Exhibit H	Form of Assignment and Assumption (§ 11.6.2(d))
Exhibit I	Form of Closing Date Solvency Certificate (§ 4.1.5(l))
Exhibit J	Dutch Auction Procedures (§ 11.6.7)

SCHEDULES

Schedule 1.1A	Nuvectra Spinoff
Schedule 1.1B	Existing Letters of Credit
Schedule 2.1.1	RC Commitment
Schedule 2.1.3	Term A Loan Commitment
Schedule 2.1.4	Term B Loan Commitment
Schedule 4.3	Post-Closing Obligations
Schedule 5.1.1	Organization and Qualification
Schedule 5.1.2	Capitalization
Schedule 5.1.3	Equity Ownership
Schedule 5.4	Consents
Schedule 5.7	Litigation
Schedule 5.10	Intellectual Property
Schedule 5.19	ERISA
Schedule 5.24	Labor
Schedule 5.26(b)	Swap Obligations
Schedule 8.1	Other Indebtedness
Schedule 8.2	Other Liens
Schedule 8.3	Other Investments

ARTICLE 1	DEFINITIONS		2

1.1	Defined Terms		2

1.2	Terms Generally		40

ARTICLE 2	THE LOANS		41

2.1	RC Loans; Term A Loans; Term B Loans		41

	2.1.1	Commitment to Make RC Loans	41

	2.1.2	Available RC Commitment	41

	2.1.3	Commitment to Make Term A Loans	41

	2.1.4	Commitment to Make Term B Loans	42

	2.1.5	Scheduled Repayment of RC Loans	42

	2.1.6	Scheduled Repayment of Term A Loans	42

	2.1.7	Scheduled Repayment of Term B Loans	43

	2.1.8	Voluntary Commitment Reductions and Prepayments	43

	2.1.9	Mandatory Prepayments	44

	2.1.10	Application of Prepayments	47

	2.1.11	Incremental Extensions of Credit	48

2.2	Swingline Loans		51

	2.2.1	Swingline Loan Advances	51

	2.2.2	Terms of Swingline Loan Borrowings	51

	2.2.3	Participation by Lenders	51

	2.2.4	No Setoff, Etc.	52

	2.2.5	Certain Limitations	52

	2.2.6	Resignation of Swingline Lender	52

2.3	Borrowing Notice		52

2.4	[Reserved]		53

2.5	Lenders’ Obligations Several		53

2.6	Notes		54

2.7	Fees to Lenders		54

	2.7.1	Commitment Fees	54

	2.7.2	Letter of Credit Fees	55

	2.7.3	Repricing Event	55

	2.7.4	Other Fees	55

2.8	Interest		56

	2.8.1	Rates	56

	2.8.2	Applicable Margin	56

	2.8.3	Adjustments to Applicable Margin	57

	2.8.4	LIBOR Election	58

	2.8.5	Breakage	58

	2.8.6	Default Rate	58

	2.8.7	Source of Funds	59

2.9	Increased Costs; Unavailability		59

	2.9.1	Increased Costs Generally	59

	2.9.2	Capital Requirements	59

	2.9.3	Certificates for Reimbursement	60

	2.9.4	Delay in Requests	60

	2.9.5	Inability to Determine LIBOR	60

	2.9.6	Laws Affecting LIBOR Availability	60

2.10	Purpose		61

2.11	Mechanics of Payments: Borrower Payments		61

	2.11.1	Manner of Making Payments	61

	2.11.2	Payments by Borrower; Presumptions by Administrative Agent	61

	2.11.3	Disbursements from Administrative Agent to Lenders	62

	2.11.4	Sharing of Payments by Lenders	62

	2.11.5	Payments or Documentation Due on Non-Business Days	63

2.12	Mechanics of Payments; Lender Payments		63

	2.12.1	Funding by Lenders; Presumption by Administrative Agent	63

2.13	Taxes		63

	2.13.1	Payments Free of Taxes	63

	2.13.2	Payment of Other Taxes by the Borrower	64

	2.13.3	Indemnification	64

	2.13.4	Evidence of Payments	64

	2.13.5	Status of Lenders	64

	2.13.6	Treatment of Certain Refunds	65

	2.13.7	Survival	66

2.14	Mitigation Obligations; Replacement of Lenders		66

	2.14.1	Designation of a Different Lending Office	66

	2.14.2	Replacement of Lenders	66

2.15	Defaulting Lenders.		67

	2.15.1	Defaulting Lender Adjustments.	67

	2.15.2	Defaulting Lender Cure.	70

	2.15.3	New Swingline Loans/Letters of Credit	70

2.16	Termination of Defaulting Lender.		70

2.17	Cash Collateral.		71

2.18	Extension of Maturity Date		72

2.19	Refinancing Facilities		74

	2.19.1	Term Facility Refinancing	74

	2.19.2	Revolver Refinancing	75

ARTICLE 3	LETTERS OF CREDIT		77

3.1	Letters of Credit		77

	3.1.1	Commitment to Issue Letters of Credit.	77

	3.1.2	Reimbursement Obligations	78

	3.1.3	Limitation on Amount.	78

	3.1.4	Obligations Absolute	78

	3.1.5	Reliance by Issuing Bank	79

	3.1.6	Fees	79

	3.1.7	Participation by Lenders	79

	3.1.8	Standard of Conduct	80

	3.1.9	Cash Collateral Account.	80

	3.1.10	Obligations Secured	80

3.2	Resignation of Issuing Bank.		81

ARTICLE 4	CONDITIONS TO FUNDINGS AND ISSUANCE OF LETTERS OF CREDIT		81

4.1	Conditions to Initial Funding		81

	4.1.1	Specified Closing Representations	81

	4.1.2	Company Material Adverse Effect	81

	4.1.3	Indebtedness	81

	4.1.4	Merger; Acquisition of Company	81

	4.1.5	Closing Date Deliverables	82

	4.1.6	Perfection of Security Interests - Commercially Reasonable Efforts	84

	4.1.7	Payment of Fees and Costs	85

	4.1.8	Patriot Act	85

4.2	Requirements for Each Loan/Letter of Credit		85

	4.2.1	No Default.	85

	4.2.2	Borrowing Notice/Request for Letter of Credit	85

	4.2.3	Compliance with Other Senior Debt Documents	85

	4.2.4	Representations and Warranties.	85

	4.2.5	Method of Certifying Certain Conditions	86

4.3	Post-Closing Requirements		86

ARTICLE 5	REPRESENTATIONS AND WARRANTIES		86

5.1	Status		86

	5.1.1	Organization and Qualification	86

	5.1.2	Capitalization	86

	5.1.3	Stock Ownership	87

5.2	Power and Authority; Enforceability		87

5.3	No Violation of Agreements; Absence of Conflicts		87

5.4	Recording, Enforceability and Consent		88

5.5	Lines of Business		88

5.6	Security Interest in Collateral		88

5.7	Litigation; Compliance with Laws; OFAC Requirements		89

	5.7.1	Litigation	89

	5.7.2	Laws; FCPA	89

	5.7.3	Sanctioned Persons; Patriot Act	89

	5.7.4	Anti-Corruption Policies	90

5.8	No Burdensome Agreements; Material Agreements.		90

5.9	Condition of Property.		90

5.10	Licenses; Intellectual Property		90

5.11	Title to Properties; Liens		91

5.12	Management Agreements		91

5.13	Financial Statements and Projections		91

	5.13.1	Financial Statements	91

	5.13.2	Undisclosed Liabilities	91

	5.13.3	Absence of Material Adverse Change	91

	5.13.4	Projections	92

5.14	Tax Returns and Payments; Other Fees		92

5.15	Fiscal Year		92

5.16	Federal Reserve Regulations		92

5.17	Investment Company Act.		93

5.18	[Reserved]		93

5.19	Compliance with ERISA and Applicable Foreign Law		93

	5.19.1	Plans	93

	5.19.2	Favorable Determination Letters	93

	5.19.3	Compliance	93

	5.19.4	Absence of Certain Conditions	93

	5.19.5	Absence of Certain Liabilities	94

	5.19.6	Foreign Plans	94

5.20	Accuracy and Completeness of Disclosure.		95

5.21	Adequacy of Capital; Solvency; Status of Parent		95

5.22	Absence of Restrictive Provisions		95

5.23	Environmental Compliance		95

5.24	Labor Matters		96

5.25	Brokers		97

5.26	Existing Indebtedness		97

5.27	Designation as Senior Debt		97

ARTICLE 6	REPORTING REQUIREMENTS AND NOTICES		97

6.1	Financial Data and Reporting Requirements; Notice of Certain Events.		98

	6.1.1	Delivery of Quarterly Financial Statements	98

	6.1.2	Delivery of Annual Financial Statements; Accountants’ Certification	98

	6.1.3	Delivery of Officer’s Compliance Certificates	99

	6.1.4	Auditors’ Reports	99

	6.1.5	SEC Filings, Etc.	99

	6.1.6	Annual Budget.	100

6.2	Notice of Defaults.		100

6.3	Notice of Disputes and Other Matters		101

	6.3.1	Certain Litigation	101

	6.3.2	Conditions Affecting Collateral	101

	6.3.3	Material Adverse Change	101

	6.3.4	Nuvectra Spinoff	101

	6.3.5	Change in Rating	101

6.4	ERISA Notices and Foreign Plan Notices.		101

6.5	Intellectual Property		102

6.6	Miscellaneous		103

6.7	Authorization of Third Parties to Deliver Information		103

ARTICLE 7	FINANCIAL COVENANTS		103

7.1	Interest Coverage Ratio		103

7.2	Total Net Leverage Ratio		104

7.3	Additional Provisions Respecting Calculation of Financial Covenants		104

	7.3.1	Source of Information	104

	7.3.2	Treatment of Acquisitions and Dispositions	104

	7.3.3	Changes in GAAP	105

	7.3.4	Reconciliation	105

	7.3.5	Pro Forma Calculations	106

ARTICLE 8	BUSINESS COVENANTS		106

8.1	Indebtedness		106

	8.1.1	In General	106

	8.1.2	Limitation on Incurrence	108

8.2	Liens; Licenses		108

	8.2.1	In General	108

	8.2.2	Negative Pledge	110

	8.2.3	Licenses	110

8.3	Investments, Loans, Acquisitions, Etc.		110

8.4	Restricted Payments		112

	8.4.1	Intercompany	112

	8.4.2	Ventures	112

	8.4.3	Permitted Stock Repurchases and Dividends	112

	8.4.4	Distributions in Connection with the Permitted Nuvectra Spinoff.	112

8.5	Sale-Leasebacks		112

8.6	Transactions with Affiliates.		113

8.7	Mergers and Dispositions.		113

	8.7.1	Consolidations and Mergers	113

	8.7.2	Sales and Other Dispositions	114

8.8	Management Arrangements		115

8.9	Existence		115

8.10	Compliance with Law		115

8.11	Payment of Taxes and Claims; Tax Returns		116

8.12	Tax Consolidation		116

8.13	Compliance with ERISA and applicable foreign law		116

8.14	Insurance		117

	8.14.1	Liability, Property Damage, Etc.	117

	8.14.2	PBGC	118

8.15	Maintenance of Properties		118

8.16	Maintenance of Records; Fiscal Year		118

8.17	Inspection		118

8.18	Exchange of Notes		119

8.19	Type of Business; Other Activities		119

8.20	Credit Ratings		119

8.21	Change in Documents		119

8.22	Payment of Subordinated Indebtedness		119

8.23	Compliance with Federal Reserve Regulations		120

8.24	Limitations on Certain Restrictive Provisions		120

8.25	Environmental Matters.		120

8.26	Corporate Separateness		121

8.27	Certain Obligations Respecting Subsidiaries		121

8.28	Certain Limitations on transactions with non-loan parties		122

8.29	Reset Provision		122

8.30	Certain Limitations on Activities of MAQUILADORA HOLDING SUBSIDIARIES		123

8.31	Designation as Senior Debt; GUARANTORS		123

8.32	Lines of Business		123

8.33	Further Assurances		123

8.34	Parent Business and Assets		124

ARTICLE 9	EVENTS OF DEFAULT		124

9.1	Events of Default		124

	9.1.1	Failure to Pay Principal or Reimbursement Obligations	124

	9.1.2	Failure to Pay Interest, Fees, Etc.	124

	9.1.3	Cross Default to Indebtedness	124

	9.1.4	Misrepresentations	124

	9.1.5	Certain Covenant Defaults	125

	9.1.6	Other Covenant Defaults	125

	9.1.7	Other Loan Document Defaults; Security	125

	9.1.8	Custody or Control of Assets	126

	9.1.9	Discontinuance of Business	126

	9.1.10	Insolvency	126

	9.1.11	Change of Control	126

	9.1.12	Subordination	126

	9.1.13	Swap Agreements	126

	9.1.14	Judgments.	127

9.2	Acceleration; Remedies		127

	9.2.1	Acceleration upon Insolvency	127

	9.2.2	Acceleration upon Other Defaults	127

	9.2.3	Remedies in General	127

9.3	Proceeds of Collateral		128

ARTICLE 10	AGENCY		129

10.1	Appointment and Authority.		129

10.2	Rights as a Lender		130

10.3	Exculpatory Provisions		130

	10.3.1	Limited Duties	130

	10.3.2	Further Limitations on Liability	131

10.4	Reliance by Administrative Agent		131

10.5	Delegation of Duties		132

10.6	Resignation of Administrative Agent		132

10.7	Non-Reliance on Administrative Agent and Other Lenders		133

10.8	Lead Arrangers; Co-Documentation Agents		133

10.9	Administrative Agent May File Proofs of Claim		134

10.10	Collateral and Guaranty Matters		134

10.11	No Reliance on Administrative Agent’s Customer Identification Program		135

10.12	No Advisory or Fiduciary Responsibility		136

ARTICLE 11	MISCELLANEOUS		136

11.1	Notices; Effectiveness; Electronic Communication.		136

	11.1.1	Notices Generally	136

	11.1.2	Electronic Communications	137

	11.1.3	Change of Address, Etc.	138

	11.1.4	Platform; MNPI	138

11.2	Survival of Representations		139

11.3	No Implied Waivers.		139

11.4	Severability		139

11.5	Amendments, Waivers and Consents		140

	11.5.1	In General	140

	11.5.2	Other Amendments	142

	11.5.3	Exception	142

11.6	Successors and Assigns		143

	11.6.1	Successors and Assigns Generally	143

	11.6.2	Assignments by Lenders	143

	11.6.3	Register	146

	11.6.4	Participations	146

	11.6.5	Limitations upon Participant Rights	147

	11.6.6	Certain Pledges	147

	11.6.7	Borrower Buybacks	147

	11.6.8	Disqualified Institutions	148

11.7	Calculations and Financial Data		149

11.8	Descriptive Headings.		150

11.9	Governing Law; Jurisdiction; Etc.		150

	11.9.1	Governing Law	150

	11.9.2	Submission to Jurisdiction	150

	11.9.3	Waiver of Venue	150

	11.9.4	Service of Process	151

11.10	Maximum Lawful Interest Rate		151

11.11	Right of Setoff.		151

11.12	Counterparts; Integration; Effectiveness; Electronic Execution		152

	11.12.1	Counterparts; Integration; Effectiveness.	152

	11.12.2	Electronic Execution of Assignments	152

11.13	Treatment of Certain Information; Confidentiality; Advertisement		152

	11.13.1	Confidentiality	152

	11.13.2	Information	153

	11.13.3	Advertisement	153

11.14	Expenses; Indemnity; Damage Waiver		154

	11.14.1	Costs and Expenses	154

	11.14.2	Indemnification by the Borrower	154

	11.14.3	Reimbursement by Lenders	155

	11.14.4	Waiver of Consequential Damages, Etc.	155

	11.14.5	Payments.	155

	11.14.6	Survival.	156

11.15	Certification of Amounts; Responsible Officers		156

	11.15.1	Certification of Amounts	156

	11.15.2	Responsible Officers	156

11.16	Termination of Security; Partial Release of Security		156

	11.16.1	Termination of Security.	156

	11.16.2	Banking Services Obligations and Swap Obligations	156

	11.16.3	Partial Release of Security.	156

11.17	Waiver of Jury Trial		157

11.18	Patriot Act Notice		157